Exhibit 10.13

SECOND AMENDED AND RESTATED INDENTURE

between

GTP ACQUISITION PARTNERS I, LLC

ACC TOWER SUB, LLC

DCS TOWER SUB, LLC

GTP SOUTH ACQUISITIONS II, LLC

GTP ACQUISITION PARTNERS II, LLC

GTP ACQUISITION PARTNERS III, LLC

as Obligors

and

The Bank of New York Mellon

as Indenture Trustee

dated as of July 7, 2011

Secured Tower Revenue Notes

i

v

EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE

Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE

Exhibit B-1	FORM OF TRANSFEREE CERTIFICATION FOR TRANSFERS OF BENEFICIAL INTERESTS IN RULE 144A GLOBAL NOTES

Exhibit B-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES

Exhibit B-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-4	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit B-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit B-6	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS

Exhibit C	FORM OF RENT ROLL

Exhibit D	FORM OF SUBORDINATION AND NON-DISTURBANCE AGREEMENT

Exhibit E	POWER OF ATTORNEY

Exhibit F	FORM OF INFORMATION REQUEST

Exhibit G	FORM OF SERVICER REPORT

Exhibit H	TITLE POLICY ENDORSEMENTS

Exhibit I	MORTGAGED SITES

Exhibit J	FORM OF JOINDER AGREEMENT

SECOND AMENDED AND RESTATED INDENTURE, dated as of July 7, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, this “Indenture”), between GTP Acquisition Partners I, LLC, a Delaware limited liability company (the “Issuer”), ACC Tower Sub, LLC, a Delaware limited liability company (“ACC”), DCS Tower Sub, LLC, a Delaware limited liability company (“DCS”), GTP South Acquisitions II, LLC, a Delaware limited liability company (“GTP South Sub”), GTP Acquisition Partners II, LLC, a Delaware limited liability company (“GTP Sub II”); GTP Acquisition Partners III, LLC, a Delaware limited liability company (“GTP Sub III” together with ACC, DCS, GTP South Sub and GTP Sub II the “Closing Date Asset Entities”; together with any entity that becomes a party hereto after the date hereof as an “Additional Asset Entity”, the “Asset Entities”; the Asset Entities and the Issuer, collectively, the “Obligors”), and The Bank of New York Mellon, as indenture trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Issuer and the Closing Date Asset Entities are parties to the Amended and Restated Indenture, dated as of May 25, 2007 (the “Existing Indenture”) with the Indenture Trustee; as amended by the Series Supplement, dated as of May 25, 2007, as further amended by the Series Supplement, dated as of March 11, 2011;

WHEREAS, pursuant to the Existing Indenture, the Issuer issued Series 2007-1 Class A-FX Notes, Series 2007-1 Class A-FL Notes, Series 2007-1 Class B Notes, Series 2007-1 Class C Notes, Series 2007-1 Class D Notes, Series 2007-1 Class E Notes, Series 2007-1 Class F Notes and Series 2007-1 Class G Notes (collectively, the “Series 2007-1 Notes”) on May 25, 2007;

WHEREAS, the parties to the Existing Indenture wish to amend and restate the Existing Indenture, effective as of the date set forth above, to read in its entirety as set forth herein;

WHEREAS, it is hereby agreed between the parties hereto and the Indenture Trustee, on behalf of the Noteholders, that in the performance of any of the agreements of the Issuer herein contained, any obligation the Obligors may thereby incur for the payment of money shall not be general debt on its part, but shall be secured by and payable solely from the Collateral (as defined herein), payable in such order of preference and priority as provided herein; and

WHEREAS, each Series will be constituted by this Indenture and a Series Supplement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Obligors and the Indenture Trustee agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. Except as otherwise specified in this Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture and each Indenture Supplement. In the event of a definitional conflict between this Indenture and an Indenture Supplement, the definition contained in the Indenture Supplement shall control.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Acceptable Manager” shall mean Global Tower, LLC, a wholly owned subsidiary of Global Tower Holdings, LLC and an affiliate of the Obligors, or, in the event of a termination of the Management Agreement with Global Tower, LLC, and upon receipt of a Rating Agency Confirmation, another reputable management company reasonably acceptable to the Servicer with experience managing sites similar to the Tower Sites, which shall be selected by the Issuer, so long as (i) no Event of Default has occurred and is continuing, or (ii) the Management Agreement has not been terminated for cause as provided therein. In all other circumstances such selection will be performed by the Servicer.

“Account Collateral” shall mean all of the Obligors’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Account Control Agreement” shall have the meaning ascribed to it in the Cash Management Agreement.

“Accounts” shall mean, collectively, the Lock Box Account, the Collection Account, the Sub-Accounts thereof and any other accounts pledged to the Indenture Trustee pursuant to this Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest that will accrue during each Interest Accrual Period at the applicable Note Rate on the Note Principal Balance of such Note outstanding immediately prior to the related Payment Date; provided, however, on or after the determination of a Value Reduction Amount, in determining the Accrued Note Interest with respect to any Note, an amount equal to the Value Reduction Amount shall be deemed to have reduced the Note Principal Balance of each Class of the Notes, in inverse order of alphabetical designation, and applied pro rata to each Note of such Class.

“Act” shall have the meaning ascribed to it in Section 15.03(a).

“Additional Asset Entity” shall have the meaning ascribed to it in the preamble hereto.

“Additional Issuer Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) reimbursements of expenses and indemnification payments to the Indenture Trustee under the Indenture and the other Transaction Documents and certain persons related to it as described under the Servicing Agreement and other Transaction Documents; and (iii) reimbursements and indemnification payments payable to the Servicer and certain persons related to it as described under the Servicing Agreement and other Transaction Documents. Additional Issuer Expenses shall not include reimbursements in respect of Advances.

“Additional Notes” shall have the meaning ascribed to it in Section 2.12(b).

“Additional Tower Site” shall have the meaning ascribed to in Section 2.12(a).

“Additional Obligor Tower Site” shall have the meaning ascribed to it in Section 2.12(a).

“Advance Interest” shall have the meaning ascribed to it in the Servicing Agreement.

“Advance Rents Reserve” shall have the meaning ascribed to it in Section 4.04.

“Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Advance Rents Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“Advances” shall mean Debt Service Advances and Servicing Advances.

“Affiliate” shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Allocated Note Amount” shall mean for (x) any Tower Site as of any date of determination $10,000 per Tower Site with the balance of the aggregate principal balance of the Notes Outstanding on the Initial Closing Date allocated to Tower Sites having a positive Annualized Run Rate Net Cash Flow for the month of February 2011, based on each such Tower Site’s share of the positive Annualized Run Rate Net Cash Flow as of such date for all Tower Sites having a positive Annualized Run Rate Net Cash Flow as of such date, and (y) for any Tower Site which is a replacement Site in connection with a property substitution, the aggregate Allocated Note Amount of all Tower Sites replaced by such Tower Site. In connection with the issuance of Additional Notes or in connection with the addition of Additional Tower Sites, the Allocated Note Amount for each Tower Site will be recalculated by the Manager using a similar methodology to that described in the preceding sentence.

“Allocation Agreement” shall mean the Proceeds Allocation Agreement, dated as of May 25, 2007, among the Servicer, the Indenture Trustee, the Obligors, Morgan Stanley Asset Funding Inc. and the other parties named therein.

“Amended Easement” shall have the meaning ascribed to it in Section 7.24(a)(iii).

“Amended Ground Lease” shall have the meaning ascribed to it in Section 7.23(a)(iii).

“Amortization Period” shall mean the period that will commence (i) as of the end of any calendar quarter, if the DSCR is less than the Minimum DSCR. Such Amortization Period will continue to exist until the end of any calendar quarter for which the DSCR exceeds the Minimum DSCR for two consecutive calendar quarters; or (ii) on the Anticipated Repayment Date for any Series, if the outstanding principal amount of the Notes of such Series have not been paid in full and continue until the Notes of such Series are repaid in full.

“Annual Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Annualized Net Cash Flow” shall mean, with respect to any Tower Site, the Net Cash Flow from such Tower Site during the full calendar months of ownership of such Tower Site by an Asset Entity, multiplied by 12 and divided by the number of full calendar months of ownership of such Tower Site by an Asset Entity.

“Annualized Run Rate Net Cash Flow” shall mean for any Tower Site, the Annualized Run Rate Revenue for such Tower Site, less the sum of (i) annualized current insurance expenses, real estate, personal and similar taxes (including payments in lieu of taxes), ground lease payments (if any) with respect to such Tower Site, and amounts payable to a Third-Party Owner under a Site Management Agreement, if applicable, (ii) trailing twelve (12) month expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, monitoring (excluding portfolio support personnel), and (iii) the Management Fee. For purposes of clause (ii) of this definition, for any Additional Tower Site or any Additional Obligor Tower Site, the calculation of the trailing twelve (12) month expenses shall be based on, at the time of the acquisition or completion of construction of such Tower Site and through 3 full calendar months thereafter, the Obligors’ annual budgeted expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, monitoring (excluding portfolio support personnel), and following the third (3rd) full calendar month following acquisition or completion of construction of such Tower Site and through the date that the Tower Site ceases to be an Unseasoned Tower Site, actual expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, monitoring (excluding portfolio support personnel) annualized based upon the number of full calendar months of ownership of such Tower Site.

“Annualized Run Rate Revenue” shall mean for any Tower Site, the annualized rent payable by Tenants for occupancy of a Tower Site at such time.

“Anticipated Repayment Date” with respect to each Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Applicable Procedures” shall mean, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Asset Entities” shall have the meaning ascribed to it in the preamble hereto.

“Asset Entity Interests” shall have the meaning ascribed to it in Section 8.01(a).

“Assets” shall mean the assets of the Asset Entities.

“Authorized Officer” shall mean (i) any director, Member, Manager or Executive Officer of the Issuer who is authorized to act for or on behalf of the Issuer in matters relating to the Issuer and (ii) for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuer and to be acted upon by the Manager pursuant to the Management Agreement, and who is identified on the list of Authorized Officers delivered by the Issuer to the Indenture Trustee and the Servicer on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Beneficial Owner” shall mean, with respect to any Series, the owner of a beneficial interest in a Global Note of such Series.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a legal holiday in the state of New York, the state where the primary servicing office of the Servicer is located or in which the corporate trust office of the Indenture Trustee is located, or any such day on which banking institutions in any such state are generally not open for the conduct of regular business.

“CapEx Budget” shall mean the annual budget for the Asset Entities taken as a whole covering the planned Capital Expenditures for the period covered by such budget. The CapEx Budget shall not include Capital Expenditures consisting of discretionary expenditures made to acquire fee or easement interests with respect to any Ground Lease Site or Easement Site, or non-recurring expenditures made to enhance the Operating Revenues of a Tower Site.

“Capital Expenditures” shall mean expenditures for Capital Improvements that, in conformity with GAAP, would not be included in the Asset Entities’ annual financial statements as an Operating Expense of the Tower Sites.

“Capital Improvements” shall mean capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Asset Entities.

“Cash Management Agreement” shall mean the Cash Management Agreement dated as of May 25, 2007 between the Obligors, the Indenture Trustee and the Manager.

“Cash Trap Condition” shall mean, as of the end of any calendar quarter (i) an Amortization Period is not then continuing and (ii) the DSCR is less than or equal to the Cash Trap DSCR, and will continue to exist until the DSCR exceeds the Cash Trap DSCR for two consecutive calendar quarters or until an Amortization Period commences.

“Cash Trap DSCR” shall mean a DSCR less than or equal to 1.30 to 1.0.

“Cash Trap Reserve” shall have the meaning ascribed to it in Section 4.06.

“Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.06.

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms. The respective Classes of Notes are designated under Series Supplements.

“Class Principal Balance” shall mean, as of any date of determination, the aggregate Outstanding principal balance of all Notes of such Class on such date. The Class Principal Balance of each Class of Notes may be increased by the issuance of Additional Notes of such Class. The Class Principal Balance of each Class of Notes will be reduced by the amount of any principal payments made to the Holders of the Notes of such Class.

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” with respect to a Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any property which is the subject of a Grant in favor of the Indenture Trustee pursuant to any Transaction Document.

“Collection Account” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Account Bank” shall have the meaning ascribed to it in Section 3.01(a).

“Collection Period” shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(vii).

“Condemnation Proceeds” shall mean, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Notes” shall have the meaning ascribed to it in Section 2.12(b).

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Controlling Class” shall mean, as of any date of determination, the Class of Notes with the lowest alphabetical designation, without regard to allocation to a particular Series, having a Class Principal Balance, net of any Value Reduction Amount then in effect and disregarding any Notes held by Affiliates of the Obligors, which is at least 25% of the aggregate Initial Class Principal Balance of such Class (including, with respect to any Additional Notes of such Class, the initial principal balance of such Additional Notes); provided that if no Class of Notes has a Class Principal Balance that satisfies such condition, then the Controlling Class will be the Class of Notes then outstanding with the highest alphabetical designation.

“Controlling Class Representative” shall have the meaning ascribed in Section 10.05.

“Corporate Trust Office” shall mean the principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 101 Barclay Street, Floor 4W, New York, New York, 10286, Attention: ABS Structured Finance Services Global Tower Series 2007-1, phone: 212-815-6438, fax: 212-815-3883; or at such other address the Indenture Trustee may designate from time to time by notice to the Noteholders and the Obligors, or the principal corporate trust office of any successor Indenture Trustee at the address designated by such successor Indenture Trustee by notice to the Noteholders and the Obligors.

“Debt Service Advance” shall mean the advance required to be made by the Servicer on the Business Day preceding each Payment Date in an amount equal to the excess of (i) the Monthly Payment Amount for such Payment Date over (ii) the amount of funds available to pay such amount in accordance with the distribution priorities set forth in Section 5.01(b) on such date.

“Debt Service Sub-Account” shall mean a Sub-Account of the Collection Account to reserve the amount required for payments of principal, Prepayment Consideration and interest due on the Notes in the manner required pursuant to Section 5.01(a).

“Deeds of Trust” shall mean, collectively, (i) the Deeds of Trust, Assignments, Security Agreements and Financing Statements, (ii) the Mortgages, Assignments, Security Agreements and Financing Statements, and (iii) the Deeds to Secure Debt, Assignments, Security Agreements and Financing Statements from the Asset Entities, constituting Liens on their respective Mortgaged Sites as Collateral for the Obligations as same have been, or may be, assigned, modified or amended from time to time.

“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.11(a).

“Deferred Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Definitive Note” shall have the meaning ascribed to it in Section 2.01(a).

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Determination Date” shall mean, with respect to any Payment Date, the last day of the related Collection Period.

“DSCR” shall mean, as of any date of determination, the ratio of the Net Cash Flow to the amount of interest that the Issuer will be required to pay over the succeeding twelve months on the principal balance of the Notes that will be Outstanding on the Payment Date following such date of determination, plus the amount of the Indenture Trustee Fee and Servicing Fee payable during such twelve month period.

“DTC Custodian” shall mean the Indenture Trustee, in its capacity as custodian of any Series or Class of Global Notes for DTC.

“DTC Participants” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

“Easement” shall mean, individually and collectively, the easement interests granted to the Asset Entities by the owner of an interest in the land.

“Easement Default” shall mean any breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Easement.

“Easement Site” shall mean each Tower Site, which is situated on land that one of the Asset Entities occupies pursuant to an Easement; provided that, (i) following termination or sale of an Easement pursuant to Section 7.24, “Easement Site” shall mean each of the Tower Sites that remain subject to an Easement and (ii) following a substitution, with respect to a Replacement Tower Site that will be subject to an Easement, “Easement Site” shall include such Replacement Tower Site and shall exclude the replaced Tower Site.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), which institution, in either case, has a combined capital and surplus of at least $100,000,000 and either has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation has been received.

“Eligible Bank” shall mean a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code.

“Enterprise Value” shall have the meaning ascribed to it in the Servicing Agreement.

“Environmental Laws” shall mean all present and future statutes, ordinances, codes, orders, decrees, laws, rules or regulations of any Governmental Authority pertaining to or imposing liability or standards of conduct concerning environmental protection (including, without limitation, regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Tower Sites including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any state superlien and environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any historic preservation or similar laws of any Governmental Authority relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person under common control with the first Person, within the meaning of Section 4001(a)(14) of ERISA.

“Estoppel” shall mean, with respect to a Ground Lease, a separate letter agreement from the applicable Ground Lessor that (i) confirms that the Ground Lessor is the owner of the underlying fee or leasehold estate, as applicable, and that the Ground Lease is in full force and effect and (ii) obligates the applicable Ground Lessor to provide to the Indenture Trustee and Servicer certain rights with respect to the Ground Lease including (a) notice of default by tenant and an opportunity to cure such default and (b) an opportunity to enter into a new Ground Lease on termination of the existing Ground Lease.

“Euroclear” shall mean the Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excess Cash Flow” means, with respect to any Payment Date, amounts remaining in the Debt Service Sub-Account on such Payment Date attributable to amounts deposited therein in respect of the preceding Collection Period and amounts deposited therein from the Cash Trap Reserve Sub-Account after allocations and/or payments of all amounts required to be paid on such Payment Date pursuant to Section 5.01(b)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Tower Sites” shall have the meaning ascribed to it in Section 15.19.

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Executive Vice President, any Senior Vice President, the Chief Accounting Officer, the Secretary or the Treasurer of such corporation or limited liability company and, with respect to any partnership, any individual general partner thereof or, with respect to any other general partner, any officer of such general partner.

“Expense Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05.

“Financial Statements” shall mean in relationship to the Issuer, its consolidated statements of operations and members’ equity, statements of cash flow and balance sheets.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Global Notes” shall mean Rule 144A Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Governmental Tenant Leases” shall mean Tenant Leases with any federal or state government or other political subdivision thereof.

“Grant” shall mean to create a security interest in, or to mortgage, any property now owned or at any time hereafter acquired or any right, title or interest that may be acquired in the future.

“Ground Lease Default” shall mean a breach or default or event that with the giving of notice or passage of time would constitute a breach or default under a Ground Lease.

“Ground Lease Site” shall mean a Tower Site, which is situated on land that one of the Asset Entities leases (or subleases) pursuant to a Ground Lease including leases or subleases in connection with a Managed Site, as well as any future Ground Leases with respect to Replacement Tower Sites.

“Ground Leases” shall mean, individually and collectively, a ground lease interest granted to an Asset Entity by the owner of a fee interest in the land; provided that “Ground Leases” shall not refer to any ground lease where any of the Asset Entities is the landlord under such lease.

“Ground Lessors” shall mean the landlords under the Ground Leases.

“Guaranteed Obligation” shall have the meaning ascribed to it in Section 16.01.

“Guarantor” shall mean GTP Holdco I, LLC, a Delaware limited liability company.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Asset Entities’ tenant’s, or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holdco Guaranty” shall mean the guaranty pursuant to which the Guarantor will guarantee all of the payment and other Obligations of the Obligors.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Holdings” shall mean Global Tower Holdings, LLC, a Delaware limited liability company.

“Impositions” shall mean (i) all real estate and personal property taxes (net of abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites applicable to and actually received or credited during the corresponding period), and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a Governmental Authority upon any of the Tower Sites or the rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such Governmental Authority with respect to any of the foregoing and (ii) all rent and other amounts payable by the Asset Entities under each of the Ground Leases pertaining to a Ground Lease Site and Easements pertaining to an Easement Site. Impositions shall not include (x) any sales or use taxes payable by the Issuer, (y) taxes payable by tenants or guests occupying any portions of the Tower Sites, or (z) taxes or other charges payable by any Manager unless such taxes are being paid on behalf of the Issuer.

“Impositions and Insurance Reserve” shall have the meaning ascribed to it in Section 4.03.

“Impositions and Insurance Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.03.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Tower Sites and owned by any of the Asset Entities.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by cash), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Supplement” shall mean an indenture supplemental to this Indenture.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Trustee Fee” shall mean the fee to be paid monthly in arrears on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee.

“Indenture Trustee Report” shall have the meaning ascribed to it in Section 11.11(d).

“Independent” shall mean, when used with respect to any specified Person, that such Person (a) is in fact independent of the Obligors, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Obligors, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 15.01 made by an Independent certified public accountant or other expert appointed by an Issuer Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Indenture and that the signer is Independent within the meaning thereof.

“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, the aggregate initial principal balance of all Notes of that Class Outstanding on the date of issuance; provided that upon the payment in full of all Notes of a particular Series such Notes shall no longer be included in the “Initial Class Principal Balance” of the relevant Class.

“Initial Closing Date” shall mean May 25, 2007, the Closing Date for the Series 2007-1 Notes issued hereunder.

“Initial Purchasers” with respect to a particular Series, shall have the meaning ascribed to it in the applicable Series Supplement.

“Institutional Accredited Investor” shall mean an “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Insurance Premiums” means the annual insurance premiums for the Insurance Policies required to be maintained by the Asset Entities with respect to the Tower Sites under Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.

“Interest Accrual Period” shall mean, for each Payment Date, the period from and including the 15th calendar day of the preceding month (or, with respect to the initial such period for a Series, the Closing Date for such Series) to but excluding the 15th calendar day of the month in which such Payment Date occurs.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Guarantor, Manager, Issuer or any of the direct or indirect subsidiaries of the Issuer is a debtor or any Assets of any such entity, any Tenant Leases, any portion of the Tower Sites, and/or any Collateral is property of the estate therein.

“Issuer” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Order” and “Issuer Request” shall mean a written order or request signed in the name of the Issuer by any one of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Issuer Party” or “Issuer Parties” shall have the meaning ascribed to it in Section 8.01.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit J.

“Knowledge” whenever used in this Indenture or any of the Transaction Documents, or in any document or certificate executed pursuant to this Indenture or any of the Transaction Documents, (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“Lien” shall mean, with respect to any property or assets, any lien, hypothecation, encumbrance, assignment for security, charge, mortgage, pledge, security interest, conditional sale or other title retention agreement or similar lien.

“Liquidated Tower Replacement Account” shall have the meaning ascribed to it in Section 7.31.

“Liquidation Expenses” shall mean all customary and reasonable out-of-pocket costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of the Guarantor, the Issuer, the Asset Entities, any of their respective Assets, any Tenant Leases, Tower Sites, or any Collateral and the proceeds of any of the foregoing (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes, appraisal fees and fees in connection with the preservation and maintenance of any of the foregoing).

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidation Proceeds” shall mean all cash amounts (other than Insurance Proceeds or Condemnation Proceeds) received by the Indenture Trustee in connection with: (a) the full, discounted or partial liquidation of a Tower Site, the Guarantor, the Issuer, the Asset Entities, any of their respective Assets, any Tenant Lease, or any Collateral constituting security for the Notes or the Holdco Guaranty or any proceeds of any of the foregoing following default, through the Servicer’s sale, foreclosure sale or otherwise, exclusive of any portion thereof required to be released to the grantor of any such Collateral or owner of such Assets in accordance with applicable law and/or the terms and conditions of this Indenture or the other Transaction Documents; or (b) the realization upon any deficiency judgment obtained against such Person.

“Lock Box Account” shall mean the lock box account established by the Issuer into which Tenants shall have been directed to pay all Rents and other sums owed to the Asset Entities, and into which the Obligors will deposit all Receipts pursuant to Section 7.14.

“Lock Box Bank” shall mean the bank at which the Lock Box Account is maintained.

“Loss Proceeds” shall mean, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the purpose of maintaining the Tower Sites or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to the Tower Sites, but shall exclude discretionary expenditures made to acquire fee or easement interests with respect to any Ground Lease Site or Easement Site and non-recurring capital expenditures made solely to enhance the Operating Revenues of a Tower Site such as to accommodate expansion for additional tenant equipment.

“Managed Site” shall mean all Tower Sites that do not constitute Owned Tower Sites, that are tower, rooftop or land sites, owned by third parties, on which an Asset Entity leases the space on which a wireless communications tower is located and receives a commission or other compensation and subleases such space to users of such tower or will have a right to broker such leases to such users in exchange for a portion of the revenues generated by such leases pursuant to a lease, management or similar agreement.

“Management Agreement” shall mean the Management Agreement between the Manager and the Obligors dated as of May 25, 2007.

“Management Fee” shall have the meaning ascribed to it in the Management Agreement.

“Manager” shall mean the manager described in the Management Agreement or an Acceptable Manager as may hereafter be charged with management of the Asset Entities in accordance with the terms and conditions hereof.

“Master Agreement” shall have the meaning ascribed to it in the Management Agreement.

“Material Adverse Effect” shall mean, (i) a material adverse effect (which may include economic or political events) upon the business, operations, or condition (financial or otherwise) of the Obligors and the Guarantor (taken as a whole), or (ii) the material impairment of the ability of the Obligors and the Guarantor (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), or (iii) a material adverse effect on the use, value or operation of the Tower Sites (taken as a whole), provided, however that if 5% or more of the Annualized Run Rate Revenue derived from the Tower Sites (taken as a whole) are materially and adversely affected, then a Material Adverse Effect shall be deemed to exist. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would then result in a Material Adverse Effect (taking into account the benefit of any Title Policy or Insurance Policies).

“Material Agreement” shall mean the Site Management Agreements and any contract or agreement, or series of related agreements, by any Asset Entity or the Issuer relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Tower Sites under which there is an obligation of an Obligor, in the aggregate, to pay, or under which any Obligor receives in compensation, more than $250,000 per annum, excluding (i) the Management Agreement, and (ii) any agreement which is terminable by an Obligor on not more than sixty (60) days’ prior written notice without any fee or penalty.

“Material Tenant Lease” shall mean any Tenant Lease, or series of related Tenant Leases, by any Tenant (and such Tenant’s Affiliates) of space at one or more of the Tower Sites which (i)(a) provides for annual rent or other payments in an amount equal to or greater than $250,000, and (b) may not be cancelled by the applicable Tenant (or related Affiliate) on thirty (30) days’ notice without payment of a termination fee, penalty or other cancellation fee, (ii) obligates any of the Asset Entities to make any improvements to the Tower Sites either directly or through cash allowances (including, without limitation, free rent, tenant improvement allowances, or landlord’s construction work) to the applicable Tenant (and related Affiliates) in excess of $100,000, or (iii) is a ground lease or easement where any of the Asset Entities is the landlord under such ground lease or grantor under such easement, as applicable.

“Member” shall mean, individually or collectively, any entity which is now or hereafter becomes the managing member of any of the Issuer or the Asset Entities under such Persons’ limited liability company operating agreement (other than the sole member of any single member limited liability company).

“Member Organizations” shall mean direct account holders at Euroclear and Clearstream.

“Minimum DSCR” shall mean a DSCR of 1.15 to 1.0.

“Monthly Operating Expense Amount” shall mean, for any calendar month, the aggregate of the budgeted Operating Expenses of each Asset Entity for such calendar month (exclusive of the Management Fee, for so long as the Manager is an Affiliate of the Asset Entities, and expenses covered by the Impositions and Insurance Reserve Sub-Account). For each calendar year thereafter, the budgeted Operating Expenses in respect of (i) rent under Ground Leases will be increased in accordance with the terms of the applicable Ground Lease, (ii) Insurance Premiums will be increased in accordance with the terms of the applicable Insurance Policies, (iii) property taxes will be increased in accordance with applicable law, (iv) audit fees related to the Asset Entities will be increased in accordance with the terms of the applicable audit engagement agreement and (v) all other budgeted annualized Operating Expenses for the Asset Entities (excluding the Management Fee), in the aggregate, will be increased by not more than 3.0% per annum.

“Monthly Payment Amount” shall mean, for any Payment Date, the amount of accrued interest on the Notes due and payable on such Payment Date in respect of the related Interest Accrual Period in respect of the Notes at the applicable Note Rate.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Sites” and “Mortgaged Site” shall mean, collectively, or individually, the properties (including land and Improvements) described in Exhibit I, and all related facilities, owned by the Asset Entities and which shall be encumbered by and are more particularly described in the respective Deeds of Trust; provided that, (i) following a Release, “Mortgaged Sites” shall mean each of the Mortgaged Sites that remain encumbered by the Deeds of Trust as Collateral for the Notes, (ii) following a Substitution, “Mortgaged Sites” shall include the Replacement Property and shall exclude the Substituted Property and (iii) following the addition of Tower Sites that are Owned Tower Sites pursuant to Section 2.12 that are encumbered by a Deed of Trust, shall include such additional Owned Tower Sites.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Cash Flow” shall mean, as of any date of determination, the Net Operating Income for the trailing twelve (12) calendar month period ended as of the most recently ending calendar month for which monthly Financial Statements have been required to be delivered pursuant to Section 7.02 (a) (iv), less the Management Fee for such period; provided that (x) for any period prior to and during the first 3 full calendar months following acquisition of a Tower Site, Net Cash Flow for such Tower Site shall be equal to the Annualized Run Rate Net Cash Flow of such Tower Site, (y) following the third (3rd) full calendar month of ownership of such Tower Site and through the date that the Tower Site ceases to be an Unseasoned Tower Site, Net Cash Flow for such Tower Site shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Tower Site, less the Management Fee allocable to such Tower Site, annualized based upon such period of ownership, and (z) in connection with calculating the DSCR in connection with a termination or sale permitted under Sections 7.10, 7.23(a), 7.24(a), 7.25(a) and 7.33, Net Cash Flow for such Tower Site shall be equal to the Net Operating Income attributable to such Tower Site annualized based upon the trailing 3 calendar months ended as of the most recently ending calendar month for which monthly Financial Statements have been required to be delivered pursuant to Section 7.02(a)(iv) immediately prior to the proposed date of termination or sale, less the Management Fee allocable to such Tower Site annualized based upon such period of time.

“Net Operating Income” shall mean, for any period, the amount by which Operating Revenues exceed Operating Expenses (excluding the Management Fee, interest, income taxes, depreciation, accretion, amortization, impairment and gain/loss on sale or disposal of assets) for such period; provided that (x) for any period prior to and during the first three full calendar months following acquisition of any Unseasoned Tower Site, Net Operating Income attributable to such Tower Site shall be equal to the Annualized Run Rate Revenue of such Tower Site less the sum of (i) annualized current insurance expenses, real estate and similar taxes (including payments in lieu of taxes), ground lease payments (if any) and amounts payable to any Third Party Owner under a Site Management Agreement (if applicable) with respect to such

Tower Site and (ii) the Obligors’ annual budgeted expenses in respect of such Tower Site, including expenses for maintenance (including Maintenance Capital Expenditures), utilities, monitoring (excluding portfolio support personnel), and (y) following the third full calendar month of ownership of such Tower Site and through the date that the Tower Site ceases to be an Unseasoned Tower Site, Net Operating Income attributable to such Tower Site shall be equal to the Net Operating Income attributable to such Tower Site annualized based upon the number of full calendar months of ownership of such Tower Site.

“Nonrecoverable Advance” shall mean any Nonrecoverable Debt Service Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable Debt Service Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Debt Service Advance previously made or to be made in respect of the Notes that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or from any funds on deposit in the Collection Account. In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Tenant Leases, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lock Box Account attributable to the Tenant Leases and the Collection Account and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination will be conclusive and binding on the Noteholders and, if such determination was made by the Servicer or the Indenture Trustee, in either case so long as it was made in accordance with the Servicing Standard.

“Nonrecoverable Servicing Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Servicing Advance previously made or to be made in respect of the Notes or a Tower Site that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or such Tower Site or from any funds on deposit in the Collection Account. In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Tenant Leases, the direct and indirect equity interests in the Asset Entities, available cash on deposit in the Lock Box Account attributable to the Tenant Leases and the Collection Account and the net proceeds derived from any of the foregoing. The relevant party may update or change its nonrecoverability determination at any time. Any such determination will be conclusive and binding on the Noteholders and, if such determination was made by the Servicer, or the Indenture Trustee, in either case so long as it was made in accordance with the Servicing Standard.

“Note Owners” shall mean, with respect to any Book-Entry Note, the Person who is the beneficial owner of such Note as reflected on the books of the Depositary or on the books of a Depositary Participant or on the books of an indirect participating brokerage firm for which a Depositary Participant acts as agent.

“Note Principal Balance” shall mean, for any individual Note as of any date of determination, the initial principal balance of such Note on the date of issuance of such Note, as set forth on the face thereof, less any payment of principal made in respect of such Note up to and including such determination date.

“Note Rate” with respect to any Note, shall mean the interest rate applicable thereto as set forth in the Series Supplement pursuant to which such Note was issued.

“Note Register” and “Note Registrar” shall mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Notes” shall mean the notes issued by the Issuer pursuant to this Indenture and the Series Supplements.

“Obligations” shall mean the principal amount of the Outstanding Notes, accrued interest thereon and all other obligations, liabilities and indebtedness of every nature to be paid or performed by the Guarantor or any of the Obligors under the Transaction Documents, including fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Guarantor or any of the Obligors, and the performance of all other terms, conditions and covenants under the Transaction Documents.

“Obligors” shall have the meaning ascribed to it in the preamble hereto.

“Offering Memorandum” shall mean any offering memorandum pursuant to which Notes are offered and sold by the Issuer.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuer, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 15.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operating Budget” shall mean, for any period, the budget for the Asset Entities taken as a whole setting forth an estimate of all Operating Expenses of the Asset Entities and any other expenses for the Tower Sites owned by the Asset Entities for such period, as the same may be amended pursuant to Section 7.02(b).

“Operating Expenses” shall mean, for any period and without duplication, all direct costs and expenses of operating and maintaining the Tower Sites (including the Management Fee) determined in accordance with GAAP plus all Maintenance Capital Expenditures less (i) the cost of portfolio support personnel provided by the Manager and (ii) the impact on rent expense of accounting for ground and other Tower Site leases with fixed escalators on a straight-line basis as required under GAAP, as compared to a billed and earned basis, as in effect during such period. Operating Expenses do not include discretionary capital expenditures made to acquire a fee interest or a long-term easement in a Tower Site or to otherwise enhance the Operating Revenues of a Tower Site.

“Operating Revenues” shall mean, for any period, all revenues of the Asset Entities from operation of the Tower Sites or otherwise arising in respect of the Tower Sites that are properly allocable to the Tower Sites for such period in accordance with GAAP less the impact on revenue of accounting for Tenant Leases with fixed escalators on a straight-line basis as required under GAAP, as compared to a billed and earned basis.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 15.01.

“Other Company Collateral” shall have the meaning ascribed to it in Section 14.01.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Tower Site Acquisition Fee and the Tower Site Release/Substitution Fee.

“Outstanding” shall mean, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(a) Notes theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuer) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee);

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided, however, that in determining whether the Holders of the requisite Outstanding Class Principal Balance of all Classes of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any Transaction Document, Notes owned by the Issuer, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee knows to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Obligor, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Owned Fee Site” shall mean Tower Sites situated on land owned by an Asset Entity in fee.

“Owned Tower Site” shall mean, collectively, the Owned Fee Sites, the Ground Lease Sites and the Easement Sites.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Paying Agent” shall initially be (x) the Indenture Trustee, who is hereby authorized by the Issuer to make payments as agent of the Issuer to and payments from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuer, or (y) any successor appointed by the Indenture Trustee who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Collection Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall mean the 15th calendar day of each month or, if any such day is not a Business Day, the next succeeding Business Day; provided that the initial Payment Date for any Series may be specified in the applicable Series Supplement.

“Percentage Interest” shall mean, with respect to any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is the Class Principal Balance of the Class to which such Note belongs on such date.

“Permitted Encumbrances” shall mean, collectively, (i) Liens created pursuant to the Transaction Documents; (ii) Liens for taxes, assessments, governmental charges, levies or claims not yet due or which are being contested in good faith by appropriate proceedings; (iii) zoning, subdivision and building laws and regulations of general application to the Tower Sites; (iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (1)

arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings or (2) for which the Asset Entities are adequately indemnified by another party (other than an Affiliate); (v) with respect to a Ground Lease Site or an Easement Site, the interests of the owner or lessor thereof; (vi) easements, rights-of-way, licenses, restrictions, encroachments and other similar encumbrances incurred in the ordinary course of the business of the Asset Entities or, with respect to any Tower Site, existing on the date of the acquisition of such Tower Site, which, in the aggregate, do not materially (1) interfere with the ordinary conduct of the business of the Asset Entities, taken as a whole, or (2) impair the use or operations of the interest of the Asset Entity in such Tower Site; (vii) Liens arising in connection with any Remedial Work (as to the Asset Entities) not in excess of $500,000 in an aggregate amount at any time outstanding, with respect to which a cash reserve in an amount equal to the remediation costs has been provided for and funded; (viii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements; (ix) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet delinquent thereunder; (x) Liens on real property that is leased or occupied pursuant to an easement created or caused by an owner or lessor thereof or arising out of the fee interest therein; (xi) licenses, sublicenses, leases or subleases granted by the Asset Entities in the ordinary course of their businesses and not materially interfering with the conduct of the business of the Asset Entities; (xii) Liens incurred or created in the ordinary course of business on cash and cash equivalents to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; (xiii) Liens securing the payment of judgments which do not result in an Event of Default and which are being appealed and contested in good faith, have been adequately bonded pending such appeal and with respect to which enforcement has been stayed; and (xiv) Liens affecting any interest in a Tower Site that are insured over by a Title Policy.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA which is subject to Title I of ERISA, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or provisions under any Similar Laws and an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement.

“Post-ARD Additional Interest” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Additional Interest Rate” shall have the meaning ascribed to it in Section 2.10.

“Post-ARD Note Spread” for each Class and Series of the Notes, shall have the meaning ascribed to it in the Series Supplement for such Series

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(c).

“Prepayment Consideration” shall mean any Yield Maintenance paid in connection with a principal prepayment on, or other early collection of principal of, any Class of Notes.

“Prepayment Lockout Period” shall mean for any Series, the period specified as such in the Series Supplement for such Series, or, if not so specified, the period ending on but excluding the second (2nd) anniversary of the Closing Date of such Series.

“Prepayment Period” shall mean for any Series, the period specified as such in the Series Supplement for such Series.

“Prime Rate” shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Indenture Trustee, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Indenture Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Indenture Trustee in its sole discretion and the Indenture Trustee shall notify the Servicer in writing of its selection.

“Principal Payment Amount” shall mean, with respect to each Payment Date and when no Amortization Period is in effect and no Event of Default has occurred and is continuing, the amount required to be applied pursuant hereto as a mandatory prepayment of principal of the Notes on such date.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A under the Securities Act.

“Quarterly Advance Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Rated Final Payment Date” with respect to any Series, shall have the meaning ascribed to it in the Series Supplement for such Series.

“Rating Agencies” shall mean, with respect to any action or event in regards to a Series of Notes, the rating agencies specified as such in the Series Supplement for such Series.

“Rating Agency Confirmation” shall have the meaning ascribed to it in applicable Series Supplement with respect to any transaction or matter in regards to any Series and Class of Note; provided that if such term is not specified in the Series Supplement with respect to a Series of Notes, then a “Rating Agency Confirmation” with respect to any transaction or matter in question concerning such Series of Notes shall mean confirmation from each Rating Agency that such transaction or matter will not result in a downgrade, qualification, or withdrawal of the then current ratings of any Class of Notes (or the placing of such Class on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rating Criteria” with respect to any Person, shall mean that (i) the short-term unsecured debt obligations of such Person are rated at least “P-1” by Moody’s, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “Aa2” by Moody’s, if deposits are held by such Person for a period of one month or more.

“Receipts” shall mean all revenues, receipts and other payments to the Asset Entities of every kind arising from their ownership, operation or management of the Tower Sites, including without limitation, all warrants, stock options, or equity interests in any tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Tower Sites received by or on behalf of such Asset Entities in lieu of rent or other payment, but excluding, (i) any amounts received by or on behalf of such Asset Entities and required to be paid to any Person (other than to an Affiliate of the Issuer) as management fees, brokerage fees, fees payable to the owner of a Managed Site or similar fees or reimbursements, (ii) any other amounts received by or on behalf of such Asset Entities that constitute the property of a Person other than an Asset Entity (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of such Asset Entities) and (iii) security deposits received under a Tenant Lease, unless and until such security deposits are applied to the payment of amounts due under such Tenant Lease.

“Record Date” shall mean with respect to payments made on any Payment Date, the close of business on the last Business Day of the month immediately preceding the month in which such Payment Date occurs and with respect to payments made on any other date such date as shall be established by the Indenture Trustee in respect thereof.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Series and Class of Notes, a single global Note representing such Series and Class offered and sold outside the United States in reliance on Regulation S, a single global Note, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend.

“Regulation S Legend” shall mean, with respect to any Series and Class of Notes, a legend generally to the effect that such Series and Class of Notes may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person prior to the date that is 40 days following the later of the commencement of the offering of the Notes and the Closing Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Release Date” shall mean, with respect to any Series of Notes, the date that is 40 days following the later of (i) the Closing Date for such Series and (ii) the commencement of the initial offering of such Notes in reliance on Regulation S.

“Release Price” shall mean, in relation to the disposition of a Tower Site, an amount equal to the greater of (i) the sum of (x) 125% of the Allocated Note Amount of such Tower Site and (y) the amount of funds needed to pay the Indenture Trustee and the Servicer all amounts then due to each of them hereunder and under the other Transaction Documents above the then distributable amounts currently on deposit in the Collection Account and (ii) such amount as will result in the DSCR following the proposed disposition being equal to or greater than the DSCR immediately prior to the disposition, plus the amount of funds needed to pay the Indenture Trustee and the Servicer all amounts then due to each of them hereunder and under the other Transaction Documents above the then distributable amounts currently on deposit in the Collection Account.

“Remaining Term” shall mean, with respect to any Tenant Lease on any date of determination, that portion of the term of such Tenant Lease as from such date of determination that will end on the date that is the date as of which the Tenant Lease would expire if the Tenant provided the required written notice of its intent not to renew such Tenant Lease to the applicable Asset Entity as of such date.

“Remedial Work” shall mean any investigation, site monitoring, cleanup or other remedial work of any kind required to be performed by any Asset Entity under applicable Environmental Laws because of or in connection with any presence or release of any Hazardous Materials on, under or from any Tower Site.

“Rent Roll” shall mean, collectively, a rent roll for each of the Tower Sites certified by the Issuer and substantially in the form of Exhibit C.

“Rents” shall mean the monies owed to the Asset Entities by the Tenants pursuant to the Tenant Leases.

“Replacement Tower Site” shall have the meaning ascribed to it in Section 7.32.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c).

“Reserve Sub-Account” shall mean the Sub-Accounts of the Collection Account established by the Issuer with the Indenture Trustee for the purpose of holding funds in the Reserves including: (a) the Impositions and Insurance Reserve Sub-Account, (b) the Cash Trap Reserve Sub-Account, (c) the Advance Rents Reserve Sub-Account, (d) the Expense Reserve Sub-Account and (e) the Debt Service Sub-Account.

“Reserves” shall mean the reserves held by or on behalf of the Indenture Trustee pursuant to this Indenture or the other Transaction Documents, including without limitation, the reserves established pursuant to Article IV.

“Responsible Officer” shall mean, when used with respect to the Indenture Trustee, any officer within the ABS corporate trust department of the Indenture Trustee,

including any trust officer or any other officer of the Indenture Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture and when used with respect to an Obligor, shall mean an Executive Officer of the Issuer.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b).

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Series and Class of Notes, a single global Note representing such Series and Class, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes pursuant to Rule 144A.

“Scheduled Defeasance Payments” shall mean with respect to a particular Series, payments on or prior to, but as close as possible to (i) each Payment Date after the date of defeasance and through and including the first Payment Date that occurs prior to the Prepayment Period for such Series in amounts equal to the scheduled payments of interest on the Notes and payments of Indenture Trustee Fee, Workout Fees, Servicing Fees, Other Servicing Fees and any other amounts due and owing to the Servicer, if any, due on such dates under this Indenture and (ii) the first Payment Date that occurs prior to the Prepayment Period for such Series in an amount equal to the outstanding principal balance of each Class of Notes of such Series.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Semi-Annual Advance Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Series” shall mean a series of Notes issued pursuant to this Indenture and a related Indenture Supplement.

“Series 2007-1 Notes” shall have the meaning ascribed to it in the preamble hereto.

“Series Supplement” shall mean an Indenture Supplement that authorizes a particular Series.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Remittance Date” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Advances” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement between the Servicer and the Indenture Trustee dated as of May 25, 2007.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Report” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Similar Law” shall mean the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility provisions of Title I of ERISA or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

“Site Management Agreement” shall mean the lease, management or similar agreement between an Asset Entity and a Third Party Owner with respect to a Managed Site.

“Site Management Default” shall mean any breach or default or event that with the giving of notice or passage of time would constitute a breach or default by an Obligor under any Site Management Agreement.

“Site Space” shall mean the space on Tower Sites that is leased, subleased or licensed by an Asset Entity to Tenants under a Tenant Lease.

“SNDA” shall have the meaning ascribed to it in Section 7.11.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Sub-Account” shall mean (i) the Impositions and Insurance Reserve Sub-Account, (ii) the Cash Trap Reserve Sub-Account, (iii) the Advance Rents Reserve Sub-Account, (iv) the Expense Reserve Sub-Account and (v) the Debt Service Sub-Account.

“Supplemental Financial Information” shall mean (i) a comparison of budgeted expenses and the actual expenses for the prior fiscal year and (ii) such other financial reports as the subject entity shall routinely and regularly prepare, or can reasonably prepare, as requested by the Indenture Trustee or the Servicer.

“Survey” shall mean with respect to any Tower Site, a current survey of such Tower Site, certified to the Title Company and the Indenture Trustee and its successors and assigns, prepared by a professional land surveyor licensed in the state in which the Tower Site is located and which contains (i) a legal description of the real property on which such Tower Site is situated that matches the legal description contained in the Title Policy relating to such Tower Site and (ii) a certification of whether the surveyed property is located in a flood hazard area.

“Tenant” shall mean the Person who leases, subleases, licenses or enters into any other agreement in respect of Site Space from the Asset Entities pursuant to a Tenant Lease.

“Tenant Lease” shall mean the lease, sublease or license by which the Asset Entities lease, sublease or license Site Space to Tenants and shall in any event include all Master Agreements.

“Tenant Quality Tests” shall mean with respect to any termination, substitution or disposition of a Tower Site, that after giving effect thereto each of the following shall be true: (1) the percentage of Annualized Run Rate Revenues for all Tower Sites attributable to telephony Tenants (taken together) is not less than 85%, (2) the percentage of Annualized Run Rate Net Cash Flow for all Tower Sites attributable to Mortgaged Sites is not less than 90% and (3) the percentage of Annualized Run Rate Revenues for all Tower Sites attributable to Tenants that have an investment grade rating is not less than 60%.

“Third Party Owner” shall mean the Person that owns a Managed Site.

“Title Company” shall mean any one or more of the following: Chicago Title Insurance Company, First American Title Insurance Company, Land America Financial Group, Inc., or such other title company reasonably acceptable to the Servicer.

“Title Policy” shall mean an ALTA mortgagee policy of title insurance pertaining to a Deed of Trust on any Tower Site issued by a Title Company to the Indenture Trustee that: (1) provides coverage in an amount at least equal to 100% of the Allocated Note Amount of such Tower Site on the Initial Closing Date or such later date as such Tower Site becomes a Mortgaged Site, (2) insures the Indenture Trustee that such Deed of Trust creates a valid first priority lien on the related Mortgaged Site, free and clear of all exceptions from coverage other than exclusions of the type and scope set forth in such policies as in effect on the Initial Closing Date (as modified by the terms of any endorsements), (3) contains the endorsements set forth in Exhibit H to the extent available in the applicable jurisdiction and (4) names the Indenture Trustee and its successors and assigns as the insured.

“Top 100 BTA” shall mean the top 100 basic trading areas based on population, as delineated by the most recent Rand McNally Commercial Atlas & Marketing Guide (or such comparable measure used by FCC to determine service areas for wireless licenses), as extended and revised by the FCC from time to time.

“Tower Assets” shall have the meaning ascribed to it in Section 7.33.

“Tower Site” or “Tower Sites” shall mean the wireless communication towers that are part of the Assets.

“Tower Site Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Tower Site Release/Substitution Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Transaction Documents” shall mean the Notes, the Indenture, the Indenture Supplements, the Holdco Guaranty, the Management Agreement, the Servicing Agreement, the Cash Management Agreement, the Deeds of Trust, the Account Control Agreements, the Allocation Agreement and all other documents executed by the Guarantor or any Obligor in connection with the issuance of the Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include the Tenant Leases, Ground Leases or Easements.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Indenture and the Deeds of Trust for the benefit of the Noteholders (including, without limitation, all property and interests Granted to the Indenture Trustee), including all proceeds thereof.

“UCC” shall mean the Uniform Commercial Code in the state of New York.

“United States” shall mean any state, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unseasoned Tower Site” shall mean any Tower Site that has been owned or managed by an Asset Entity for less than twelve (12) full calendar months.

“U.S. Persons” shall mean U.S. Persons within the meaning of Rule 902(k) of the Securities Act.

“Valuation Expert” shall mean an Independent valuation expert.

“Value Reduction Amount” shall mean, with respect to the Notes, upon the Servicer’s reasonable determination that an Event of Default is likely to occur or following an Event of Default or on the Anticipated Repayment Date for any Series (if the Notes of such Series are not paid in full on the Anticipated Repayment Date), an amount (calculated by a Valuation Expert appointed by the Servicer as of the Determination Date immediately following such Event of Default or any such Anticipated Repayment Date, and, for so long as such Event of Default shall be continuing or until the Notes not paid on the related Anticipated Repayment Date have been paid in full, on each subsequent Determination Date) equal to the excess (if any) of: (a) the sum, without duplication, of (i) the aggregate of the outstanding Class Principal Balance of each Class of Notes, (ii) to the extent not previously advanced, all unpaid interest on the Notes (net of the Servicing Fee, Indenture Trustee Fee and Other Servicing Fees), (iii) all accrued but unpaid Servicing Fee, Indenture Trustee Fee, and Other Servicing Fees, (iv) all related unreimbursed Advances, (v) all unreimbursed Additional Issuer Expenses, (vi) all accrued but unpaid interest on any unreimbursed Advances, and (vii) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents (in each case net of any amounts escrowed or held in the related Reserve Sub-Account therefor), over (b) an amount equal to 90% of the Enterprise Value as most recently determined by such Valuation Expert pursuant to the Servicing Agreement.

“Value Reduction Amount Interest Restoration Amount” shall have the meaning ascribed to it in Section 5.01(a)(xi).

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Yield Maintenance” shall mean the excess, if any, of (x) the present value on the date of prepayment (by acceleration or otherwise) of all future installments of principal and interest that the Issuer would otherwise be required to pay on the Notes being prepaid from the date of such prepayment to and including the first Payment Date that occurs prior to the Prepayment Period applicable to such Notes absent such prepayment and assuming the payment in full of such Notes on such Payment Date, with such present value determined by the use of a discount rate equal to the sum of (a) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), on the date of such prepayment of the United States Treasury Security having the term to maturity closest to such Payment Date, plus (b) 0.50% over (y) the principal amount of such Notes being prepaid on the date of such prepayment.

Section 1.02 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) all references to “$” are to United States dollars unless otherwise stated;

(g) any agreement, instrument or statute defined or referred to in this Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and

(h) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Indenture, shall refer to this Indenture as a whole and not to any particular provision of this Indenture, and Section, Schedule and Exhibit references are to this Indenture unless otherwise specified.

(i) whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; if any Series or Class is also given a numerical designation (e.g., “A1” or “A2”) the significance thereof shall be set forth in the related Series Supplement.

ARTICLE II

THE NOTES

Section 2.01 The Notes. (a) The Notes shall be substantially in the form attached as Exhibit A hereto; provided, however, that any of the Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes may be admitted to trading, or to conform to general usage. The Notes shall be issuable in book-entry form and in accordance with Section 2.03 beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided, however, Notes purchased by Institutional Accredited Investors that are not Qualified Institutional Buyers will be delivered in fully registered, certificated form (“Definitive Notes”). The Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof; provided, however, that in accordance with Section 2.03, Notes issued in registered form to Institutional Accredited Investors that are not Qualified Institutional Buyers shall be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.

(b) The Notes shall be executed by manual signature by an authorized officer of the Issuer. Notes bearing the manual signatures of individuals who were at any time the authorized officers of the Issuer shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes. No Note shall be entitled to any benefit under this Indenture, or be valid for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Indenture Trustee by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. All Notes shall be dated the date of their authentication.

(c) The aggregate principal amount of the Notes which may be authenticated and delivered under this Indenture shall be unlimited.

Section 2.02 Registration of Transfer and Exchange of Notes. (a) The Issuer may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided, that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and with the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 30 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Issuer. The Issuer may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Servicer.

At all times during the term of this Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The Issuer, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under the Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b) No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

If a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), then the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit B-5 or Exhibit B-6 and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit B-3 or Exhibit B-4; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Note Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Note Owner’s prospective Transferee substantially in the form attached as Exhibit B-1, or (ii) an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), to the effect that such transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note. If any Transferee of an interest in a Rule 144A Global Note for any Class of Book-Entry Notes does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit B-1 are, with respect to the subject Transfer, true and correct.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by any Person designated in writing by the Issuer to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 2.02(b) and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of the certifications and/or opinions contemplated by the second paragraph of this Section 2.02(b), the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note, and shall cause a Definitive Note of the same Class as such Rule 144A Global Note, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Note, to be executed, authenticated and delivered in accordance with this Indenture to the applicable Transferee.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On or prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit B-2 certifying that such Transferee is not a U.S. Person (as defined under Regulation S). On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the DTC Custodian and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person designated in writing by the Issuer to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Neither the Issuer, the Indenture Trustee nor the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and does hereby agree to, indemnify the Obligors, the Initial Purchasers, the Indenture Trustee, the Manager, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

(c) No transfer of any Note or any interest therein shall be made to any Plan or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, except in each such case, in accordance with the following provisions of this Section 2.02(c). Any attempted or purported transfer of a Note in violation of this Section 2.02(c) will be null and void and vest no rights in any purported Transferee.

The Note Registrar shall refuse to register the transfer of a Note that constitutes a Definitive Note or a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note, unless it has received from the prospective Transferee a certification that either:

(i) such prospective Transferee is not a Plan and is not directly or indirectly acquiring or holding such Note or any interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan; or

(ii) such acquisition and holding of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-3 and B-4 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

The Note Owner desiring to effect a transfer of an interest in a Book-Entry Note (other than a transfer of an interest in a Book-Entry Note that following such purported transfer will constitute a Definitive Note which transfer shall be subject to the forms of certification attached hereto as Exhibits B-3 and B-4 as provided for above) shall obtain from its prospective Transferee a certification that either:

(i) such prospective Transferee is not a Plan and is not directly or indirectly acquiring or holding such Note or any interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan; or

(ii) such acquisition and holding of such Note or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits B-1 and B-2 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

(d) If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 2.02.

(e) Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, one or more new Notes of authorized denominations of the same Class and Series evidencing a like aggregate principal balance shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b).

(f) At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class and Series evidencing a like aggregate principal balance, upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered in accordance with Section 2.01(b).

(g) Every Note presented or surrendered for transfer or exchange shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in a form satisfactory to, the Note Registrar duly executed by the Noteholder thereof or his attorney duly authorized in writing.

(h) No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(i) All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

(j) The Note Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Note Register.

Section 2.03 Book-Entry Notes. (a) Each Class and Series of Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b) and 2.02(c), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c), shall not be entitled to Definitive Notes in respect of such ownership interests. Notes of each Class and Series of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class and Series, which shall be deposited with the DTC Custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Notes of each Class and Series of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class and Series, which shall be deposited with the DTC Custodian. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b) The Issuer, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c) Notes initially issued in book-entry form will thereafter be issued as Definitive Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only (i) if the Issuer advises the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuer is unable to locate a qualified successor or (ii) in connection with the transfer by a Note Owner of an interest in a Global Note to an Institutional Accredited Investor that is not a Qualified Institutional Buyer. Upon the occurrence of the event described in clause (i) of the preceding sentence, the Indenture Trustee will be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class and Series of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, Definitive Notes in respect of such Class (or portion thereof) and Series shall be executed and authenticated in accordance with Section 2.01(b) and delivered to the Note Owners identified in such instructions. None of the Issuer, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes.

Section 2.04 Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual notice to the Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and of like Note Principal Balance shall be executed, authenticated and delivered in accordance with Section 2.01(b). Upon the issuance of any new Note under this Section 2.04, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Issuer, the Servicer, the Indenture Trustee and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payments pursuant to Article V and for all other purposes whatsoever, and neither the Issuer, the Servicer, Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 2.06 Certification by Note Owners. (a) Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c).

(b) To the extent that under the terms of this Indenture, it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee shall make such determination based on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee and shall specify the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned; provided, however, that none of the Indenture Trustee or the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the actual knowledge of a Responsible Officer of the Indenture Trustee or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c), or if such Person’s certification that it is a Note Owner is in direct conflict with information known by, or made known to, the Indenture Trustee or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall each exercise its reasonable discretion in making any determination under this Section 2.06(b) and shall afford any Person providing information with respect to its Note Ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee to determine the beneficial owner of any Note, the Indenture Trustee may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee in connection with such request or determination.

Section 2.07 Notes Issuable in Series. The Notes of the Issuer may be issued in one or more Series. There shall be established in one or more Series Supplements, prior to the issuance of Notes of any Series:

(i) the title of the Notes of such Series (which shall distinguish the Notes of such Series from Notes of other Series);

(ii) any limit upon the aggregate principal balance of the Notes of such Series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Series pursuant to Section 2.04 or 2.06);

(iii) the date or dates on which the principal of the Notes of such Series is payable;

(iv) the rate or rates at which the Notes of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable (in each to the extent such items are not specified herein or if specified herein to the extent such items are modified by such Series Supplement); and

(v) any other terms of such Series (which terms shall not be inconsistent with the provisions of this Indenture except to the extent that such Series Supplement also constitutes an amendment of this Indenture pursuant to Article XIII).

The Notes of a Series may have more than one settlement or issue date. The Notes of each Series will be assigned to one or more Classes and shall satisfy the requirements of Section 2.12(b) as of the date of issuance.

Section 2.08 Principal Amortization. Prior to the Anticipated Repayment Date for a Series, unless an Amortization Period commences, after and during the continuance of an Event of Default or as otherwise provided in Section 7.06, no principal shall be required to be paid with respect to such Series. During an Amortization Period or after and during the continuance of an Event of Default, all Excess Cash Flow shall be applied as set forth in Section 5.01(b).

Section 2.09 Prepayments.

(a) The Issuer may not optionally prepay the Notes in whole or in part except as expressly set forth in this Indenture. Prior to the end of the Prepayment Lockout Period of a Series, the Issuer may not prepay the Notes of such Series in whole or in part unless such prepayment on the Notes of such Series is (A) made on any Payment Date (i) in order to cure a breach of a representation or warranty or other default with respect to a particular Tower Site or (ii) in accordance with Section 7.06, in connection with the casualty or condemnation events with respect to a Tower Site described in such Section and (B) accompanied by the applicable Prepayment Consideration. From and after the end of the Prepayment Lockout Period of a Series, the Issuer may optionally prepay the Notes of such Series in whole or in part provided that such prepayment is accompanied by the applicable Prepayment Consideration if such prepayment occurs prior to the Prepayment Period of such Series and, if such prepayment occurs on any day other than a Payment Date, is accompanied by payment of interest that would have accrued on the amount prepaid through the last day of the then current Interest Accrual Period. If any such optional prepayment occurs when the Tenant Quality Tests would not be satisfied, the Issuer must deliver a Rating Agency Confirmation with respect to such prepayment.

(b) In connection with each disposition of a Tower Site as contemplated in Section 7.31, the Issuer shall prepay the Notes in an amount equal to the Release Price for such disposed Tower Site (and pay the current obligations of the Indenture Trustee and the Servicer, along with the Indenture Trustee Fee, Servicing Fee and Other Servicing Fees, in each case to the extent sufficient funds have not been deposited in the Collection Account for distribution on the applicable Payment Date) together with the applicable Prepayment Consideration if such prepayment of any Class of Notes of a Series occurs prior to the Prepayment Period for such Series. Any funds remaining in the Liquidated Tower Replacement Account that are required to be applied to prepay the Notes shall be applied, first, to pay the Servicer and the Indenture Trustee all amounts then due to each of them hereunder and under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), and second, to prepay the Notes with the applicable Prepayment Consideration, if any.

(c) Partial optional or mandatory prepayments made in conformity with the provisions of this Section 2.09 will be applied to the Classes of all Notes of all Series in direct order of alphabetical designation; provided that optional prepayments (other than those funded by application of amounts on deposit in the Cash Trap Reserve Sub-Account) may be directed by the Issuer to be applied to the Notes of a particular Series in direct order of alphabetical designation.

Section 2.10 Post-ARD Additional Interest. Additional interest (“Post-ARD Additional Interest”) shall begin to accrue with respect to a Note of a Series from and after the Anticipated Repayment Date for such Series on the Note Principal Balance thereof at a per annum rate (each, a “Post-ARD Additional Interest Rate”) equal to the rate determined by the Servicer to be the greater of (i) 5% per annum and (ii) the amount, if any, by which the sum of the following exceeds the Note Rate for such Note: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date for such Note of the United States Treasury Security having a term closest to ten (10) years plus (B) 5%, plus (C) the Post-ARD Note Spread applicable to such Note. The Servicer shall provide written notice to the Indenture Trustee of the Post-ARD Additional Interest Rate. The Post-ARD Additional Interest accrued for any Note will not be payable until the Note Principal Balance of all Notes has been reduced to zero, and the Value Reduction Amount Interest Restoration Amount has been reduced to, or is equal to, zero, and until such time, the Post-ARD Additional Interest will be deferred and added to any Post-ARD Additional Interest previously deferred and remaining unpaid (the “Deferred Post-ARD Additional Interest”). Deferred Post-ARD Additional Interest will not bear interest.

Section 2.11 Defeasance. (a) At any time prior to the Payment Date that occurs prior to the Prepayment Period of any outstanding Series (such Payment Date, the “Defeasance Payment Date”) , the Issuer may obtain the release from all covenants of this Indenture relating to ownership and operation of the Tower Sites by delivering United States government securities that provide for payments which replicate the required payments on all of the Notes then outstanding and the Indenture Trustee Fee, Workout Fees, Servicing Fees, Other Servicing Fees, and any other amounts due and owing to the Servicer, if any, through the Defeasance Payment Date for each Series of Notes (including payment in full of the principal of the Notes on the related Defeasance Payment Date), provided, that (i) no Event of Default has occurred and is continuing and (ii) the Issuer shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date (and if the Defeasance Date is not a Payment Date, the interest that would have accrued to but not including the next Payment Date), (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments. In addition, the Issuer shall deliver to the Servicer on behalf of the Indenture Trustee (1) a security agreement granting the Indenture Trustee a first priority perfected security interest on the U.S. government securities so delivered by the Issuer, (2) an Opinion of Counsel as to the enforceability and perfection of such security interest, (3) a confirmation by an Independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all interest due from time to time after the Defeasance Date (or if the Defeasance Date is not a Payment Date, due after the next Payment Date) and all principal due upon maturity for each Class of Notes, and all Indenture Trustee Fee, Workout Fees, Servicing Fees, Other Servicing Fees, and any other amounts due and owing to the Servicer, if any, and (4) a Rating Agency Confirmation. The Issuer, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuer under the Notes and the other Transaction Documents.

(b) If the Asset Entities will continue to own any material assets other than the U.S. government securities delivered in connection with the defeasance, the Issuer shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee (with respect to which (i) a substantive non-consolidation Opinion of Counsel reasonably satisfactory to the Indenture Trustee has been delivered to the Indenture Trustee and (ii) an Opinion of Counsel reasonably satisfactory to the Indenture Trustee has been delivered to the Indenture Trustee that the Issuer will not be required to register as an investment company under the Investment Company Act), and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuer under the Notes being defeased and the security agreement and the Obligors and the Guarantor shall be relieved of their obligations in respect thereof under the Transaction Documents. The Issuer shall pay Ten Dollars ($10) to such new entity as consideration for assuming such obligations.

Section 2.12 New Tower Sites; Additional Notes. (a) From time to time, the Issuer may add one or more Tower Sites and the related Tenant Leases may be added as additional collateral for the Notes (by contributing such Tower Sites to an existing Asset Entity (each such Tower Site, an “Additional Tower Site”) or by contributing one or more Additional Asset Entities to the Issuer (each such Tower Site, an “Additional Obligor Tower Site”); provided that in connection with each such addition the following conditions are satisfied: (i) a Rating Agency Confirmation is received with respect thereto, (ii) during a Special Servicing Period, the Servicer consents thereto, (iii) the Indenture Trustee and the Servicer will have received such Opinions of Counsel (consistent with the legal opinions delivered on the Initial Closing Date) as may be reasonably requested, (iv) the Issuer shall, or shall have caused the applicable Asset Entity to, have reimbursed the Indenture Trustee and the Servicer for all third party out-of-pocket costs and expenses incurred by the Indenture Trustee and the Servicer in relation to such addition, (v) the Issuer shall, or shall have caused the applicable Asset Entity to, have delivered a Phase I environmental assessment report, and if any Phase I environmental assessment report conducted pursuant to the immediately preceding clause reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, to the Indenture Trustee and the Servicer, and such report or reports do not disclose any material violation of applicable Environmental Laws, (vi) if any such Additional Tower Site or Additional Obligor Tower Site is a Mortgaged Site, a Deed of Trust, a Title Policy and a Survey with respect thereto (unless the general survey exception in the Title Policy for such Mortgaged Site is eliminated without a Survey with respect thereto) and (vii) if such Tower Site is an Additional Obligor Tower Site, a Joinder Agreement executed by the applicable Additional Asset Entity.

(b) The Issuer may issue additional Notes (“Additional Notes”) pursuant to a Series Supplement in one or more Classes; provided that if any Notes (other than the Additional Notes) will remain outstanding after the issuance of such Additional Notes (such Notes, the “Continuing Notes”) the following conditions shall have been satisfied with respect to such issuance: (a) the Additional Notes of a particular Class shall rank pari passu with the Continuing Notes, if any, of the Class of Notes bearing the same Class designation (regardless of Series or date of issuance), and have other characteristics similar to such Continuing Notes (other than the expected maturity date thereof, which must be no earlier than the Anticipated Repayment Date for any Series of Continuing Notes); (b) at least one Rating Agency for each Series of Continuing Notes has assigned a rating to each Class of Additional Notes which rating is at least equivalent to the ratings then assigned to the Continuing Notes of such Class by such Rating Agency for such Class, if any (regardless of Series); (c) a Rating Agency Confirmation with respect to each Series of Continuing Notes is obtained from each Rating Agency that rated such Series of Continuing Notes; (d) the pro forma DSCR after such issuance is not less than 2.0x and (e) the Issuer receives an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the opinion of counsel with respect to the tax treatment of the Notes delivered on the Initial Closing Date) to the effect that the issuance of such Additional Notes will not (x) cause any of the Continuing Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3 or (y) cause the Issuer to be taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes.

ARTICLE III

ACCOUNTS

Section 3.01 Establishment of Collection Account and Sub-Accounts. (a) The Issuer has established an Eligible Account with the Indenture Trustee, in the Indenture Trustee’s name, to serve as the collection account (such account, and any account replacing the same in accordance with this Indenture and the Cash Management Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). The Collection Account contains sub-accounts (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts and which are more particularly described in the Cash Management Agreement. The Collection Account and the Sub-Accounts shall be under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by the Servicer as provided in Section 2.01 of the Servicing Agreement or other designee of the Indenture Trustee); and except as expressly provided hereunder or in the Cash Management Agreement, the Obligors shall not have the right to control or direct the investment or payment of funds therein. The Obligors may elect to change any financial institution in which the Collection Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence.

(b) The Issuer shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including but not limited to, the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Collection Account Bank, including without limitation their reasonable attorneys’ fees and expenses.

Section 3.02 Deposits to Collection Account. On each Business Day, the Servicer shall cause to be transferred into the Collection Account, all available funds on deposit in the Lock Box Account as of the close of business on such Business Day that constitute Receipts. For the avoidance of doubt, the Servicer’s determination of such available funds shall be made in accordance with the Allocation Agreement.

Section 3.03 Withdrawals from Collection Account. The Indenture Trustee may make withdrawals from the Collection Account as necessary for any of the following purposes and without regard to the priorities set forth in Article V: (i) to pay to itself the Indenture Trustee Fee, (ii) at the Servicer’s request, to pay the Servicer the Servicing Fee then owing and, if an Event of Default exists under this Indenture or after the Anticipated Repayment Date any other Other Servicing Fees then owing, each of which shall be payable at the times and in the amounts described in the Servicing Agreement; (iii) to pay or reimburse the Servicer and the Indenture Trustee, at the Servicer’s or Indenture Trustee’s request, as applicable, for Advances made by each and not previously reimbursed, together with Advance Interest thereon, in each case as set forth in this Indenture with respect to Debt Service Advances or the Servicing Agreement with respect to Servicing Advances, (iv) to pay, reimburse or indemnify the Servicer, at the Servicer or Indenture Trustee’s request and the Indenture Trustee for any other amounts payable, reimbursable or indemnifiable pursuant to the terms of this Indenture or the other Transaction Documents, (v) to pay at the Servicer’s request any other Additional Issuer Expenses, (vi) to pay to the persons entitled thereto any amounts deposited in error and (vii) to clear and terminate the Collection Account on the date there are no Notes Outstanding.

Section 3.04 Application of Funds in Collection Account. Funds in the Collection Account shall be allocated to the Sub-Accounts in accordance with Section 5.01 of this Indenture and Section 3.03 of the Cash Management Agreement.

Section 3.05 Application of Funds after Event of Default. If an Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Article III, the Servicer (acting on behalf of the Indenture Trustee) shall have all of the rights and remedies of the Indenture Trustee available under applicable law and under the Transaction Documents. Without limitation of the foregoing, for so long as an Event of Default exists, the Indenture Trustee (solely at the direction of the Servicer) shall apply any and all funds in the Collection Account, the Cash Trap Reserve Sub-Account and any other Accounts, Sub-Accounts, and all other cash reserves held by or on behalf of the Indenture Trustee against all or any portion of any of the Obligations; provided, however, that any such payments in respect of amounts due on the Notes will be made in accordance with the priorities set forth in Article V. The provisions of this Section are subject to the provisions of Sections 10.01 and 11.01(a).

ARTICLE IV

RESERVES

Section 4.01 Security Interest in Reserves; Other Matters Pertaining to Reserves.

(a) The Obligors hereby grant to the Indenture Trustee a security interest in and to all of the Obligors’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee created herein and all provisions of this Indenture and the other Transaction Documents pertaining to Account Collateral.

(b) In addition to the rights and remedies provided in Article III and elsewhere herein, upon the occurrence and during the continuance of any Event of Default, the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction Documents or under any applicable law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of an Event of Default, the Indenture Trustee at the direction of the Servicer, in its sole and absolute discretion, but subject to the Servicing Standard, may use the Reserves (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations including the Yield Maintenance (if any) applicable upon such payment in such order as Servicer may determine in its sole discretion; provided, however, that such application of funds shall not cure or be deemed to cure any default and provided, further, that any payments on the Notes will be made in accordance with the priorities set forth in Article V; (ii) reimbursement of the Indenture Trustee and Servicer for any actual losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default; (iii) payment for the work or obligation for which such Reserves were reserved or were required to be reserved; and (iv) application of the Reserves in connection with the exercise of any and all rights and remedies available to the Servicer acting on behalf of the Indenture Trustee at law or in equity or under this Indenture or pursuant to any of the other Transaction Documents. Nothing contained in this Indenture shall obligate the Servicer to apply all or any portion of the funds contained in the Reserves during the continuance of an Event of Default to payment of the Notes or (except as provided in the proviso to clause (i) of this Section 4.01(b)) in any specific order of priority.

Section 4.02 Funds Deposited with Indenture Trustee.

(a) Permitted Investments; Return of Reserves to Obligors. Unless otherwise expressly provided herein, all funds of the Obligors which are deposited with the Collection Account Bank as Reserves hereunder shall be invested by the Collection Account Bank in one or more Permitted Investments at the direction of the Issuer in accordance with the Cash Management Agreement and any interest income with respect thereto shall be credited to the related Reserve Account. After repayment of all of the Obligations, all funds held as Reserves will be promptly returned to, or as directed by, the Issuer.

(b) Funding at Closing. The Issuer shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves as set forth below. Deposits into the Reserves on the Initial Closing Date (or on any subsequent Closing Date) may occur by deduction from the amount of proceeds of the issuance of the Notes on such Closing Date that otherwise would be disbursed to the Issuer, followed by deposit of the same into the applicable Sub-Account or Accounts of the Collection Account in accordance with the Cash Management Agreement on such Closing Date. Notwithstanding such deductions, the Notes shall be deemed for all purposes to be fully paid on the Closing Date for such Notes.

Section 4.03 Impositions and Insurance Reserve. Pursuant to this Indenture and the Cash Management Agreement, the Indenture Trustee shall deposit from Collections available for such purpose under Article V on each Business Day during each Collection Period into a Sub-Account of the Collection Account (said Sub-Account, the “Impositions and Insurance Reserve Sub-Account”), an amount such that the amount on deposit in the Impositions and Insurance Reserve Sub-Account as of the last day of such Collection Period will equal the amount (as reasonably estimated by the Servicer based on advice from the Manager) for all Impositions and Insurance Premiums (provided that any amounts in respect of blanket policies shall include only that portion of Insurance Premiums allocated to the coverage provided for the Tower Sites) payable with respect to the Tower Sites during the immediately succeeding Collection Period (said funds, together with any interest thereon and additions thereto, the “Impositions and Insurance Reserve”). If at any time the Servicer (solely in reliance upon a written request received from the Manager) reasonably determines that the amount in the Impositions and Insurance Reserve Sub-Account will not be sufficient to pay the Impositions and Insurance Premiums when due, the Indenture Trustee shall (at the direction of the Servicer) increase the monthly deposits by the amount that the Servicer has determined (in reliance on the Manager’s written request) is sufficient to make up the deficiency and, in such instance, the Issuer shall deposit with the Collection Account Bank within ten (10) Business Days of a written demand by the Indenture Trustee, for credit to the Impositions and Insurance Reserve Sub-Account, a sum of money which the Servicer has determined (in reliance on the Manager’s written request), together with such monthly deposits, will be sufficient to make the payment of each such charge (but, with respect to blanket policies, only that portion of the Insurance Premiums allocated to the coverage provided for the Asset Entities and the Tower Sites) at least ten (10) Business Days prior to the date initially due. The Asset Entities will provide the Indenture Trustee (with copies delivered simultaneously to the Servicer) with bills or a statement of amounts due for the next calendar month which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required to establish the amounts required to be paid in the following calendar month at least 5 days prior to the date on which each payment shall first become subject to penalty or interest if not paid, or if paid, copies of paid bills. So long as (i) no Event of Default has occurred and is continuing, (ii) the Obligors have provided the Indenture Trustee and the Servicer with the foregoing materials in a timely manner, and (iii) sufficient funds are held by the Indenture Trustee for the payment of the Impositions and Insurance Premiums relating to the Tower Sites, as applicable, the Indenture Trustee shall, at the Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, (x) pay the Impositions and Insurance Premiums directly, (y) disburse to the Obligors from such Reserve an amount sufficient to pay the Impositions and Insurance Premiums or (z) reimburse the Obligors for Impositions and Insurance Premiums previously paid by the Asset Entities.

Section 4.04 Advance Rents Reserve. Pursuant to the Cash Management Agreement, the Asset Entities will deposit, or instruct the Collection Account Bank to deposit, (i) the Annual Advance Rents Reserve Deposit, (ii) the Semi-Annual Advance Rents Reserve Deposit and (iii) the Quarterly Advance Rents Reserve Deposit (with the amounts deposited pursuant to clauses (i), (ii) and (iii) subject to adjustment based on the late payments made by Tenants), such amounts to be deposited into a Sub-Account of the Collection Account (said Sub-Account, the “Advance Rents Reserve Sub-Account”, and said funds, the “Advance Rents Reserve”) for deposit of such Advance Rents Reserve Deposit and such Advance Rents Reserve Deposit shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement.

Section 4.05 Expense Reserve. Pursuant to this Indenture and the Cash Management Agreement, the Indenture Trustee shall deposit into a Sub-Account of the Collection Account (the “Expense Reserve Sub-Account”) from Collections available for such purpose under Article V on each Business Day during each Collection Period, an amount such that the amount on deposit in the Expense Reserve Sub-Account as of the last day of such Collection Period will equal the amount of the Servicing Fee, the Indenture Trustee Fee and Other Servicing Fees due on the Payment Date following the last day of such Collection Period (the “Expense Reserve”), as directed by the Servicer, and such Expense Reserve shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement.

Section 4.06 Cash Trap Reserve. If a Cash Trap Condition shall occur, then, from and after the date that it is determined that a Cash Trap Condition has occurred (which shall be based upon the financial reporting required to be delivered pursuant to Section 7.02(a)(iv)) and for so long as such Cash Trap Condition continues to exist, all Collections available for such purpose under Article V (except as otherwise expressly provided below) shall be deposited with the Indenture Trustee and held in a Sub-Account of the Collection Account (the “Cash Trap Reserve Sub-Account”) in accordance with the terms of the Cash Management Agreement and this Indenture (said funds, together with any interest thereon, the “Cash Trap Reserve”). On (i) the first Payment Date to occur on or after the commencement of an Amortization Period, (ii) the first Payment Date after the occurrence of an Event of Default that is continuing or (iii) on any Payment Date at the direction of the Issuer, the Indenture Trustee will apply all funds on deposit in the Cash Trap Reserve Sub-Account to reimbursement of the Indenture Trustee and the Servicer in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents), and the remaining amount thereof shall be deposited in the Debt Service Sub-Account and applied to payment of the Notes on such Payment Date (including any required Yield Maintenance) in accordance with Section 5.01(b).

ARTICLE V

ALLOCATION OF COLLECTIONS; PAYMENTS TO NOTEHOLDERS

Section 5.01 Allocations and Payments.

(a) On each Business Day during each Collection Period, funds available in the Collection Account will be applied by the Indenture Trustee (all in accordance with the Servicing Report) in the following order of priority (in each case to the extent of available funds in the Collection Account on such day after taking into account allocations and payments of a higher priority but subject to the rights of the Servicer and the Indenture Trustee pursuant to Article III and Article IV):

(i) to the Advance Rents Reserve Sub-Account, until such sub-account contains an amount equal to the amount that the Obligors are required pursuant to Section 4.04 to have deposited to such sub-account on the Payment Date following such Collection Period;

(ii) to the Impositions and Insurance Reserve Sub-Account, until such sub-account contains an amount equal to the amount that the Obligors are required pursuant to Section 4.03 to have deposited to such sub-account on the Payment Date following such Collection Period;

(iii) in the following order, to the Indenture Trustee and the Servicer in an amount equal to the Indenture Trustee Fee, Servicing Fee, and Other Servicing Fees that remain unpaid from prior Payment Dates, then to the Indenture Trustee and the Servicer in respect of unreimbursed Advances, including Advance Interest thereon, and then to the payment of other Additional Issuer Expenses payable on such date and that remain unpaid from prior Payment Dates;

(iv) to the Expense Reserve Sub-Account, until such sub-account contains an amount equal to the amount that the Obligors are required pursuant to Section 4.05 to have deposited to such sub-account on the Payment Date following such Collection Period;

(v) to the Debt Service Sub-Account, an amount equal to the amount of Accrued Note Interest for all Notes due on the Payment Date following such Collection Period and, to the extent not previously paid, for all prior Payment Dates;

(vi) to the Obligors, until the Obligors have received an amount equal to the Monthly Operating Expense Amount for the current Collection Period and, to the extent not previously paid, for all prior Collection Periods;

(vii) to the Manager, the amount necessary to pay the accrued and unpaid Management Fee accrued for the preceding Collection Period and, to the extent not previously paid, for all prior Collection Periods;

(viii) to the Obligors, the amount necessary to pay Operating Expenses of the Asset Entities for the current Collection Period in excess of the Monthly Operating Expense Amount that has been approved by the Servicer, if any;

(ix) if an Amortization Period is not then in effect and no Event of Default has occurred and is continuing and the Principal Payment Amount for the following Payment Date is greater than zero, an amount equal to the Principal Payment Amount on such Payment Date together with any applicable Prepayment Consideration with respect thereto will be deposited in the Debt Service Sub-Account;

(x) if a Cash Trap Condition is continuing and an Amortization Period is not then in effect and no Event of Default has occurred and is continuing, any amounts remaining in the Collection Account after making the allocations and payments described above will be deposited into the Cash Trap Reserve Sub-Account;

(xi) during an Amortization Period, or during the continuation of an Event of Default, to the Debt Service Sub-Account until the amount on deposit therein is equal to the sum of (1) the then unpaid Class Principal Balance of the outstanding Notes, (2) the amounts required pursuant to clause (v) above, (3) the aggregate amount of Accrued Note Interest for all prior Interest Accrual Periods not paid to such holders as a consequence of a Value Reduction Amount, with interest thereon at the applicable Note Rate for the Notes of such Class and Series from the Payment Date on which each installment of such Accrued Note Interest was not paid to the date of payment thereof (such amount, the “Value Reduction Amount Interest Restoration Amount”), (4) any Prepayment Consideration payable in connection with the prepayment of the Notes and (5) the amount of Post-ARD Additional Interest and Deferred Post-ARD Additional Interest due in respect of the Notes; and

(xii) to pay any remaining amounts to, or at the direction of, the Issuer.

All such allocations by the Indenture Trustee shall be based on the information set forth in the Servicing Report.

Notwithstanding the provisions set forth above, the Indenture Trustee shall not be required to pay the amounts due under clauses (vi), (vii), (viii) or (xii) above, unless the amounts payable under such clauses exceeds $100,000 in the aggregate. In addition, payments payable pursuant to such clauses shall be remitted prior to 3:00 p.m. (New York City time) on such date; provided that any payments made on the last Business Day of any month shall be made prior to the time the Federal Bank wire system is closed by the New York Federal Reserve Bank on such Business Day.

(b) On each Payment Date, at the direction of the Servicer or based upon information set forth in the Servicing Report, funds available in the Debt Service Sub-Account attributable to the preceding Collection Period and any amounts that are required to be transferred from the Cash Trap Reserve Sub-Account to the Debt Service Sub-Account on such Payment Date together with any Debt Service Advance for such Payment Date will be applied by the Indenture Trustee (all in accordance with the Servicing Report) in the following order of priority (in each case to the extent of available funds on such day after taking into account allocations and payments of a higher priority but subject to the rights of the Servicer and the Indenture Trustee pursuant to Article III and Article IV):

(i) to the Holders of each Class of Notes in direct order of alphabetical designation, in respect of interest pro rata based on the amount of Accrued Note Interest of each such Note of such class on such Payment Date, up to an amount equal to the Accrued Note Interest of such Class of Notes;

(ii) to the Holders of each Class of Notes in direct order of alphabetical designation, in respect of principal pro rata based on the Note Principal Balance of each such Note of such Class on such Payment Date together with any applicable Prepayment Consideration then due in respect of such principal repayment, up to an amount equal to the Class Principal Balance of such Class of Notes and any such Prepayment Consideration;

(iii) to the Holders of each Class of Notes in direct order of alphabetical designation, the Value Reduction Amount Restoration Amount pro rata based upon the Value Reduction Amount Interest Restoration Amount; and

(iv) to the Holders of each Class of Notes, in direct order of alphabetical designation, first, pro rata based upon the amount of Post-ARD Additional Interest due, to the payment of Post-ARD Additional Interest and then, pro rata based on the amount of Deferred Post-ARD Additional Interest due, to the payment of all Deferred Post-ARD Additional Interest due on such Class of Notes.

For the avoidance of doubt, funds that have been deposited in the Lock Box Account during a Collection Period that are transferred to the Collection Account after the end of such Collection Period shall be deemed to be attributable to the Collection Period in which such funds were deposited into the Lock Box Account.

(c) On each Payment Date, at the direction of the Servicer or based upon information set forth in the Servicing Report, funds available in the Expense Reserve Sub-Account will be applied in the following order of priority (in each case to the extent of available funds on such day after taking into account allocations and payments of a higher priority but subject to the rights of the Servicer and the Indenture Trustee pursuant to Articles III and IV): to the Indenture Trustee and the Servicer in an amount equal to the Indenture Trustee Fee, Servicing Fee, and Other Servicing Fees that are due on such Payment Date and then to the payment of other Additional Issuer Expenses that are due on such Payment Date.

(d) [Reserved].

(e) On each Payment Date, at the direction of the Servicer or based upon information set forth in the Servicing Report, the Indenture Trustee shall pay any Prepayment Consideration received in respect of any Class or Series of Notes to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note.

(f) Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account thereof, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Note Register. The final payment on each Note will be made in like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(g) Each payment with respect to a Book-Entry Note shall be paid to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Indenture or applicable law. The Issuer shall perform its obligations under the Letters of Representations among the Issuer and the initial Depositary.

(h) The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Indenture.

(i) Except as otherwise provided herein, whenever the Indenture Trustee receives written notice that the final payment with respect to any Class of Notes will be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, mail to each Holder of such Class of Notes of record on such date a notice to the effect that:

(i) the Indenture Trustee expects that the final payment with respect to such Class of Notes will be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii) no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one (1) year after the second notice all such Notes shall not have been surrendered for cancellation, then the Indenture Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Noteholders concerning the surrender of their Notes as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(i), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer all unclaimed funds.

(j) Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all federal withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to federal withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amounts so withheld shall be deemed to have been paid to such Noteholder for all purposes of this Indenture.

Section 5.02 Payments of Principal. Commencing on the first Payment Date to occur on or after the occurrence and during the continuance of an Amortization Period or on or after the occurrence and during the continuance of an Event of Default, all Excess Cash Flow will be applied to repay amounts due in respect of the Notes as provided pursuant to Section 5.01(b). Payments of principal on all other Payment Dates shall be made in accordance with the provisions of Section 5.01(b) from funds on deposit in the Debt Service Sub-Account which are available to pay principal, but only to the extent that the Principal Payment Amount for such Payment Date is greater than zero.

Section 5.03 Payments of Interest. On each Payment Date, Accrued Note Interest then due on all Classes of Notes will be paid from amounts on deposit in the Debt Service Sub-Account in accordance with Section 5.01.

Section 5.04 No Gross Up. The Issuer shall not be obligated to pay any additional amounts to the Holders or the holders of beneficial interests in the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Indenture Trustee that the statements set forth in this Article VI will be, true, correct and complete in all material respects as of each Closing Date.

Section 6.01 Organization, Powers, Capitalization, Good Standing, Business.

(a) Organization and Powers. It is duly organized, validly existing and in good standing under the laws of its state of formation. It has all requisite power and authority to own and operate its properties, to carry on its businesses as now conducted and proposed to be conducted. It has all requisite power and authority to enter into each Transaction Document to which it is a party and to perform the terms thereof.

(b) Qualification. It is duly qualified and in good standing in each state or territory where necessary to carry on its present businesses and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization of Borrowing, etc.

(a) Authorization of Borrowing. It has the power and authority to incur or guarantee the Indebtedness evidenced by the Notes and this Indenture. The execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, corporate or other action, as the case may be.

(b) No Conflict. The execution, delivery and performance by it of the Transaction Documents to which each is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement, operating agreement or other organizational documents, as the case may be; (y) any provision of law applicable to it (except where such violation will not cause a Material Adverse Effect) or (z) any order, judgment or decree of any Governmental Authority binding on it or any of its property (except where such violation will not cause a Material Adverse Effect); (2) result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation binding upon it or its property (except where such breach or default will not cause a Material Adverse Effect); or (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon its assets.

(c) Consents. The execution and delivery by it of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or any other Person which has not been obtained or made and is in full force and effect other than any of the foregoing the failure to have made or obtained which will not cause a Material Adverse Effect.

(d) Binding Obligations. This Indenture is, and each of the other Transaction Documents to which such Obligor is a party, when executed and delivered by such Obligor will be, the legally valid and binding obligation of such Obligor, enforceable against it, in accordance with its respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights.

Section 6.03 Financial Statements. All Financial Statements which have been furnished by or on behalf of the Obligors to the Indenture Trustee pursuant to this Indenture present fairly in all material respects the financial condition of the Persons covered thereby.

Section 6.04 Indebtedness and Contingent Obligations. As of the Closing Date, the Obligors shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations and other Permitted Indebtedness.

Section 6.05 Title to the Tower Sites; Perfection and Priority. Each of the Asset Entities has good and marketable fee simple title (or, in the case of the Ground Lease Sites, leasehold title) to the Tower Sites purported to be owned in fee or leased under Ground Leases by it, free and clear of all Liens except for Permitted Encumbrances. Each of the Asset Entities owns all personal property on its Tower Sites (other than the Managed Sites and personal property which is owned by tenants of such Tower Site or is leased by the Asset Entities as permitted hereunder), subject only to Permitted Encumbrances. The Deeds of Trust will create (i) a valid, perfected first lien on the real property interests of the Asset Entities in and to the Mortgaged Sites and (ii) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty in connection therewith (including the Rents and the Tenant Leases), in each case to the extent that such liens and security interests may be perfected by filing or recording such Deed of Trust or a financing statement under the UCC, in each case subject only to Permitted Encumbrances. Except as set forth on Schedule 6.05, (i) there are no proceedings in condemnation or eminent domain affecting any of the Tower Sites, and to the actual Knowledge of the Asset Entities, none is threatened; (ii) no Person has any option or other right to purchase all or any portion of any interest owned by the Asset Entities with respect to the Tower Sites; and (iii) there are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Tower Sites which are or will be liens prior to, or equal or coordinate with, the lien of the applicable Deed of Trust the effect of which is reasonably likely to have a Material Adverse Effect. The Permitted Encumbrances, in

the aggregate, do not materially interfere with the benefits of the security intended to be provided by the Deeds of Trust and this Indenture, materially and adversely affect the value of the Tower Sites taken as a whole, impair the use or operations of the Tower Sites or impair the Obligors’ ability to pay their respective obligations in a timely manner.

Section 6.06 Zoning; Compliance with Laws. The Tower Sites and the use thereof comply with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Tower Sites, or any of them, except to the extent failure to so comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Obligors’ Knowledge, all permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Tower Sites in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect, except to the extent failure to obtain or maintain any such permits, licenses or certificates would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Obligors’ Knowledge, no legal proceedings are pending or threatened with respect to the zoning of any Tower Site except to the extent the same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

Section 6.07 Tenant Leases; Agreements.

(a) Tenant Leases; Agreements. The Obligors have made available, and will deliver upon request, to the Indenture Trustee (i) true and complete copies (in all material respects) of all Material Tenant Leases or, in the case of Tenant Leases not included in such Material Tenant Leases, Master Lease Agreements accompanied by a form of Tenant Lease and a summary of encompassed Tenant Leases and (ii) a list of all Material Agreements affecting the operation and management of the Tower Sites, and such Tenant Leases and list of Material Agreements have not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement, and the fee owners of Managed Sites, no Person has any right or obligation to manage any of the Tower Sites on behalf of the Asset Entities or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person has any right or obligation to lease or solicit tenants for the Tower Sites, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.

(b) Rent Roll, Disclosure. A true and correct copy of the Rent Roll has been delivered to the Indenture Trustee. Except as specified in the Rent Roll, or as otherwise disclosed to the Indenture Trustee in the estoppel certificates delivered to the Indenture Trustee on or before the Closing Date, to the Issuer’s and the Asset Entities’ Knowledge, (i) the Tenant Leases are in full force and effect; (ii) the Asset Entities have not given any notice of default to any Tenant under any Tenant Lease which remains uncured; (iii) no Tenant has any set off, claim or defense to the enforcement of any Tenant Lease; (iv) no Tenant is materially in default in the performance of any other obligation under its Tenant Lease; and (v) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing Tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Rent Roll, except to the extent that the failure of the representations set forth in items (i) through (v) to be true with respect to Tenant Leases (other than Material Tenant Leases) is not reasonably likely to have a Material Adverse Effect. To the Obligors’ Knowledge, each of the Tenant Leases is valid and binding on the parties thereto in accordance with its terms.

(c) Management Agreement. The Issuer has delivered to the Indenture Trustee a true and complete copy of the Management Agreement as in effect on the Closing Date, and such Management Agreement has not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. The Management Agreement is in full force and effect and no default by any of the parties thereto exists thereunder.

Section 6.08 Litigation; Adverse Facts. There are no judgments outstanding against the Obligors, or affecting any of the Tower Sites or any property of the Obligors, nor to the Obligors’ Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against the Obligors, respectively, or any of the Tower Sites that could reasonably be expected to result in a Material Adverse Effect.

Section 6.09 Payment of Taxes. All material federal, state and local tax returns and reports of the Issuer and each Asset Entity required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent the same are being contested in accordance with Section 7.04(b) and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

Section 6.10 Performance of Agreements. To the Issuer’s Knowledge, neither the Issuer nor the Asset Entities are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Persons which could reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could reasonably be expected to have a Material Adverse Effect.

Section 6.11 Governmental Regulation. The Obligors are not subject to regulation under the Federal Power Act or the Investment Company Act.

Section 6.12 Employee Benefit Plans. Except as set forth on Schedule 6.12, the Obligors do not maintain or contribute to, or have any obligation (including a contingent obligation) under, any Employee Benefit Plans.

Section 6.13 Solvency. The Obligors (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes, the fair saleable value of the Obligors’ assets taken as a whole exceed and will, immediately following the issuance of any Notes, exceed the Obligors’ total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations. The fair saleable value of the Obligors’ assets taken as a whole is and will, immediately following the issuance of any Notes, be greater than the Obligors’ probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. The Obligors’ assets taken as a whole do not and, immediately following the issuance of any Notes will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Obligors do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Obligors and the amounts to be payable on or in respect of obligations of the Obligors).

Section 6.14 Use of Proceeds and Margin Security. No portion of the proceeds from the issuance of the Notes shall be used by the Issuer or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 6.15 Insurance. Set forth on Schedule 6.15 is a description of all policies of insurance for the Asset Entities that are in effect as of the Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Asset Entity’s Knowledge, the Asset Entities are in compliance with all conditions contained in such policies.

Section 6.16 Investments. The Issuer and the Asset Entities have no (i) direct or indirect interest in, including without limitation stock, partnership interest or other equity securities of, any other Person (other than, in the case of the Issuer, the Asset Entities), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person other than, in the case of the Issuer, in the Asset Entities.

Section 6.17 Ground Leases. With respect to each Ground Lease and except to the extent the effect of the following representations not being true is not reasonably likely to have a Material Adverse Effect:

(a) Such Ground Lease contains the entire agreement of the Ground Lessor and the applicable Asset Entity pertaining to the Ground Lease Site covered thereby. The applicable Asset Entity has no estate, right, title or interest in or to such Ground Lease Site except under and pursuant to the Ground Lease. The Issuer shall have caused the Asset Entities to make available a true and correct copy of the Ground Lease as in effect on the Initial Closing Date to the Indenture Trustee and the Ground Lease has not been modified, amended or assigned except as set forth therein.

(b) The applicable Asset Entity has obtained a Title Policy with respect to such Asset Entity’s leasehold interest in such Ground Lease if the related Tower Site is a Mortgaged Site.

(c) There are no rights to terminate such Ground Lease by the lessor other than the Ground Lessor’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in such Ground Lease.

(d) Such Ground Lease is in full force and effect, and no Ground Lease Default exists on the part of the applicable Asset Entity or, to such Asset Entity’s Knowledge, on the part of the Ground Lessor under such Ground Lease. The applicable Asset Entity has not received any written notice that a Ground Lease Default exists, or that the Ground Lessor or any third party alleges the same to exist.

(e) The applicable Asset Entity is the exclusive owner of the lessee’s interest under and pursuant to such Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under such Ground Lease (other than assignments that will terminate on or prior to the Closing Date), except for Permitted Encumbrances.

(f) If such Ground Lease is in respect of a Mortgaged Site, such Ground Lease or a memorandum thereof or other instrument sufficient to permit recording of a deed of trust or similar security instrument has been recorded and such Ground Lease (or the applicable Estoppel) permits the interest of the lessee to be encumbered by this Indenture.

(g) Except for the Permitted Encumbrances, the Asset Entity’s interest in such Ground Lease is not subject to any Liens superior to, or of equal priority with, this Indenture unless a non-disturbance agreement has been obtained from the applicable holder of such Lien.

Section 6.18 Easements. With respect to each Easement and except to the extent the effect of the following representations not being true is not reasonably likely to have a Material Adverse Effect:

(a) Such Easement contains the entire agreement pertaining to the applicable Easement Site covered thereby. The applicable Asset Entity has no estate, right, title or interest in or to such Easement Site except under and pursuant to such Easement. The Issuer shall have made available a true and correct copy of such Easement as in effect on the Initial Closing Date to the Indenture Trustee and such Easements has not been modified, amended or assigned except as set forth therein.

(b) There are no rights to terminate such Easement other than as expressly set forth in the applicable Easement.

(c) Such Easement is in full force and effect and to the applicable Asset Entity’s Knowledge, no Easement Default exists on the part of such Asset Entity. The Asset Entity has not received any written notice that an Easement Default exists, or that any third party alleges the same to exist.

(d) The applicable Asset Entity is the exclusive owner of the easement interest under and pursuant to such Easement and has not assigned, transferred, or encumbered its interest in, to, or under such Easement (other than assignments that will terminate on or prior to the Closing Date), except for Permitted Encumbrances.

Section 6.19 Environmental Compliance. Except to the extent the effect of the following representations not being true is not reasonably likely to have a Material Adverse Effect: the Tower Sites are in compliance with all applicable Environmental Laws; no notice of violation of such Environmental Laws has been issued by any Governmental Authority which has not been resolved; no action has been taken by the Asset Entities that would cause the Tower Sites not to be in compliance with all applicable Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Tower Sites, except in quantities that do not violate applicable Environmental Laws.

ARTICLE VII

COVENANTS

Each of the Obligors covenants and agrees that until payment in full of the Obligations, it shall, and in the case of the Issuer shall cause the Asset Entities to, perform and comply with all covenants in this Article VII applicable to such Person.

Section 7.01 Payment of Principal and Interest. Subject to Section 15.17 and Section 15.22, the Issuer shall duly and punctually pay the principal and interest on the Notes of each Series in accordance with the terms of the Notes and this Indenture and the related Indenture Supplement. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuer to such Noteholder for all purposes of this Indenture and the related Indenture Supplement.

Section 7.02 Financial Statements and Other Reports.

(a) Financial Statements.

(i) Annual Reporting. Within one-hundred twenty (120) days after the end of each fiscal year of the Issuer, the Issuer shall furnish to the Indenture Trustee and the Servicer (on a consolidated basis for the Issuer and its subsidiaries) copies of its Financial Statements for such year. All such Financial Statements shall be in accordance with GAAP consistently applied and shall be audited by a certified public accounting firm of national standing, and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the Issuer for the period covered by such Financial Statements. The annual Financial Statements shall be accompanied by Supplemental Financial Information for such fiscal year. All such Financial Statements shall also be accompanied by a certification executed by the Issuer’s chief executive officer or chief financial officer (or other officer with similar duties) to the effect set forth in Section 7.02(a)(vii) and by a Compliance Certificate.

(ii) Quarterly Reporting. Within forty-five (45) days after the end of each of the first 3 fiscal quarters in each fiscal year of the Issuer, the Issuer shall furnish to the Indenture Trustee and the Servicer (on a consolidated basis for the Issuer and its subsidiaries) copies of its unaudited Financial Statements for such quarter, together with a certification executed by chief executive officer or chief financial officer (or other officer with similar duties) of the Issuer to the effect set forth in Section 7.02(a)(vii). Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such fiscal quarter.

(iii) Tenant Lease Reports. Within forty-five (45) days after the end of each fiscal quarter of the Issuer, the Issuer shall furnish to the Indenture Trustee and the Servicer: (a) a certified Rent Roll and a schedule of security deposits held under Material Tenant Leases each in form and substance reasonably acceptable to the Servicer, (b) a schedule of any Material Tenant Leases that expired during such fiscal quarter and (c) a schedule of Material Tenant Leases scheduled to expire within the following four fiscal quarters.

(iv) Monthly Reporting. Within thirty (30) days after the end of each calendar month, the Issuer shall furnish to the Indenture Trustee and the Servicer, in a form reasonably acceptable to the Servicer, the following items determined on an accrual basis: (a) monthly and year to date consolidated operating statements of the Issuer prepared in accordance with GAAP for such calendar month (including for each month in such year budgeted and last year results for the same year-to-date period), such statements to present fairly in all material respects the operating results of the Issuer for the periods covered (except for the absence of footnotes) and (b) monthly and year to date detailed reports (substantially in the form of Schedule 7.02(a)(iv)) of Operating Expenses. Along with such operating statements, the Issuer shall deliver to the Indenture Trustee a certification of the Issuer’s chief executive officer or chief financial officer (or other officer with similar duties) to the effect set forth in Section 7.02(a)(vii) and a Compliance Certificate.

(v) Additional Reporting. In addition to the foregoing, the Issuer and the Manager shall promptly provide to the Indenture Trustee and the Servicer such further documents and information concerning its operations, properties, ownership, and finances as the Indenture Trustee and the Servicer shall from time to time reasonably request upon prior written notice to the Issuer.

(vi) GAAP. The Issuer will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP.

(vii) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the financial statements provided to the Indenture Trustee and the Servicer pursuant to Sections 7.02(a)(i), (ii) and (iv), the Issuer shall also furnish to the Indenture Trustee and the Servicer, a certification upon which the Indenture Trustee and the Servicer can rely, executed by its chief executive officer or chief financial officer (or other officer with similar duties), stating that to its Knowledge after due inquiry such financial statements fairly present the financial condition (in the case of the annual and quarterly financial statements) and results of operations of the Issuer on a consolidated basis for the period(s) covered thereby (except for the absence of footnotes with respect to the quarterly or monthly financial statements). In addition, where this Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by an Executive Officer upon which the Indenture Trustee and the Servicer can rely, stating that, to their Knowledge after due inquiry, there does not exist any Default, Event of Default, or other default in the performance and observance of any of the terms, provisions under Transaction Documents, or if any of the foregoing exists, specifying the same in detail.

(viii) Fiscal Year. Neither the Issuer nor any Obligor shall change its fiscal year end from December 31.

(b) Annual Operating Budget and CapEx Budgets. On or before December 1 of each calendar year, the Issuer shall deliver to the Indenture Trustee and the Servicer the Operating Budget and CapEx Budget (presented on a monthly and annual basis) for the following fiscal year for informational purposes only. Subject to the limitations set forth in the definition of “Monthly Operating Expense Amount”, the Issuer may make changes to the Operating Budget and the CapEx Budget from time to time as it deems necessary. Notice of any modifications to the Operating Budget and the CapEx Budget shall be delivered to the Indenture Trustee and the Servicer at the time of delivery of the monthly financial reporting required pursuant to Section 7.02(a)(iv). The Operating Budget shall identify and set forth the Issuer’s reasonable estimate of all Operating Expenses on a line-item basis consistent with the form of Operating Budget delivered to the Servicer prior to the Initial Closing Date. The Operating Budget and the CapEx Budget will be delivered to the Indenture Trustee and the Servicer for the Indenture Trustee’s and Servicer’s information only and shall not be subject to the Indenture Trustee’s or Servicer’s approval; provided that the Issuer shall cause each such budget to be delivered in a form consistent with the budgets delivered to the Servicer on or about the Initial Closing Date.

(c) Material Notices.

(i) The Issuer shall promptly deliver, or cause to be delivered, to the Servicer and the Indenture Trustee, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Obligor, and shall notify the Indenture Trustee and the Servicer within five (5) Business Days of any event of default of which it obtains Knowledge with respect to any such Permitted Indebtedness.

(ii) The Issuer shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination received with respect to any Material Agreement or any Material Tenant Lease.

(d) Events of Default, etc. Promptly upon the Issuer obtaining Knowledge of any of the following events or conditions, the Issuer shall deliver to the Servicer and the Indenture Trustee (upon which each can rely) a certificate executed on its behalf by an Executive Officer specifying the nature and period of existence of such condition or event and what action the Issuer or the affected Asset Entity or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; (ii) the occurrence of any event that is reasonably likely to have a Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement, any material Ground Lease or any material Easement.

(e) Litigation. Promptly upon the Issuer obtaining Knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against an Obligor or any of the Tower Sites not previously disclosed in writing to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting an Obligor or the Tower Sites not covered by insurance which, in each case, could reasonably be expected to have a Material Adverse Effect, the Issuer shall give notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer, provide such other information as may be reasonably available to them to enable the Servicer and its counsel to evaluate such matter.

(f) Insurance. Prior to the end of each insurance policy period of the Obligors, the Issuer shall deliver certificates, reports, and/or other information (all in form and substance reasonably satisfactory to the Servicer), (i) outlining all material insurance coverage maintained as of the date thereof by the Obligors and all material insurance coverage planned to be maintained by the Obligors in the subsequent insurance policy period and (ii) to the extent not paid directly by the Manager, evidencing payment in full of the premiums for such insurance policies.

(g) Other Information. With reasonable promptness, the Issuer shall deliver such other information and data with respect to the Obligors or the Tower Sites as from time to time may be reasonably requested by the Indenture Trustee or the Servicer.

Section 7.03 Existence; Qualification. The Issuer shall, and shall cause each Asset Entity to, at all times preserve and keep in full force and effect its existence as a limited liability company, and all rights and franchises material to its business, including its qualification to do business in each state where it is required by law to so qualify, except to the extent that the failure to be so qualified would not have a Material Adverse Effect; provided that nothing contained in this Section 7.03 shall restrict the merger or consolidation of an Asset Entity with another Asset Entity.

Section 7.04 Payment of Impositions and Claims.

(a) Except for those matters being contested pursuant to clause (b) below, the Issuer shall cause the Asset Entities to pay (i) all Impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Asset Entities on their businesses, income or assets; in each instance before any penalty or fine is incurred with respect thereto.

(b) The Asset Entities shall not be required to pay, discharge or remove any Imposition or Claim relating to a Tower Site so long as the Asset Entities or the Issuer contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Tower Site or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuer shall have caused the Asset Entities to have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body reasonably approved by the Servicer) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to the Servicer), equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 125% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss or material impairment of any interest in the applicable Tower Site or any part thereof arises, in the Servicer’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in the Servicer’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuer shall, or shall cause the applicable Asset Entity to, promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith (it being understood that the Issuer shall have the right to direct the Indenture Trustee to use the amount deposited with the Indenture Trustee under Section 7.04(b)(ii) for the payment thereof). The Indenture Trustee (at the sole direction of the Servicer) shall have full power and authority, but no obligation, to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Tower Site for non-payment thereof, if the Servicer reasonably believes that such sale or forfeiture is threatened.

Section 7.05 Maintenance of Insurance. The Issuer shall continuously maintain on behalf of the Obligors the following described policies of insurance without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i) Property insurance against loss and damage by all risks of physical loss or damage and other risks covered by the so-called extended coverage endorsement covering the Improvements and personal property on each of the Owned Tower Sites, in amounts not less than the full insurable replacement value of all Improvements (less building foundations and footings) and personal property from time to time on the Tower Sites, and bearing a replacement cost agreed-amount endorsement;

(ii) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year;

(iii) If any of the Tower Sites (other than the Managed Sites) are in an area prone to geological phenomena, including, but not limited to, sinkholes, mine subsidence or earthquakes, insurance covering such risks in an amount equal to 100% of the replacement value with a maximum permissible deductible of $50,000;

(iv) For each Tower Site (other than the Managed Sites) located in whole or in part in a federally designated “special flood hazard area”, flood insurance in an amount equal to the lesser of (x) the maximum available amount and (y) the replacement cost of the Improvements and the Asset Entities’ personal property located on the applicable Tower Site;

(v) An umbrella excess liability policy with a limit of not less than $25,000,000 over primary insurance, which policy shall include coverage for water damage, so-called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to the Servicer;

(vi) Business interruption and/or rent loss insurance with an aggregate limit equal to $1,000,000 plus $250,000 continuing fixed costs for the Tower Sites;

(vii) Worker’s compensation insurance in statutory amounts, if any, at all times;

(viii) Such other insurance as may from time to time be reasonably required by the Servicer and which is then customarily required by institutional lenders for securitized loans secured by similar properties similarly situated, against other insurable hazards, including, but not limited to, malicious mischief, vandalism, windstorm and or earthquake, due regard to be given to the size and type of the Tower Sites, Improvements, fixtures and equipment and their location, construction and use.

(ix) All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any), form, and amounts, and issued by companies, reasonably satisfactory to the Servicer from time to time and shall name the Indenture Trustee and its successors and assignees as their interests may appear as an “additional insured” for each of the policies under this Section 7.05 and shall (except for worker’s compensation insurance) contain a waiver of subrogation clause reasonably acceptable to the Servicer. All Insurance Policies under Sections 7.05(i), (iv), (vi), and (vii) with respect to the Mortgaged Tower Sites shall contain a Non-Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle the Indenture Trustee to collect any and all proceeds payable under all such insurance, with the insurance company waiving any claim or defense against the Indenture Trustee for premium payment, deductible, self-insured retention or claims reporting provisions). All Insurance Policies shall provide that the coverage shall not be modified without thirty (30) days’ advance written notice to the Indenture Trustee and the Servicer and shall provide that no claims shall be paid thereunder to a Person other than the Indenture Trustee without ten (10) days’ advance written notice to the Indenture Trustee and the Servicer. The Issuer may obtain any insurance required by this Section 7.05 through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Tower Sites (which shall not be reduced by reason of events occurring on property other than the Tower Sites) and shall afford all the protections to the Indenture Trustee as are required under this Section 7.05. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability insurance. If a blanket policy is issued, a certified copy of said policy shall be furnished, together with a certificate indicating that the Indenture Trustee is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Issuer will deliver duplicate originals of all Insurance Policies, premium prepaid for a period of one (1) year, to the Indenture Trustee, Servicer and, in case of Insurance Policies about to expire, the Issuer will deliver duplicate originals of replacement policies satisfying the requirements hereof to the Indenture Trustee and the Servicer prior to the date of expiration; provided, however, if such replacement policy is not yet available, the Issuer shall provide the Indenture Trustee and the Servicer with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to the Indenture Trustee and the Servicer on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company (a) is licensed or authorized to issue insurance in the state where the applicable Tower Site is located and (b) has a claims paying ability rating by the Rating Agencies of “A” (or its equivalent). Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder provided that such carrier is reasonably acceptable to the Servicer and the Issuer shall obtain and deliver to the Servicer a Rating Agency Confirmation with respect to such carrier from each of the Rating Agencies. If any insurance coverage required under this Section 7.05 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least 75% of the coverage (if there are four or fewer members of the syndicate) or at least 60% of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by Moody’s of not less than “B2” (to the extent rated by Moody’s). The Issuer shall furnish the Indenture Trustee and the Servicer receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Manager or the Indenture Trustee pursuant to this Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Issuer concurrent in form or contributing in the event of loss with the Insurance Policies. Losses shall be payable to the Indenture Trustee notwithstanding (1) any act, failure to act or negligence of the Obligors or their agents or employees, the Indenture Trustee or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct of the Indenture Trustee knowingly in violation of the conditions of such policy, (2) the occupation or use of the Tower Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Indenture or (4) any change in title to or ownership of the Tower Sites or any part thereof. For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof furnished to it by the Issuer or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto. The property insurance described in this Section 7.05 shall include “underground hazards” coverage; “time element” coverage by which the Indenture Trustee shall be assured payment of all amounts due under the Notes, this Indenture and the other Transaction Documents; “extra expense” (i.e., soft costs), clean-up, transit and ordinary payroll coverage; and “expediting expense” coverage to facilitate rapid repair or restoration of the Tower Sites. The Insurance Policies shall not contain any deductible in excess of $250,000.

Section 7.06 Operation and Maintenance of the Tower Sites; Casualty; Condemnation.

(a) The Issuer shall cause the Asset Entities to maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of each Asset Entity, including the applicable Tower Sites, and to make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. All work required or permitted under this Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)

(i) In the event of casualty or loss at any of the Tower Sites, the Issuer shall give prompt written notice, and in any event within 3 Business Days of obtaining Knowledge thereof, of any such casualty or loss exceeding $250,000, or which is not covered by insurance, to the insurance carrier (if applicable), to the Indenture Trustee and the Servicer and to promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of the Tower Site at least substantially to the Pre-Existing Condition (a “Restoration”). The Issuer hereby authorizes and empowers the Servicer as attorney-in-fact for the Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under Insurance Policies, to appear in and prosecute any action arising from such Insurance Policies, to collect and receive Insurance Proceeds (to be held in the Impositions and Insurance Reserve Sub-Account pending the Asset Entities’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s expenses incurred in the collection of such proceeds; provided however, that nothing contained in this Section 7.06 shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder. The Issuer further authorizes the Indenture Trustee, at the Servicer’s option and direction, with respect to proceeds in excess of $1,000,000 (a) to hold the balance of such proceeds to be made available to the Asset Entities for the cost of Restoration of any of the Tower Sites or (b) unless prohibited by Section 7.06(c), to apply such Insurance Proceeds to payment of the Obligations whether or not then due.

(ii) The Issuer shall promptly give the Indenture Trustee and the Servicer written notice of any known actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Tower Sites or any portion thereof and to deliver to the Indenture Trustee and the Servicer copies of any and all material papers served in connection with such proceedings. Each of the Obligors hereby irrevocably appoints the Servicer as the attorney-in-fact for such Asset Entities (jointly with the Asset Entities unless an Event of Default has occurred and is continuing), or any of them, with respect to Condemnation Proceeds in excess of $1,000,000 to collect, receive and retain any Condemnation Proceeds (to be held in the Impositions and Insurance Reserve Sub-Account pending the Asset Entities’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)) and to make any compromise or settlement in connection with such proceeding. In accordance with the terms hereof, the Issuer shall cause the Asset Entities to cause the Condemnation Proceeds in excess of $1,000,000 which are payable to the Asset Entities to be paid directly to the Indenture Trustee. If the applicable Tower Site is sold following an Event of Default, through foreclosure or otherwise, prior to the receipt by the Indenture Trustee of Condemnation Proceeds, the Indenture Trustee shall have the right to receive said Condemnation Proceeds, or a portion thereof sufficient to pay the Obligations. Notwithstanding the foregoing, the Asset Entities may prosecute any condemnation proceeding and settle or compromise and collect Condemnation Proceeds of not more than $1,000,000 provided that: (a) no Event of Default shall have occurred and be continuing, (b) the Asset Entities apply the Condemnation Proceeds to any reconstruction or repair of the Tower Site necessary or desirable as a result of such condemnation or taking, and (c) the Asset Entities promptly commence and diligently prosecute such reconstruction or repair to completion in accordance with all applicable laws. Subject to the terms hereof, each of the Asset Entities authorizes the Servicer and the Indenture Trustee to apply such Condemnation Proceeds, after the deduction of the Indenture Trustee and the Servicer’s reasonable expenses incurred in the collection of such Condemnation Proceeds, at the Servicer’s option and direction, to restoration or repair of the Tower Sites or to payment of the Obligations, whether or not then due. Application of any Condemnation Proceeds to payment of the Obligations pursuant to the foregoing sentence shall be made with the required Yield Maintenance. The Indenture Trustee shall not exercise the option to apply such Condemnation Proceeds to payment of the Obligations provided that each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Tower Sites under Section 7.06(c) have been satisfied with respect to such condemnation awards or damages.

(c) The Indenture Trustee shall not exercise the Indenture Trustee’s option to apply Loss Proceeds to payment of the Obligations if all of the following conditions are met: (i) no Event of Default then exists; (ii) the Servicer reasonably determines that there will be sufficient funds to complete the Restoration of the Tower Site to at least substantially the condition it was in immediately prior to such casualty (excluding replacement of obsolete Assets which are not required in connection with operating the applicable Tower Site) and in compliance with applicable laws (the “Pre-Existing Condition”) and to timely make all payments due under the Transaction Documents during the Restoration of the affected Tower Site; and (iii) the Servicer determines that the Restoration of the affected Tower Site to the Pre-Existing Condition will be completed not later than six months prior to the latest Anticipated Repayment

Date of any Notes then Outstanding. If the Servicer elects to apply Loss Proceeds to payment of the Obligations, such application shall be made on the Payment Date immediately following such election in accordance with the terms of the Cash Management Agreement. Notwithstanding the foregoing to the contrary, the Issuer may, in its reasonable discretion, and within thirty (30) days of receipt of such Loss Proceeds, elect not to restore or replace a Tower Site, in which event all Loss Proceeds held in the Impositions and Insurance Reserve Sub-Account, after reimbursing any amounts due to the Servicer and the Indenture Trustee, shall be applied to payment of the Obligations on the Payment Date immediately following such election with the required Yield Maintenance in direct order of alphabetical designation.

(d) The Indenture Trustee shall not be obligated to disburse Loss Proceeds more frequently than once every calendar month. If Loss Proceeds are applied to the payment of the Obligations, such application of Loss Proceeds to principal shall be with the applicable Yield Maintenance and shall not extend or postpone the due dates of the monthly payments due under the Notes or otherwise under the Transaction Documents, or change the amounts of such payments. If the Servicer elects to apply all of such insurance or Condemnation Proceeds toward the repayment of the Obligations in accordance with Section 2.09, the Issuer shall be entitled to obtain from the Indenture Trustee a release (without representation or warranty) of the applicable Tower Site from the Lien of the Deed of Trust relating to such Tower Site (in which event the Issuer shall not be obligated to restore the applicable property pursuant to Section 7.06(b)). If a Tower Site is sold at foreclosure or if the Indenture Trustee acquires title to a Tower Site, the Indenture Trustee shall have all of the right, title and interest of the applicable Asset Entity in and to any Loss Proceeds and unearned premiums on Insurance Policies.

(e) In no event shall the Indenture Trustee be obligated to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Issuer, less a retainage equal to the greater of (x) the actual retainage required pursuant to the permitted contract, or (y) 10% of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Asset Entities from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Servicer is reasonably satisfied that the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the re-occupancy and use of the Tower Site have been obtained from all appropriate Governmental Authorities, and the Servicer receives final lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or will be paid in full out of the retainage.

Section 7.07 Inspection; Investigation. The Issuer shall permit, and shall cause each Asset Entity to permit, any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Tower Sites and its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such party’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with such Obligor’s business. In addition, such authorized representatives of the Indenture Trustee and Servicer shall also have the right to conduct site investigations of the Tower Sites with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Obligor, such consent not to be unreasonably withheld. Unless an Event of Default has occurred and is continuing, the Indenture Trustee and Servicer shall provide advance written notice of at least 3 Business Days prior to visiting or inspecting any Tower Site or such Obligor’s offices.

Section 7.08 Compliance with Laws and Obligations. The Issuer and the Asset Entities will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any Governmental Authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation except to the extent the failure to so observe, comply or fulfill such could not reasonably be expected to have a Material Adverse Effect.

Section 7.09 Further Assurances. The Issuer shall and shall cause each Asset Entity to, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as the Indenture Trustee and/or the Servicer at any time may reasonably request to evidence, preserve and/or protect the Assets and Collateral at any time securing or intended to secure the Obligations and/or to better and more effectively carry out the purposes of this Indenture and the other Transaction Documents. The Obligors shall file or cause to be filed all documents (including, without limitation, all financing statements) required to be filed by the terms of this Indenture and any applicable Series Supplement in accordance with and within the time periods provided for in this Indenture and in each applicable Series Supplement.

Section 7.10 Performance of Agreements; Termination of Ground Lease Sites, Easement Sites and Site Management Agreements. The Issuer shall and shall cause each Asset Entity to duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements, Tenant Leases, Ground Leases, Easements and Site Management Agreements and (iii) all other agreements entered into or assumed by such Person in connection with the Tower Sites, and will not suffer or permit any material default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in clause (ii) or (iii) of this Section 7.10 would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing to the contrary, the Issuer and the Asset Entities shall be permitted to terminate (i) the ground lease with respect to any Ground Lease Site, (ii) the easement with respect to any Easement Site and (iii) the Site Management Agreement with respect to any Managed Site in each case the termination of which the Asset Entities reasonably deem necessary in accordance with prudent business practices, provided, that (i) the Issuer shall provide written notice to the Servicer and the Indenture Trustee of such determination not later than thirty (30) days prior to such termination, (ii) together with such notice the Issuer shall provide supporting information reasonably acceptable to the Servicer that immediately following such termination the DSCR will be equal to or greater than the DSCR immediately prior to such termination and (iii) if (1) the aggregate Allocated Note Amount with respect to (x) each such Tower Site for which termination has occurred under this Section 7.10 and (y) the Tower Site for which a termination is proposed, is greater than five percent (5%) of the Initial Class Principal Balance of all Classes of Notes, or (2) if after giving effect to the proposed termination, the Tenant Quality Tests would not be satisfied, the Issuer has delivered a Rating Agency Confirmation and during a Special Servicing Period, the Servicer consents to such termination.

Section 7.11 Advance Rents; New Tenant Leases. Any Rents which constitute Advance Rents Reserve Deposits shall be deposited into the Advance Rents Reserve Sub-Account to be applied in accordance with the Cash Management Agreement. The Obligors, at the request of the Indenture Trustee or the Servicer’s request, shall furnish the Indenture Trustee or Servicer, as applicable, with executed copies of all Tenant Leases entered into after the Initial Closing Date. Each such new Tenant Lease other than (x) a Tenant Lease relating to the addition of new Tower Sites pursuant to an existing Master Agreement, (y) new Tenant Leases in the form of existing Tenant Leases with the same tenants or (z) a Governmental Tenant Lease shall specifically provide that such Tenant Lease (i) is subordinate to the Deeds of Trust, provided that the Indenture Trustee agrees not to disturb the applicable Tenant’s possession for so long as such Tenant is not in default under the terms of the applicable lease (as evidenced by an agreement substantially in the form of Exhibit D (an “SNDA”); (ii) that such Tenant attorns to the Indenture Trustee; (iii) that the attornment of such Tenant shall not be terminated by foreclosure; and (iv) that in no event shall the Indenture Trustee, as holder of the Deeds of Trust or as successor landlord, be liable to such Tenant for any act or omission of any prior landlord or for any liability or obligation of any prior landlord occurring prior to the date that the Indenture Trustee or any subsequent owner acquires title to the related Tower Site. On the Initial Closing Date and at such other times as shall be required by applicable law (including upon replacement of the Manager), the Indenture Trustee shall execute a power of attorney (in the form of Exhibit E) enabling the Manager (on behalf of the Indenture Trustee) to execute SNDAs as attorney-in-fact of the Indenture Trustee and the Servicer (with the appropriate information completed therein) without any material changes being made to the form thereof.

Section 7.12 Management Agreement.

(a) The Issuer shall, and shall cause the Asset Entities as applicable to, (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Asset Entity to be performed and observed, (ii) promptly notify the Indenture Trustee and the Servicer of any notice to any of the Asset Entities of any material default under the Management Agreement of which it is aware, and (iii) prior to termination of the Manager in accordance with the terms of the Management Agreement, to renew the Management Agreement prior to each expiration date thereunder in accordance with its terms. If any of the Asset Entities shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Asset Entities to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Indenture or the other Transaction Documents, and without waiving or releasing the

Asset Entities from any of their obligations hereunder or under the Management Agreement, the Issuer grants the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to the Asset Entities, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Asset Entities to be performed or observed; provided, however, that neither the Indenture Trustee nor the Servicer will be under any obligation to pay such sums or perform such acts.

(b) The Issuer shall not permit the Asset Entities to surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other Management Agreement with any new Manager (other than an Acceptable Manager), or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of Rating Agency Confirmations from each of the Rating Agencies and written consent of the Servicer. If at any time the Servicer consents to the appointment of a new Manager, or if an Acceptable Manager shall become the Manager, such new Manager, or the Acceptable Manager, as the case may be, then the Issuer shall cause the Asset Entities to, as a condition of the Servicer’s consent, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form delivered on the Initial Closing Date.

(c) The Servicer shall have the right to require that the Manager be replaced with a Person chosen by the Issuer (or, if an Event of Default has occurred and is then continuing, the Indenture Trustee) and reasonably acceptable to the Servicer, upon the earliest to occur of any one or more of the following events: (i) the declaration of an Event of Default, (ii) the DSCR falls to less than 1.10x as of the end of any calendar quarter and the Servicer reasonably determines that such decline in the DSCR is primarily attributable to acts or omissions of the Manager rather than factors affecting the Asset Entities’ industry generally, (iii) the Manager has engaged in fraud, gross negligence or willful misconduct in connection with its performance under the Management Agreement or (iv) default on the part of the Manager in the performance of its obligations under the Management Agreement, and, with respect to the events specified in clauses (iii) and (iv) such event could reasonably be expected to have a Material Adverse Effect and remains unremedied for 30 days after the Manager receives written notice thereof from the Servicer (provided, however, if such default is reasonably susceptible of cure, but not within such 30-day period, then the Manager may be permitted up to an additional 60 days to cure such default provided that the Manager diligently and continuously pursues such cure).

The Indenture Trustee and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to, at its own expense (except to the extent that a particular expense is expressly provided herein to be an Advance or an Additional Issuer Expense) utilize other agents or attorneys), in performing certain of its obligations under this Indenture and the other Transaction Documents, including, without limitation, Tower Site management, operation, and maintenance; Tower Site dispositions, releases and substitutions; and confirmation of compliance by the Issuers with the provisions hereunder and under the other Transaction Documents and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 7.13 Maintenance of Office or Agency by Issuer.

(a) The Issuer shall maintain an office, agency or address where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuer in respect of the Notes, this Indenture and any Indenture Supplement may be served. The Issuer will give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Issuer does not furnish the Indenture Trustee with an address in The City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuer. The Issuer hereby appoints the Corporate Trust Office as its agency for such purposes.

(b) The Issuer may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer will give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 7.14 Deposits; Application of Deposits. The Obligors will deposit all Receipts into, and otherwise comply with, the Lock Box Account. All such deposits to the Lock Box Account and the Collection Account will be allocated pursuant to the terms of the Cash Management Agreement and this Indenture.

Section 7.15 Estoppel Certificates.

(a) Within ten (10) Business Days following a request by the Indenture Trustee or the Servicer, the Issuer shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer may rely) confirming (i) the amount of the outstanding principal balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Indenture, the Notes, the Deeds of Trust and the other Transaction Documents are legal, valid and binding obligations of the Issuer and each Asset Entity (as applicable) and have not been modified or amended except in accordance with the provisions thereof.

(b) Within ten (10) Business Days following a written request by the Issuer, the Indenture Trustee shall provide to the Issuer a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Notes then Outstanding, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuer, on behalf of itself and the Asset Entities, with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

Section 7.16 Indebtedness. The Issuer shall not, and shall not permit the Asset Entities to, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) The Obligations;

(b) (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business and (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Tower Site in the ordinary course of business; provided, however, (A) such trade payables are payable not later than ninety (90) days after the original invoice date and are not overdue by more than thirty (30) days and (B) the aggregate amount of such trade payables and Indebtedness relating to financing of equipment and personal property or otherwise referred to in clauses (i) and (ii) above outstanding does not, at any time, exceed $1,500,000 in the aggregate for all the Asset Entities.

In no event shall any Indebtedness other than the Obligations be secured, in whole or in part, by the Collateral or other Assets or any portion thereof or interest therein and any proceeds of any of the foregoing.

Section 7.17 No Liens. Neither the Issuer nor the Asset Entities shall create, incur, assume or permit to exist any Lien on or with respect to the Tower Sites or any other Collateral except Permitted Encumbrances.

Section 7.18 Contingent Obligations. Other than Permitted Indebtedness, the Issuer shall not, and shall not permit the Asset Entities to create or become or be liable with respect to any Contingent Obligation.

Section 7.19 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Indenture, the Issuer shall not, and shall not permit the Asset Entities to (i) amend, modify or waive any term or provision of their respective articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to violate or permit the violation of the single-purpose entity provisions set forth herein, unless required by law; or (ii) liquidate, wind-up or dissolve such Asset Entity; provided that nothing contained in this Section 7.19 shall restrict the merger or consolidation of one Asset Entity into another so long as the surviving entity is an Asset Entity.

Section 7.20 Bankruptcy, Receivers, Similar Matters. An Obligor shall not apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any other Obligor. As used in this Indenture, an “Involuntary Obligor Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor is a debtor or any portion of the Assets is property of the estate therein. An Obligor shall not file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Obligor Bankruptcy. In any Involuntary Obligor Bankruptcy, the other Obligors shall not, without the prior written consent of the Indenture Trustee and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and such Obligors shall not file or support any plan of reorganization. In any Involuntary Obligor Bankruptcy the other Obligors shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee. Without limitation of the foregoing, each such Obligor shall do all things reasonably requested by the Indenture Trustee to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee.

Section 7.21 ERISA.

(a) No ERISA Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit any Asset Entity to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b) Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer shall not, and shall not permit the Asset Entities to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Obligors or any ERISA Affiliate or increase the benefits obligation of the Obligors; provided that if the Issuer is in default of this covenant under subsection (i), the Issuer shall be deemed not to be in default if such default results solely because (x) any portion of the Notes have been, or will be, funded with plan assets of any Plan and (y) the purchase or holding of such portion of the Notes by such Plan constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of applicable Similar Law.

Section 7.22 Money for Payments to be Held in Trust.

(a) The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuer and shall have an office or agency in The City of New York where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuer hereby appoints the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b) On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts withdrawn from the Debt Service Sub-Account to be made on behalf of the Issuer by the Paying Agent, and no amounts so withdrawn from the Debt Service Sub-Account for payments of the Notes and other Obligations shall be paid over to the Issuer. All such payments shall be made based on information set forth in the Servicing Report.

(c) Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to the Issuer on an Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof (but only to the extent of the amounts so paid to the Issuer), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Indenture Trustee or such Paying Agent, before being required to make any such repayment shall at the expense and direction of the Issuer cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer, any other reasonable means of notification of such repayment (including, but not limited to, mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

Section 7.23 Ground Leases.

(a) Modification. Except as provided in this Section 7.23 or Section 7.33, the Issuer shall not, and shall not permit the Asset Entities to, modify or amend any material substantive or economic terms of, or, subject to the terms hereof, terminate or surrender any Ground Lease, in each case without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Ground Lease without the Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted, without the Servicer’s consent, to:

(i) extend the terms of the Ground Leases on commercially reasonable substantive and economic terms;

(ii) terminate or sell (including by way of assignment) any Ground Lease which the Issuer reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 7.10 or Section 7.33; and

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by a Ground Lease, and in connection therewith amend and restate the existing Ground Lease or replace the existing Ground Lease (either, an “Amended Ground Lease”), to include such additional real property; provided that such Ground Lease is on commercially reasonable substantive (including, by way of either an Estoppel or as provided by the terms of the Amended Ground Lease, such lender protections as were available to the Indenture Trustee in the Ground Lease (or Estoppel delivered in connection therewith) being replaced with the Amended Ground Lease) and economic terms (taking into consideration the additional real property covered by the Amended Ground Lease), and subject to the following conditions:

(A) the Issuer shall have provided the Servicer with at least ten (10) days’ prior written notice of the execution of the Amended Ground Lease, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Ground Lease, the Issuer shall have provided the Servicer with a copy of the Amended Ground Lease certified by the Issuer as being complete and correct, together with an Estoppel from the applicable Ground Lessor;

(B) on or prior to execution and delivery of the Amended Ground Lease, the Issuer shall have provided the Servicer with a Phase I environmental assessment report and, if any such Phase I environmental assessment report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, which in either case concludes that the subject property does not contain any Hazardous Materials (except in quantities that do not violate applicable Environmental Laws) and is not in violation of any applicable Environmental Laws;

(C) if the Ground Lease being replaced is with respect to a Mortgaged Site, simultaneously with the execution and delivery of the Amended Ground Lease, the Indenture Trustee and the Servicer shall have received (i) an amended Deed of Trust executed and delivered by a duly authorized officer of the applicable Asset Entity encumbering the property included under the Amended Ground Lease, (ii) an endorsement to (or replacement of) the existing Title Policy covering such Mortgaged Site and (iii) a Survey with respect thereto (unless the general survey exception in the Title Policy for such Mortgaged Site is eliminated without a Survey); and

(D) the Issuer shall pay or reimburse the Indenture Trustee and the Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and the Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Ground Lease, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith.

(b) Performance of Ground Leases. The Issuer shall cause the Asset Entities to fully perform as and when due each and all of their obligations under each Ground Lease in accordance with the terms of such Ground Lease, and shall not permit the Asset Entities to cause or suffer to occur any material breach or default in any of such obligations. The Issuer shall cause the Asset Entities to exercise any option to renew or extend any Ground Lease; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that such Asset Entity would be entitled to terminate or sell such Ground Lease pursuant to Section 7.23(a). If the Asset Entity does intend to exercise such option, the Issuer shall give the Servicer thirty (30) days prior written notice thereof. If any Asset Entity fails to renew a Ground Lease which is required to be renewed pursuant to this Section 7.23(b), such Asset Entity hereby grants to each of the Indenture Trustee and the Servicer a power of attorney to renew such Ground Lease on behalf of such Asset Entity.

(c) Notice of Default. If an Obligor shall receive any written notice that any Ground Lease Default has occurred, then the Issuer shall immediately notify the Indenture Trustee, the Servicer and the Manager in writing of the same and immediately deliver to the Indenture Trustee and the Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee and the Servicer shall reasonably request concerning the Ground Lease Default.

(d) Indenture Trustee’s and Servicer’s Right to Cure. Each Obligor agrees that if any Ground Lease Default shall occur and be continuing, or if any Ground Lessor asserts that a Ground Lease Default has occurred (whether or not the Obligors question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Ground Lease, and (ii) the Asset Entities’ right to terminate or sell Ground Leases in accordance with Section 7.23(a), the Servicer, upon five (5) Business Days’ prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Ground Lease, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entity’s obligations under the applicable Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Ground Lease Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Ground Lease. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Indenture Trustee or the Servicer, as applicable, within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, together with interest thereon from the date of expenditure at the rate provided for Servicing Advances in the Servicing Agreement.

(e) Legal Action. The Obligors shall not commence any action or proceeding against any Ground Lessor or affecting or potentially affecting any Ground Lease or the Asset Entities’ or the Indenture Trustee and the Servicer’s interest therein, the effect of which could cause an event of default or termination of any such Ground Lease, without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. The Issuer shall notify the Indenture Trustee and the Servicer immediately if any action or proceeding shall be commenced between any Ground Lessor and such Asset Entity, or affecting or potentially affecting any Ground Lease or such Asset Entity’s or the Indenture Trustee and the Servicer’s interest therein (including, without limitation, any case commenced by or against any Ground Lessor under the Bankruptcy Code). Each Obligor hereby grants the Indenture Trustee and the Servicer the option, exercisable upon notice from the Indenture Trustee or the Servicer to the Issuer, to participate in any such action or proceeding with counsel of the Indenture Trustee or the Servicer’s choice. Each Obligor shall cooperate with the Indenture Trustee and the Servicer, comply with the reasonable instructions of the Indenture Trustee and the Servicer, execute any and all powers, authorizations, consents or other documents reasonably required by the Indenture Trustee and the Servicer in connection therewith, and shall not settle any such action or proceeding without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Bankruptcy.

(i) If any Ground Lessor shall reject any Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, the applicable Asset Entity shall not elect to treat the Ground Lease as terminated but, rather, shall elect to remain in possession of the applicable Ground Lease Site and the leasehold estate under such Ground Lease. The lien of the Deed of Trust covering any such Mortgaged Site does and shall encumber and attach to all of the Asset Entity’s rights and remedies at any time arising under or pursuant to Section 365 of the Bankruptcy Code, including without limitation, all of such Asset Entity’s rights to remain in possession of such Tower Site and the leasehold estate.

(ii) Each Asset Entity acknowledges and agrees that in any case commenced by or against such Asset Entity under the Bankruptcy Code, the Indenture Trustee by reason of the liens and rights granted under the Deed of Trust covering a Mortgaged Site shall have a substantial and material interest in the treatment and preservation of such Asset Entity’s rights and obligations under the related Ground Lease, and such Asset Entity agrees to, in any such bankruptcy case, provide to the Indenture Trustee immediate and continuous reasonably adequate protection of such interests. Such Asset Entity and the Indenture Trustee agree that such adequate protection shall include but shall not necessarily be limited to the following:

(A) The Indenture Trustee shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Section 365 of the Bankruptcy Code, and shall, provided that, prior to an Event of Default, no such action by the Indenture Trustee would adversely and materially affect the Asset Entity’s ability to prosecute, or defend, any such claims asserted therein, have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or such Ground Lease Site.

(B) Such Asset Entity shall serve the Indenture Trustee and Servicer with copies of all notices, pleadings and other documents relating to or affecting the Ground Lease or the applicable Ground Lease Site. Such Asset Entity (i) will contemporaneously serve on the Indenture Trustee and Servicer any notice, pleading or document served by such Asset Entity on any other party in the bankruptcy case, and (ii) any notice, pleading or document served upon or received by such Asset Entity from any other party in the bankruptcy case to be served by such Asset Entity on the Indenture Trustee and Servicer promptly upon receipt by such Asset Entity.

(C) Upon written request of the Indenture Trustee or the Servicer, such Asset Entity will assume the Ground Lease, and take such steps as are necessary to preserve such Asset Entity’s right to assume the Ground Lease, including without limitation using commercially reasonable efforts to obtain extensions of time to assume or reject the Ground Lease under Section 365(d) of the Bankruptcy Code to the extent it is applicable.

(g) If the Asset Entity or the applicable Ground Lessor seek to reject any Ground Lease or have the Ground Lease deemed rejected, then prior to the hearing on such rejection such Asset Entity will give the Indenture Trustee and the Servicer, subject to applicable law, no less than twenty (20) days’ notice and opportunity to elect in lieu of rejection to have the Ground Lease assumed and assigned to a nominee of the Indenture Trustee. If the Indenture Trustee shall (which shall be at the Servicer’s direction) so elect to assume and assign the Ground Lease, such Asset Entity will, subject to applicable law, continue any request to reject the Ground Lease until after the motion to assume and assign has been heard. If the Indenture Trustee shall not elect (which shall be at the Servicer’s direction) to assume and assign the Ground Lease, then such Asset Entity agrees that the Indenture Trustee may, subject to applicable law, obtain in connection with the rejection of the Ground Lease a determination that the applicable Ground Lessor, at the Indenture Trustee’s option (which shall be at the Servicer’s direction), shall (1) agree to terminate the Ground Lease and enter into a new lease with the Indenture Trustee on the same terms and conditions as the Ground Lease, for the remaining term of the Ground Lease, or (2) treat the Ground Lease as breached and provide the Indenture Trustee with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

Such Asset Entity agrees to join with and support any request by the Indenture Trustee to grant and approve the foregoing as necessary for adequate protection of the Indenture Trustee’s interests. Notwithstanding the foregoing, the Indenture Trustee may seek additional terms and conditions, including such economic and monetary protections as it or the Servicer deems reasonably appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit the Indenture Trustee’s right to receive the specific elements of adequate protection set forth herein.

Each Asset Entity hereby appoints the Indenture Trustee as its attorney in fact to act on behalf of such Asset Entity in connection with all matters relating to or arising out of the assumption or rejection of any Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney shall be present, unconditional, irrevocable, durable and coupled with an interest.

Section 7.24 Easements.

(a) Modification. Except as provided in this Section 7.24 or Section 7.33, the Issuer shall not, and shall not permit the Asset Entities to, modify or amend any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Easement, in each case without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Easement without the Indenture Trustee and Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be permitted, without the Indenture Trustee and Servicer’s consent, to:

(i) extend the terms of the Easement on commercially reasonable substantive and economic terms;

(ii) terminate or sell (including by way of assignment) any Easement which the Issuer reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 7.10 or Section 7.33;

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by an Easement, and in connection therewith amend and restate or replace the existing agreement establishing the Easement (an “Amended Easement”), to include such additional real property; provided that such Amended Easement is on commercially reasonable substantive and economic terms (taking into consideration the additional real property covered by the Amended Easement), and subject to the following conditions:

(A) the Issuer shall have provided the Servicer with at least ten (10) day’s prior written notice of the execution of the Amended Easement, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Easement, the Issuer shall have provided the Servicer with a copy of the Amended Easement certified by Issuer as being true, accurate and complete;

(B) on or prior to execution and delivery of the Amended Easement, the Issuer shall have caused the applicable Asset Entity to provide the Servicer with a Phase I environmental assessment report and, if any such Phase I environmental assessment report reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, which in either case concludes that the subject property does not contain any Hazardous Materials (except for quantities that do not violate applicable Environmental Laws) and is not in violation of any applicable Environmental Laws;

(C) if the Easement being replaced is with respect to a Mortgaged Site, simultaneously with the execution and delivery of the Amended Easement, the Indenture Trustee and the Servicer shall have received (i) an amended Deed of Trust executed and delivered by a duly authorized officer of the applicable Asset Entity encumbering the property included under the Amended Easement, (ii) an endorsement to (or replacement of) the existing Title Policy covering such Mortgaged Site and (iii) a Survey with respect thereto (unless the general survey exception in the Title Policy for such Mortgaged Site is eliminated without a Survey); and

(D) the Issuer shall pay or reimburse the Indenture Trustee for all reasonable costs and expenses incurred by the Indenture Trustee and Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Easement, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith.

(b) Performance of Easements. The Issuer shall cause the Asset Entities to fully perform as and when due each and all of their obligations under each Easement in accordance with the terms of such Easement, and shall not permit the Asset Entities to, cause or suffer to occur any material breach or default in any of such obligations. The Issuer shall cause the Asset Entities to exercise any option to renew or extend any Easement; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that such the Asset Entity would be entitled to terminate or sell such Easement pursuant to Section 7.24(a). If the Asset Entity does intend to exercise such option, the Issuer shall give the Servicer thirty (30) days prior written notice thereof. If any Asset Entity fails to renew an Easement which is required to be renewed pursuant to this Section 7.24(b), such Asset Entity hereby grants to each of the Indenture Trustee and the Servicer a power of attorney to renew such Easement on behalf of such Asset Entity.

(c) Notice of Default. If any of the Asset Entities shall have or receive any written notice that any Easement Default has occurred, then the Issuer shall immediately notify the Indenture Trustee and Servicer in writing of the same and immediately deliver to the Indenture Trustee and Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee and Servicer shall reasonably request concerning the Easement Default.

(d) The Indenture Trustee’s and Servicer’s Right to Cure. Each Obligor agrees that if any Easement Default shall occur and be continuing, or if any fee owner asserts that an Easement Default has occurred (whether or not the Obligors question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Easement, and (ii) the Asset Entities’ right to terminate or sell Easements in accordance with Section 7.24(a), the Servicer, upon five (5) Business Days prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the

Indenture Trustee’s interest in the Easement, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entity’s obligations under the applicable Easement, (ii) curing or attempting to cure any actual or purported Easement Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Easement Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Easement. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Indenture Trustee or the Servicer, as applicable, within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, together with interest thereon from the date of expenditure at the rate provided for Servicing Advances in the Servicing Agreement.

Section 7.25 Managed Sites.

(a) Modification. Except as provided in this Section 7.25 or Section 7.33, the Issuer shall not, and shall not permit the Asset Entities to, modify or amend any material substantive or economic terms of, or, subject to the terms herein, terminate or surrender any Site Management Agreement, in each case without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Site Management Agreement without the Indenture Trustee and Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Asset Entities shall be, without the Indenture Trustee and Servicer’s consent, to:

(i) extend the terms of the Site Management Agreement on commercially reasonable substantive and economic terms;

(ii) terminate or sell (including by way of assignment) any Site Management Agreement which the Issuer reasonably deems necessary in accordance with prudent business practices subject to the provisions of Section 7.10 or Section 7.33; and

(iii) provided no Event of Default shall have occurred and is then continuing, increase the scope of the area or add sites included within a Managed Site covered by the Site Management Agreement, and in connection therewith amend and restate or replace the existing Site Management Agreement (an “Amended Site Management Agreement”); provided that such Amended Site Management Agreement is on commercially reasonable substantive and economic terms (taking into consideration the additional scope of the Amended Site Management Agreement); and subject to the following conditions:

(A) the Issuer shall have provided the Servicer with at least ten (10) days prior written notice of the execution of the Amended Site Management Agreement, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Site Management Agreement, the Issuer shall have provided the Servicer with a copy thereof certified by Issuer as being true, accurate and complete; and

(B) the Issuer shall pay or reimburse the Indenture Trustee for all reasonable costs and expenses incurred by the Indenture Trustee and Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Easement, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith.

(b) Performance of Site Management Agreements. The Issuer shall cause the Asset Entities to fully perform as and when due each and all of their obligations under each Site Management Agreement in accordance with the terms of such Site Management Agreement, and shall not permit the Asset Entities to, cause or suffer to occur any material breach or default in any of such obligations. The Issuer shall cause the Asset Entities to exercise any option to renew or extend any Site Management Agreement; provided that an Asset Entity may elect not to exercise any such option if, and to the same extent that such Asset Entity would be entitled to terminate or sell such Site Management Agreement pursuant to Section 7.25(a). If the Asset Entity does intend to exercise such option, the Issuer shall give the Servicer thirty (30) days prior written notice thereof. If any Asset Entity fails to renew a Site Management Agreement which is required to be renewed pursuant to this Section 7.25(b), such Asset Entity hereby grants to each of the Indenture Trustee and the Servicer a power of attorney to renew such Site Management Agreement on behalf of such Asset Entity.

(c) Notice of Default. If any of the Asset Entities shall have or receive any written notice that any Site Management Default has occurred, then the Issuer shall immediately notify the Indenture Trustee and Servicer in writing of the same and immediately deliver to the Indenture Trustee and Servicer a true and complete copy of each such notice. Further, the Issuer shall provide such documents and information as the Indenture Trustee and Servicer shall reasonably request concerning the Site Management Default.

(d) The Indenture Trustee and Servicer’s Right to Cure. Each Obligor agrees that if any Site Management Default shall occur and be continuing, or if any fee owner asserts that a Site Management Default has occurred (whether or not the Obligors question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Site Management Agreement, and (ii) the Asset Entities’ right to terminate or sell Site Management Agreement in accordance with Section 7.25(a), the Servicer, upon five (5) Business Days prior written notice to the Issuer, unless the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Site Management Agreement, may (but shall not be obligated to) take any action that the Servicer deems reasonably necessary, including, without limitation, (i) performance or attempted performance of the applicable Asset Entity’s obligations under the applicable Site Management Agreement, (ii) curing or attempting to cure any actual or purported Site Management Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Managed Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, the Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Site Management Agreement. The Indenture Trustee or the Servicer may pay and

expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuer shall pay to the Indenture Trustee or the Servicer, as applicable, within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, together with interest thereon from the date of expenditure at the rate provided for Servicing Advances in the Servicing Agreement.

Section 7.26 Rule 144A Information. So long as any of the Notes are Outstanding, and the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a Noteholder, the Issuer shall promptly furnish at its expense to such Holder, and the prospective purchasers designated by such Holder, Rule 144A Information in order to permit compliance with Rule 144A under the Securities Act in connection with the resale of such Notes by such Holder. The Issuer shall include a Reminder Notice with any Rule 144A Information furnished, and shall provide a copy of such information and notice to the Depositary with a request that participants in the Depositary forward such information to Note Owners.

Section 7.27 Notice of Events of Default. The Issuer shall give the Indenture Trustee, the Servicer and the Rating Agencies prompt written notice of each Event of Default hereunder and the Indenture Trustee and Servicer notice of each default on the part of any party to the other Transaction Documents with respect to any of the provisions thereof of which the Issuer has Knowledge.

Section 7.28 Maintenance of Books and Records. The Issuer shall, and shall cause the Asset Entities to, maintain and implement, administrative and operating procedures reasonably necessary in the performance of their obligations hereunder and the Issuer shall, and shall cause the Asset Entities to, keep and maintain at all times, or cause to be kept and maintained at all times, all documents, books, records, accounts and other information reasonably necessary or advisable for the performance of their obligations hereunder to the extent required under applicable law.

Section 7.29 Continuation of Ratings. To the extent permitted by applicable laws, rules or regulations, the Issuer shall, and shall cause the Asset Entities to, (i) provide the Rating Agencies with information, to the extent reasonably obtainable by the Issuer or the Asset Entities, and take all reasonable action necessary to enable the Rating Agencies to monitor the credit ratings of the Notes, and (ii) pay such ongoing fees of the Rating Agencies as they may reasonably request to monitor their respective ratings of the Notes.

Section 7.30 The Indenture Trustee and Servicer’s Expenses. The Issuer shall pay, on demand by the Indenture Trustee or the Servicer, all reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Notes and the Transaction Documents, and in the preservation and protection of the Indenture Trustee’s rights hereunder and thereunder. Without limitation the Issuer shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Indenture Trustee and the Servicer in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) involving the Obligors, the Manager or the Guarantor.

Section 7.31 Disposition of Tower Sites; Reinvestment of Disposition Proceeds. The Asset Entities will not dispose or otherwise transfer Tower Sites except as expressly permitted in this Section 7.31. The Asset Entities may dispose of Tower Sites at any time; provided that (i) during a Special Servicing Period, no Tower Site dispositions may be made without the Servicer’s consent and (ii) if, after giving effect to any proposed disposition of a Tower Site, the Tenant Quality Tests would not be satisfied, the Issuer shall have delivered to the Indenture Trustee a Rating Agency Confirmation with respect thereto. In connection with each disposition of a Tower Site, the Issuer shall prepay the Notes in accordance with Section 2.09(b) in an amount equal to the Release Price, together with the applicable Prepayment Consideration if the prepayment of any Class of any Series of Notes occurs prior to the Prepayment Period for such Class of such Series of Notes, provided that in any 12-month period dispositions of Tower Sites having an aggregate Allocated Note Amount of up to $5,000,000 may be made without any prepayment if (1) the proceeds from the disposition of such Tower Sites is an amount equal to or greater than 125% of the Allocated Note Amount of such Tower Sites, (2) the Issuer delivers a notice to the Servicer that the net cash proceeds of such disposition will be deposited into an account with the Indenture Trustee (the “Liquidated Tower Replacement Account”) and within six months will be used by an Asset Entity to acquire Tower Sites and (3) the pro forma Debt Service Coverage Ratio following the disposition is not less than the Debt Service Coverage Ratio immediately prior thereto after giving pro forma effect to the receipt of proceeds in connection with such disposition. Funds deposited in the Liquidated Tower Replacement Account may be used by the Asset Entities to acquire Tower Sites, provided that the Tower Sites so acquired meet the requirements described in clauses (ii) through (vi) of Section 7.32, as if the acquired Tower Sites were Replacement Tower Sites. Any funds remaining in the Liquidated Tower Replacement Account on the Payment Date falling more than six months after the date of deposit will be withdrawn by the Indenture Trustee on such Payment Date and applied to prepay the Notes pursuant to Section 2.09(b). The rights set forth in this Section 7.31 shall be in addition to the rights related to substitutions of Tower Sites set forth in Section 7.32. Prior to the first such disposition of Tower Sites, the Issuer will open the Liquidated Tower Replacement Account with the Indenture Trustee.

Section 7.32 Tower Site Substitution. The Asset Entities shall not replace Tower Sites with Replacement Tower Sites except as expressly permitted by this Section 7.32. At any time prior to the earliest Anticipated Repayment Date for any Series of Notes then Outstanding, the Asset Entities may substitute a new tower site or tower sites for one or more of the Tower Sites then owned by an Asset Entity (each a “Replacement Tower Site”); provided that: (i) the Allocated Note Amounts of the Replacement Tower Sites (other than those replaced to cure a default) do not in the aggregate exceed 5% of the Initial Class Principal Balance of all Classes of Notes during any calendar year, with any unused portion of such limit permitted to be carried over into subsequent years subject to a carry over limit of 25%, (ii) (v) after giving effect to the substitution the Tenant Quality Tests shall be satisfied, (w) if the Replacement Tower Sites are subject to a Ground Lease, such Ground Lease has a term, including all available extensions thereof, of not less than 15 years from the date of substitution, (x) the weighted average Remaining Term of the Tenant Leases for the replacement Tower Sites is equal to or longer than the weighted average Remaining Term of the Tenant Leases on the replaced Tower Sites, (y) the Maintenance Capital Expenditures for the Replacement Tower Sites are not materially greater than the Maintenance Capital Expenditures for the replaced Tower Sites, in each case unless Rating Agency Confirmation is obtained and (z) if during a Special Servicing Period, the

Servicer consents to such substitution, (iii) after the substitution the DSCR shall be at least equal to the DSCR as of the date immediately preceding the substitution, (iv) the Indenture Trustee and the Servicer will have received such legal opinions as may be reasonably requested, (v) the Issuer shall, or shall have caused the applicable Asset Entity to, have reimbursed the Indenture Trustee and the Servicer for all third party out-of-pocket costs and expenses incurred by the Indenture Trustee and the Servicer in relation to such substitution, (vi) the Issuer shall, or shall have caused the applicable Asset Entity to, have delivered a Phase I environment assessment report, and if any Phase I environmental assessment report conducted pursuant to the immediately preceding clause reveals any condition that in the Servicer’s reasonable judgment so warrants, a Phase II environmental assessment report, to the Indenture Trustee and the Servicer, and such report or reports do not disclose any material violation of applicable Environmental Laws and (vii) if any such Replacement Tower Site is a Mortgaged Site, a Deed of Trust, a Title Policy and a Survey with respect thereto (unless the general survey exception in the Title Policy for such Mortgaged Site is eliminated without a Survey with respect thereto). Additionally, the Asset Entities may convert any Ground Leased Site or an Easement Site to an Owned Fee Site or any Managed Site to an Owned Fee Site at any time, provided that such conversion complies with clauses (ii)(z) and (iii) through (vii) of this Section 7.32. No such conversion will be counted towards the 5% limitation described in clause (i) above.

Section 7.33 Asset Entities’ Option to Dispose of Tower Assets. In connection with a release and disposition associated with the payment in full of the outstanding principal amount of a Series of Notes, the Asset Entities will have the option to dispose of one or more Tower Sites, related Tenant Leases and other assets related to such Tower Sites (collectively, the “Tower Assets”), and the Issuer will have the option to dispose of one or more Asset Entities that own Tower Assets to one or more Persons (including Affiliates of the Asset Entities) without the Servicer’s consent; provided, that the following conditions must be satisfied: (a) no Event of Default has occurred and is continuing and no Amortization Period is continuing, (b) during a Special Servicing Period, the Servicer consents thereto, (c) a Rating Agency Confirmation is obtained with respect to such release or disposition and (d) (i) the pro forma Debt Service Coverage Ratio for each Class of Notes bearing the same alphabetical designation immediately after, and after giving effect to, such disposition and any prepayment or issuance of Notes of such Class occurring concurrently with such disposition is not less than the Debt Service Coverage Ratio for such Class immediately prior to such disposition and issuance or prepayment, if any, (ii) after giving effect to such disposition, (A) the pro forma percentage of revenues for the Tower Sites owned by the Asset Entities and that are represented by wireless voice or data and investment grade Tenants (taken together) after such disposition is equal to or greater than the percentage of revenues for the Tower Sites owned by the Asset Entities and that are represented by wireless voice or data and investment grade Tenants (taken together) immediately prior to such disposition, (B) the percentage of revenues derived from Tenant Leases with terms (which terms shall include any renewal periods as if such renewals will occur) that exceed ten years is equal to or greater than (x) the percentage of revenues derived from Tenant Leases with terms (which terms shall include any renewal periods as if such renewals will occur) that exceed ten years immediately prior to such disposition minus (y) 2.5%, (C) the percentage of Tower Sites that are Owned Fee Sites, Easement Sites and Ground Lease Sites with terms (which terms shall include any renewal periods as if such renewals will occur) that exceed ten years is equal to or greater than 85%, (D) the percentage of Tower Sites that are located in the Top 100 BTA is equal to or greater than 40%, (E) in no event shall the aggregate value (based on Annualized Run

Rate Net Cash Flow as of the end of the most recent fiscal quarter prior to the date of such release or disposition) of the Tower Sites included in the Tower Assets owned by the Asset Entities immediately after such disposal pursuant to this provision be less than the product of (x) (i) the aggregate principal amount of Notes outstanding immediately after such disposal (after giving effect to any prepayment or issuance of any Notes concurrently with such disposal) divided by (ii) the aggregate principal amount of all Notes outstanding immediately prior to such disposal (without giving effect to any prepayment or issuance of any Notes concurrently with such disposal), and (y) the aggregate value (based on Annualized Run Rate Net Cash Flow as of the end of the most recent fiscal quarter prior to the date of such disposal) of the Tower Sites included in the Tower Assets owned by the Asset Entities immediately prior to such release or disposition; provided that the Servicer and the Indenture Trustee shall have been paid all outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses and all unpaid fees and expenses to the extent then due and payable to the Servicer and the Indenture Trustee, as applicable, under the Transaction Documents (in each case only to the extent sufficient funds for payment in full of such amounts have not been deposited in the Collection Account for distribution on the applicable Payment Date). In connection with any disposition or dissolution of an Asset Entity in connection with this Section 7.33, any documents or instruments prepared to effect such disposition or dissolution of such Asset Entity will be subject to the reasonable review of the Servicer.

Section 7.34 Environmental Remediation. Each Asset Entity agrees to commence, within 30 days (or such shorter period as may be required by law) after written demand by the Indenture Trustee or the Servicer and diligently prosecute to completion any Remedial Work of any kind required by it under applicable Environmental Laws. If an Asset Entity fails to promptly commence and diligently pursue to completion any Remedial Work, the Servicer may (but will not be obligated to), upon 30 days prior notice to the Issuer of its intention to do so, cause such Remedial Work to be performed. If requested by the Servicer in connection with any Remedial Work with respect to any Tower Site that is projected to cost in excess of $500,000, the applicable Asset Entity agrees to cause such Remedial Work to be performed by licensed contractors and under the supervision of a consulting engineer, each approved in advance by the Servicer, such approval to not be unreasonably withheld. The Obligors agree to pay or reimburse the Servicer for all expenses reasonably incurred by the Servicer in connection with (a) monitoring, reviewing or performing such Remedial Work, (b) investigating potential environmental claims against the Asset Entities or (c) participating in any legal or administrative proceeding concerning any applicable Environmental Law will be required to be paid or reimbursed by the Asset Entities.

ARTICLE VIII

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.01 Applicable to the Issuer, the Guarantor and the Asset Entities. The Issuer hereby represents, warrants and covenants as of the Initial Closing Date and until such time as all Obligations are paid in full, that each of the Issuer, the Guarantor and the Asset Entities (the “Issuer Parties”):

(a) Except for properties, or interests therein, which the Issuer Parties have sold and for which the Issuer Parties have no continuing obligations or liabilities, the Issuer Parties have not owned, and do not own and will not own any assets other than (i) with respect to the Asset Entities, the Tower Sites (including incidental personal property necessary for the operation thereof and proceeds therefrom), and (ii) with respect to the Issuer, direct or indirect ownership interests in the Asset Entities or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Asset Entities (the “Asset Entity Interests”);

(b) have not, and are not, engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Tower Sites or the Asset Entity Interests, as applicable;

(c) have not entered into, and will not enter into, any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Issuer Party except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Affiliate (it being understood that the Management Agreement and the other Transaction Documents comply with this covenant);

(d) have not incurred any Indebtedness that remains outstanding as of the Initial Closing Date and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e) have not made any loans or advances to any Person (other than among the Issuer Parties) that remain outstanding as of the Initial Closing Date and will not make any loan or advance to any Person (including any of its Affiliates) other than another Issuer Party, and have not acquired and will not acquire obligations or securities of any of their Affiliates other than the other Issuer Parties;

(f) are and reasonably expect to remain solvent and pay their own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due;

(g) have done or caused to be done and will do all things necessary to preserve their existence, and will not, nor will any partner, member, shareholder, trustee, beneficiary, or principal amend, modify or otherwise change their articles of incorporation, by-laws, articles of organization, operating agreement, or other organizational documents in any manner with respect to the matters set forth in this Article VIII except as otherwise permitted under such organizational documents;

(h) have continuously maintained, and shall continuously maintain, their existence and be qualified to do business in all states necessary to carry on their business, specifically including in the case of each Asset Entity, the states where its Tower Sites are located;

(i) have conducted and operated, and will conduct and operate, their business as presently contemplated with respect to ownership of the Tower Sites, or the Asset Entity Interests, as applicable;

(j) have maintained, and will maintain, books and records and bank accounts (other than bank accounts established hereunder, or established by Manager pursuant to the Management Agreement) separate from those of their partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person (other than the other Issuer Parties) and the Issuer Parties will maintain financial statements separate from their Affiliates except that they may also be included in consolidated financial statements of their Affiliates; provided, that the Issuer Parties’ assets may be included in consolidated financial statements of its Affiliates if (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Issuer Parties from such Affiliate and to indicate that the Issuer Parties’ assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Issuer Parties’ own separate balance sheet;

(k) except as contemplated by the Management Agreement, have at all times held, and will continue to hold, themselves out to the public as, legal entities separate and distinct from any other Person (including any of their partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person (other than the other Issuer Parties) and will correct any known misunderstandings regarding their existence as separate legal entities;

(l) have paid, and will pay, the salaries of their own employees, if any;

(m) have allocated, and will continue to allocate, fairly and reasonably any overhead for shared office space;

(n) will use their own stationery, invoices and checks (other than the Issuer Parties, who are expressly permitted to use, along with other Issuer Parties only, common stationary, invoices and checks);

(o) have filed, and will continue to file, their own tax returns with respect to themselves (or consolidated tax returns, if applicable) as may be required under applicable law;

(p) reasonably expect to maintain adequate capital for their obligations in light of their contemplated business operations; provided however, that the foregoing shall not require its respective Member to make additional capital contributions to such company;

(q) have not sought, acquiesced in, or suffered or permitted, and will not seek, acquiesce in, or suffer or permit, their liquidation, dissolution or winding up, in whole or in part;

(r) except as otherwise permitted hereunder, will not enter into any transaction of merger or consolidation, sell all or substantially all of their assets, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(s) have not commingled or permitted to be commingled, and will not commingle or permit to be commingled, their funds or other assets with those of any other Person (other than, with respect to the Issuer Parties, each other Issuer Party, or as may be held by Manager, as agent, for each Asset Entity pursuant to the terms of the Management Agreement);

(t) have and will maintain their assets in such a manner that it is not costly or difficult to segregate, ascertain or identify their individual assets from those of any other Person;

(u) do not and will not hold themselves out to be responsible for the debts or obligations (other than the Obligations) of any other Person (other than another Issuer Party);

(v) have not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Issuer Parties) that remains outstanding, and will not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Issuer Parties) that remains outstanding;

(w) have not pledged their assets to secure obligations of any other Person (other than the other Issuer Parties) and will not pledge their assets to secure obligations of any other Person (other than the other Issuer Parties);

(x) have not held, and, except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to their assets other than in their names;

(y) shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by them contained in or appended to the nonconsolidation opinion delivered pursuant hereto on the Initial Closing Date;

(z) have conducted, and will continue to conduct, their businesses in their own names;

(aa) have observed, and will continue to observe, all corporate or limited liability company, as applicable, formalities; and

(bb) since the Initial Closing Date, have not formed, acquired or held any subsidiary (other than another Issuer Party) and will not form, acquire or hold any subsidiary (other than another Issuer Party).

Section 8.02 Applicable to the Issuer and the Guarantor. In addition to its respective obligations under Section 8.01, and without limiting the provisions of Section 7.20, the Issuer and the Guarantor hereby represent, warrant and covenant as of the Closing Date and until such time as all Obligations are paid in full:

(a) The Issuer and the Guarantor shall not, and the Issuer shall not in its capacity as the sole member of any Asset Entity, permit such Asset Entity to, without the prior unanimous written consent of the board of directors of the Issuer or the Guarantor, as the case may be, including the independent directors of such board, institute proceedings for any of themselves to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against themselves; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for themselves or a substantial part of their property; make or consent to any assignment for the benefit of creditors; or admit in writing their inability to pay their debts generally as they become due;

(b) Each of the Issuer and the Guarantor has and at all times shall maintain at least two (2) independent directors on its board of directors, who shall be selected by the Member of the Issuer or the Guarantor, as the case may be.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01 Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to any Notes of a particular Series except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of a particular Series, (iii) rights of Noteholders of a particular Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.02 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of a particular Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments, to be prepared by the Issuer or its counsel, acknowledging satisfaction and discharge of this Indenture with respect to the Notes of a particular Series, when:

(A) either of

(1) all Notes of a particular Series theretofore authenticated and delivered (other than (i) Notes of a particular Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of a particular Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.22) have been delivered to the Indenture Trustee for cancellation; or

(2) all Notes not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which will mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(B) the Issuer has paid or caused to be paid all Obligations and other sums due and payable hereunder by the Issuer; and

(C) the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 15.01 and, subject to Section 15.02, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture with respect to such Series have been complied with.

Section 9.02 Application of Trust Money. With respect to such Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series and this Indenture, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Indenture or required by law.

Section 9.03 Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Indenture with respect to such Notes shall, upon demand of the Issuer, be paid to the Indenture Trustee to be held and applied according to Section 7.22 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. Subject to the standard of care set forth in Section 11.01(a), which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Indenture and other Transaction Documents, upon the occurrence of an Event of Default are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default, including, without limitation, the right to institute and prosecute any Proceeding on behalf of the Indenture Trustee and Noteholders and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Class Representative set forth in Section 10.05. “Event of Default”, wherever used in this Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a) Principal and Interest. Failure of the Issuer to make any payment of interest or principal due on the Notes on any Payment Date;

(b) Other Monetary Default. Any monetary default by the Guarantor or the Obligors under any Transaction Document (other than the Indenture) which monetary default continues beyond the applicable cure period set forth in the corresponding Transaction Document, or if no cure period is set forth in such Transaction Document, which default continues unremedied for a period of five (5) Business Days after receipt by the Issuer of written notice from the Indenture Trustee of such default requiring such default to be remedied;

(c) Other Defaults Under Indenture. Any material default by the Obligors in the observance and performance of or compliance with any covenant or agreement contained in this Indenture (other than as provided in Section 10.01(a)) which default shall continue unremedied for a period of thirty (30) days after (x) receipt by the Issuer of written notice from the Indenture Trustee of such default requiring such default to be remedied or (y) the Manager has become aware of any such default; provided, however, that if (i) the default is reasonably susceptible of cure but not within such period of thirty (30) days, (ii) the Obligors have commenced the cure within such thirty (30) day period and have pursued such cure diligently, and (iii) the Obligors deliver to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Obligors in the exercise of due diligence to cure such default, but in no event beyond one hundred and twenty (120) days after the original notice of default, provided that the Obligors continue to diligently and continuously pursue such cure;

(d) Non-Monetary Defaults Under Transaction Documents. Any material default by the Guarantor or an Obligor in the observance and performance of or compliance with any non-monetary covenant or agreement contained in any Transaction Document other than this Indenture, or any breach of any other representation or warranty contained therein, and which default shall continue unremedied for a period of thirty (30) days after receipt by the Issuer of written notice from the Indenture Trustee of such default requiring such default to be remedied; provided however that if (i) the default is capable of cure but not within such period of thirty (30) days, (ii) the defaulting party has commenced the cure within such thirty (30) day period and has pursued such cure diligently, and (iii) the defaulting party delivers to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, then such period shall be extended for so long as is reasonably necessary for the defaulting party in the exercise of due diligence to cure such default, but in no event beyond thirty (30) days after the original notice of default; provided that the defaulting party continues to diligently and continuously pursue such cure; or any breach of a representation or warranty of an Obligor contained in any Transaction Document and, if such breach is reasonably susceptible to cure, the continuation of such breach for a period of 30 days after written notice;

(e) Defaults Deemed Events of Default. The occurrence or existence of any event or circumstance under any Transaction Document that is an “Event of Default” pursuant to the terms of such Transaction Document;

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, in an Involuntary Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law unless dismissed within ninety (90) days; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, is commenced, in which the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer is a debtor or any portion of the Tower Sites is property of the estate therein, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, over all or a substantial part of its or their property, is entered or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Guarantor or any of its direct or indirect subsidiaries, as applicable, for all or a substantial part of the property of such Person;

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, or the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer, for all or a substantial part of the property of the Guarantor or any of its direct or indirect subsidiaries; (ii) the Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of Issuer, the Guarantor or any of the direct or indirect subsidiaries of the Issuer adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 10.01(g);

(h) Bankruptcy Involving Equity Interests or Tower Sites. Other than as described in either of Sections 10.01(f) or 10.01(g), all or any portion of the Collateral becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within ninety (90) days following its occurrence);

(i) Solvency. Any Obligor or Guarantor ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due.

(j) Transfer Restrictions. Global Tower Management, LLC shall cease to own, directly or indirectly, at least a majority of the ownership interests in the Guarantor or an Obligor (except in connection with the disposition of an Asset Entity otherwise permitted hereunder) unless, in connection with a transfer or a series of transfers that result in the proposed transferee, together with affiliates of such transferee, owning in the aggregate (directly or indirectly) more than 49% of the economic and beneficial interests in the Guarantor (where, prior to such transfer, such proposed transferee and its affiliates owned in the aggregate (directly or indirectly) 49% or less of such interests in the Guarantor), the Indenture Trustee shall have received, prior to such transfer, both (x) evidence reasonably satisfactory to the Indenture Trustee (which will be required to include a legal non-consolidation opinion reasonably acceptable to the Indenture Trustee and the Rating Agencies) that the single purpose nature and bankruptcy remoteness of the Guarantor, Issuer and the Asset Entities following such transfer or transfers will be the same as prior to such transfer or transfers and (y) a Rating Agency Confirmation.

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 10.02 Acceleration and Remedies. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee may, in its own discretion, and will, at the direction of the Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes, declare all of the Notes immediately due and payable, by written notice in writing to the Issuer. Upon any such declaration, the Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, the applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 15.16.

(a) At any time after a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes may, with written notice to the Issuer and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, such rescission or annulment shall be effective only if:

(i) the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A) all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B) all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 shall have been paid in full; and

(ii) all Events of Default, other than the nonpayment of the principal and interest of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(b) Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Issuer (or the Guarantor) under this Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Tower Sites, the Assets, Tenant Leases or the Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee has exhausted all of its remedies against each Tower Site, the Assets, Tenant Leases and the Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(c) The Indenture Trustee (or Servicer on its behalf) shall have the right from time to time to partially foreclose the Deeds of Trust in any manner and for any amounts secured by the Deeds of Trust then due and payable as determined by the Indenture Trustee (or Servicer on its behalf) in its sole discretion including, without limitation, the following circumstances: (i) in the event the Issuer defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, the Indenture Trustee (or Servicer on its behalf) may foreclose the Deeds of Trust to recover such delinquent payments, or (ii) in the event the Indenture Trustee (or Servicer on its behalf) elects to accelerate less than the entire outstanding principal balance of the Notes, the Indenture Trustee (or Servicer on its behalf) may foreclose the Deeds of Trust or any of them to recover so much of the principal balance of the Notes as the Indenture Trustee (or Servicer on its behalf) may accelerate and such other sums secured by the Deeds of Trust as the Indenture Trustee (or Servicer on its behalf) may elect. Notwithstanding one or more partial foreclosures, the Tower Sites shall remain subject to the Deeds of Trust to secure payment of sums secured by the Deeds of Trust and not previously recovered.

(d) Any amounts recovered from the Tower Sites, the Assets, Tenant Leases or any Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default may be applied by the Indenture Trustee toward the payment of any interest and/or principal of the Notes and/or any other amounts due under the Transaction Documents in such order, priority and proportions as the Indenture Trustee in its sole discretion shall determine; provided, however, that any such payments on the Notes will be made in accordance with the priorities set forth in Article V of this Indenture.

(e) The rights and remedies set forth in this Section 10.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Indenture or any other Transaction Document including, without limitation, the rights and remedies provided for in Section 10.08.

Section 10.03 Performance by the Indenture Trustee. Upon the occurrence and during the continuance of an Event of Default, if any of the Asset Entities, the Issuer, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may perform or attempt to perform such covenant, duty or agreement on behalf of such Asset Entity, the Issuer, the Guarantor or the Manager including making protective advances on behalf of any Asset Entities, or, in its sole discretion, causing the obligations of the Issuer to be satisfied with the proceeds of any Reserve. In such event, the Issuer shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves, any actual amount reasonably expended or disbursed by the Indenture Trustee in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Asset Entities, the Issuer, the Guarantor or the Manager under this Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee shall cure any Event of Default hereunder.

Section 10.04 Evidence of Compliance. Promptly following request by the Indenture Trustee, the Issuer shall, and/or shall cause each Asset Entity, the Guarantor or the Manager to, provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

Section 10.05 Controlling Class Representative.

(a) The Noteholders (or, in the case of Book-Entry Notes, the Outstanding Note Owners) of the Controlling Class whose Notes represent more than 50% of the related Class Principal Balance shall be entitled, to select a representative (the “Controlling Class Representative”) having the rights and powers specified in the Servicing Agreement and this Indenture (including those specified in Section 10.06) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Class Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of Notes representing more than 50% of the Outstanding Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Indenture Trustee that the

Controlling Class has changed, the Indenture Trustee shall promptly notify the Issuer, Servicer and the Noteholders (and, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) and clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process established by the Indenture Trustee for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Notes, the Assets and/or the Servicing Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Servicing Agreement may deal (including their names, titles, work addresses and facsimile numbers). No Affiliate of the Issuer may act as Controlling Class Representative.

(b) Within ten (10) Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Notes) of any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Indenture Trustee has actual knowledge the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, of the Controlling Class and the Servicer a notice setting forth the identity of the new Controlling Class Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary or the DTC Participants, each Note Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of such Notes, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Noteholders (or, if applicable, Note Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Indenture Trustee shall notify the parties to this Indenture of such event.

(c) A Controlling Class Representative may at any time resign as such by giving written notice to the Indenture Trustee and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner) of the Controlling Class. The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class whose Notes represent more than 50% of the Outstanding Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Indenture Trustee and to such existing Controlling Class Representative.

(d) Once a Controlling Class Representative has been selected pursuant to this Section 10.05, each of the parties to the Servicing Agreement and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) of the Controlling Class, by

Class Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Servicing Agreement and each Noteholder (or, in the case of Book-Entry Notes, Note Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e) Any and all expenses of the Controlling Class Representative shall be borne by the Noteholders (or, if applicable, the Note Owners) (with any costs incurred in connection therewith being deemed to be reimbursable Additional Issuer Expenses) of Notes of the Controlling Class, pro rata according to their respective Percentage Interests in such Class. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by an Obligor with respect to the Servicing Agreement or the Notes, the Controlling Class Representative shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee are also named parties to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Class Representative) the Servicer on behalf of the Indenture Trustee shall, subject to the Servicing Agreement, assume the defense of any such claim against the Controlling Class Representative.

Section 10.06 Certain Rights and Powers of the Controlling Class Representative.

(a) At any time that the Servicer proposes to transfer the ownership of a Tower Site or the ownership of the direct or indirect equity interests of any of the Asset Entities, the Controlling Class Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other Section of this Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Class Representative has objected in writing within ten (10) Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth (5th) Business Day after notice thereof (provided, that if such written objection has not been received by the Servicer within such ten (10) Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given).

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer will implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten (10) Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within thirty (30) days after such disapproval. The Servicer will be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten (10) Business Days after its receipt thereof and (y) (1) the passage of sixty (60) days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b) Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or any other Section of the Servicing Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, or the Indenture Trustee, to any material claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from transferring the ownership of a Tower Site or the ownership of any of the direct or indirect equity interests of the Issuer or any of the Asset Entities (including by way of foreclosure on the equity interests of the Issuer or the direct or indirect equity interests of Asset Entities) if any Nonrecoverable Advance is outstanding and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Noteholders (taken as a whole).

The Controlling Class Representative shall not be liable to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Servicing Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative shall not be protected against any liability which would otherwise be imposed by reason of willful misconduct, gross negligence or reckless disregard of obligations or duties under the Servicing Agreement. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Class Representative may act solely in the interests of the Noteholders and Note Owners of the Controlling Class, that the Controlling Class Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes other than the Controlling Class, that the Controlling Class Representative may take actions that favor the interests of the Noteholders and Note Owners of the Controlling Class over the interests of the Noteholders and Note Owners of one or more other Classes of Notes, that the Controlling Class Representative will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misconduct by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 10.07 Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a) Subject to the provisions of Section 10.02, the Issuer covenants that if there is an Event of Default described in Section 10.01(a), the Issuer shall, pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the Outstanding Class Principal Balance of all Classes of Notes and interest, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including, but not limited to, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel and other amounts due and owing to the Indenture Trustee pursuant to Section 11.05.

(b) Subject to the provisions of Section 10.02 and Section 15.16, in case the Issuer shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer or other obligor upon such Notes and collect in the manner provided by law out of the property of the Issuer or other obligor upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c) Subject to the provisions of Section 15.16, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, in its discretion, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or any Indenture Supplement or by law.

(d) In case there shall be pending, relative to the Issuer or any other obligor upon the Notes, proceedings under any applicable federal, state or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or their property or such other obligor, or in case of any other comparable judicial Proceedings relative to the Issuer or other obligor upon the Notes, or to the creditors or property of the Issuer or such other obligor, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the

Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

(ii) unless prohibited by applicable law and regulations, to vote on behalf and at the direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuer, their creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e) Nothing contained in this Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f) Subject to the provisions of Section 15.16, all rights of action and of asserting claims under this Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the benefit of the Noteholders.

(g) In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture or any Indenture Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

Section 10.08 Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee may do one or more of the following (subject to Section 10.02, Section 10.09, and Section 15.16):

(i) institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer and any other obligor upon such Notes, this Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(ii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture or any Indenture Supplement with respect to the Trust Estate;

(iii) exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv) sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v) without notice to the Issuer, except as required by law and as otherwise provided in this Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi) demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee may determine in its sole discretion.

Section 10.09 Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee may, but need not, with the consent of Noteholders representing more than 50% of the aggregate Outstanding Class Principal Balance, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuer and the Noteholders that there be at all times sufficient funds for the payment of all Outstanding Obligations, including, but not limited to, the Outstanding Class Principal Balance of and interest on all Classes of Notes, and the Indenture Trustee shall take such desire into account when determining whether or not to maintain possession of the Trust Estate. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may, at the Issuer’s expense, but need not, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 10.10 Limitation of Suits. Subject to the provisions of Section 15.16, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) Noteholders by an Affirmative Direction have made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c) such Holder or Holders has offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e) no direction inconsistent with such written request has been given to the Indenture Trustee during such sixty (60) day period by Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Indenture or any Indenture Supplement, except in the manner provided in this Indenture.

In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the Outstanding Class Principal Balance of all Classes of Notes, the Indenture Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provisions of this Indenture or any Indenture Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 15.16.

Section 10.11 Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Indenture or any Indenture Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

Section 10.12 Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

Section 10.13 Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 10.14 Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

Section 10.15 Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Servicer must receive any reimbursement then due or payable in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 10.16 Undertaking for Costs. All parties to this Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as Indenture Trustee, the filing by any party litigant (other than the Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than the Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than the Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture or any Indenture Supplement.

Section 10.17 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, any Indenture Supplement or any Transaction Document; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that they shall not hinder, delay or impede the execution of any power granted in this Indenture to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 10.18 Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuer.

Section 10.19 Waiver. The Issuer hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Indenture or the Collateral. The Issuer acknowledges and agrees that ten (10) days prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuer within the meaning of the UCC.

ARTICLE XI

THE INDENTURE TRUSTEE

Section 11.01 Duties of Indenture Trustee.

(a) The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf) shall exercise such of the rights and powers vested in it by this Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. Any permissive right of the Indenture Trustee contained in this Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Indenture, any Indenture Supplement and any other Transaction Document, the Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Indenture, any Indenture Supplement or any other Transaction Document. If any such instrument is found not to conform on its face to the requirements of this Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuer, the Guarantor, the Asset Entities, Global Tower, LLC, the Servicer, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Indenture, any Indenture Supplement or any other Transaction Document. The Indenture Trustee shall not be responsible for recomputing, recalculating or verifying any information provided by the Servicer or Manager pertaining to any report, distribution statement or officer’s certificate.

(c) No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture or any Indenture Supplement and no implied covenants or obligations shall be read into this Indenture or any Indenture Supplement against the Indenture Trustee.

(ii) In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Indenture Supplement.

(iii) The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iv) The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Indenture or the direction of Noteholders entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

(v) The Indenture Trustee shall not be required to take notice or be deemed to have notice or be deemed to have notice or knowledge of any Event of Default or Servicer Termination Event (as defined in the Servicing Agreement) unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or Servicer Termination Event or (2) written notice of such Event of Default or Servicer Termination Event referring to the Notes, this Indenture and any Indenture Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Indenture and any Indenture Supplement. In the absence of receipt of such notice or actual knowledge, the Indenture Trustee may conclusively assume that there is no Event of Default or Servicer Termination Event.

(vi) Subject to the other provisions of this Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided herein or in any Indenture Supplement, or in its capacity as successor servicer, (A) to cause any recording, filing, or depositing of this Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Issuer, the Guarantor, the Asset Entities, Global Tower, LLC, the Servicer, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Indenture reasonably believed by the Indenture Trustee to be genuine and without error and to have been signed or presented by the proper party or parties (provided, however, the Indenture Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and any Asset Entity personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Collection Account (provided, that such assessment, charge, lien or encumbrance did not arise out of the Indenture Trustee’s willful misconduct, bad faith or negligence).

(vii) None of the provisions contained in this Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Indenture and the Servicing Agreement.

(viii) For as long as the Person that serves as the Indenture Trustee hereunder also serves as Note Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Indenture Trustee hereunder shall also be afforded to such Person in its capacity as Note Registrar, as the case may be.

(ix) If the same Person is acting in as Indenture Trustee and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d) The Indenture Trustee is hereby directed to execute and deliver any Transaction Document to which it is a party.

(e) The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Indenture or any Indenture Supplement.

(g) Every provision in this Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

Section 11.02 Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i) the Indenture Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii) the Indenture Trustee may consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Indenture Trustee, in its reasonable discretion; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv) the Indenture Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture on any Indenture Supplement;

(v) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require an indemnity satisfactory to the Indenture Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

(vi) except as contemplated by Section 11.06, the Indenture Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii) the Indenture Trustee may execute any of the trusts or powers vested in it by this Indenture or any Indenture Supplement and may perform any its duties hereunder, either directly or by or through agents, attorneys, or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, or custodian appointed by the Indenture Trustee with due care; provided, that the use of agents, attorneys, or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii) the Indenture Trustee shall not be responsible for any act or omission of the Servicer (unless, in the case of the Indenture Trustee, it is acting as Servicer); and

(ix) the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register.

(x) the rights, protections, immunities and indemnities afforded to the Indenture Trustee pursuant to this Indenture shall also be afforded to the Indenture Trustee under the other Transaction Documents.

Section 11.03 Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Indenture, any Indenture Supplement, any other Transaction Document or the Notes and (ii) shall not be accountable for the Issuer’s use of the proceeds from the Notes, or responsible for any statement of the Issuer in this Indenture, any Indenture Supplement, any other Transaction Document or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication.

Section 11.04 Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

Section 11.05 Fees and Expenses of Indenture Trustee; Indemnification of the Indenture Trustee.

(a) On each Payment Date, the Indenture Trustee shall withdraw from the Collection Account, out of general collections on the Notes on deposit therein, prior to any payments to be made therefrom to Noteholders on such date, and pay to itself all Indenture Trustee Fee earned in respect of the Notes through the end of the then most recently ended Interest Accrual Period as compensation for all services rendered by the Indenture Trustee, respectively, hereunder. The Indenture Trustee Fee shall accrue during each Interest Accrual Period at a rate of 0.009% per annum on the Outstanding Principal Balance of all the Notes as of the Payment Date that coincided with or immediately follows the first day of such Interest Accrual Period. The Indenture Trustee Fee shall be calculated on a 30/360 Basis.

(b) The Indenture Trustee and any of its affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the funds on deposit in the Collection Account for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Indenture, the Notes, (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement) or any act or omission of the Indenture Trustee relating to the exercise and performance of any of the rights and duties of the Indenture Trustee hereunder; provided, however, that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for any expense that constitutes (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any loss, liability, damage, claim or expense specifically required to be borne thereby pursuant to the terms of this Indenture or (3) any loss, liability, damage, claim or expense incurred by reason of any breach on the part of the Indenture Trustee of any of its representations, warranties or covenants contained herein or any willful misconduct, bad faith or negligence in the performance of, or reckless disregard of, such Person’s obligations and duties hereunder. Without limiting the foregoing, the Issuer agrees to indemnify and hold harmless the Indenture Trustee and its Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Collection Account. The Indenture Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after an Event of Default specified in Section 10.01(f) or Section 10.01(g), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a lien on the Collateral, as governed by this Indenture, to secure the obligations of the Issuer under this Section 11.05.

(c) Notwithstanding anything in this Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect, or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) This Section 11.05 shall survive the termination of this Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such termination, resignation or removal.

Section 11.06 Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer or any Asset Entity (unless the

Indenture Trustee is a successor servicer) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause PTE 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than “A2” from Moody’s and a short-term unsecured debt rating of no less than “P-1” from Moody’s (or such lower rating with respect to which the Indenture Trustee shall have received Rating Agency Confirmation from the Rating Agencies assigning such rating). The corporation, bank, trust company or association serving as Indenture Trustee may have normal banking and trust relationships with the Asset Entities, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, either Initial Purchaser, the Issuer and the Asset Entities or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

Section 11.07 Resignation and Removal of Indenture Trustee.

(a) The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less that sixty (60) days prior written notice thereof to the other parties to this Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Issuer shall use its best efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and to the Noteholders by the Issuer. If no successor indenture trustee shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b) If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuer or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuer by any Rating Agency) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by such Rating Agency (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), then the Issuer, or the Noteholders entitled to more than 50% of the Voting Rights, may remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and the Noteholders by the Issuer.

(c) The holders of Notes entitled to at least 51% of the Voting Rights may at any time (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuer, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07(c) shall be reimbursed to the removed Indenture Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee. A copy of such instrument shall be delivered to the other parties to this Indenture the Servicer and the remaining Noteholders by the successor indenture trustee so appointed.

(d) Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

Section 11.08 Successor Indenture Trustee.

(a) Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuer, the Servicer and its predecessor indenture trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor indenture trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as indenture trustee herein. The predecessor indenture trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuer, the Servicer and the predecessor indenture trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b) No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c) Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such indenture trustee hereunder to the Issuer, the Servicer and the Noteholders.

Section 11.09 Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.10 Appointment of Co-Indenture Trustee or Separate Indenture Trustee.

(a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate indenture trustee hereunder shall be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to holders of Notes of the appointment of co-indenture trustee(s) or separate indenture trustee(s) shall be required under Section 11.08.

(b) In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate indenture trustee or co-indenture trustee solely at the direction of the Indenture Trustee.

(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate indenture trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate indenture trustee or co-indenture trustee shall refer to this Indenture and the conditions of this Article XI. Each separate indenture trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Indenture and any Indenture Supplement, specifically including every provision of this Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d) Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible for any act or inaction of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e) The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

Section 11.11 Access to Certain Information.

(a) The Indenture Trustee shall afford to the Issuer, the Initial Purchasers, the Servicer, the Controlling Class Representative and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at Corporate Trust Office.

(b) The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuer, the Rating Agencies, and the Controlling Class Representative originals and/or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) this Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (ii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Closing Date and any amendments and exhibits thereto; (iii) all Indenture Trustee Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(d) since the Closing Date; and (iv) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act. The Indenture Trustee shall provide, or cause to be provided, or make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c) Upon reasonable advance notice and at the expense of any Noteholder, Note Owner or Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) the form of Indenture; (ii) the form of Management Agreement; (iii) this Indenture and any Indenture Supplement, as amended from time to time; (iv) all Indenture Trustee Reports; and (v) the most recent audited consolidated financial statements of the Issuer, the Asset Entities and the Guarantor; provided, that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit F as to the effect that (x) in the case of a Noteholder, such Person or entity will keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); (y) in the case of a Note Owner, such person or entity is a beneficial owner of Notes held in book-entry form and will keep such information confidential (except that such Note Owner may provide such information to any other Person or entity that holds or is contemplating the purchase of any Note or interest therein; provided that such other person or entity confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and (z) in the case of a Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein, such person or entity is a bona fide prospective purchaser of a Note or an interest therein, is requesting the information for use in evaluating a possible investment in Notes and will otherwise keep such information confidential.

(d) Based on information provided in the Servicing Report (based on information provided by the Manager) and delivered to the Indenture Trustee, the Indenture Trustee shall prepare and make available on each Payment Date to each Noteholder such report specifying the other payments made thereon (collectively, an “Indenture Trustee Report”) and shall also make available an electronic file detailing information regarding the performance of the Tower Sites to the extent such information is delivered to the Indenture Trustee by the Servicer. Until such time as Definitive Notes are issued in respect of the Book-Entry Notes, the foregoing information will be available to the Note Owners only to the extent that it can be obtained through DTC and the DTC Participants. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e) The Indenture Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Indenture.

ARTICLE XII

NOTEHOLDERS’ LISTS, REPORTS AND MEETINGS

Section 12.01 Issuer to Furnish Indenture Trustee Names and Addresses of Noteholders. The Issuer shall furnish or cause to be furnished, to the Indenture Trustee (a) not more than 3 Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within thirty (30) days after receipt by the Issuer of any such request, a list of similar form and content as of a date not more than ten (10) days prior to the time such list is furnished; provided, however, that the Issuer shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

Section 12.02 Preservation of Information; Communications to Noteholders. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

Section 12.03 Fiscal Year. Unless the Issuer otherwise determines (with the prior written consent of the Servicer), the fiscal year of the Issuer shall correspond to the calendar year.

Section 12.04 Voting by Noteholders.

(a) 100% of the Voting Rights will be allocated among the respective Classes of Notes according to the ratio of the Class Principal Balance of each Class of Notes to the Class Principal Balance of all Classes of Notes. Voting Rights allocated to a Class of Notes will be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuer or any of their Affiliates shall be deemed not to be Outstanding in determining Voting Rights.

(b) Except as otherwise provided in the Indenture or any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

Section 12.05 Communication by Noteholders with other Noteholders. Noteholders may communicate pursuant to Section 3.12(b) of the Trust Indenture Act of 1939, as amended, with other Noteholders with respect to their rights under this Indenture, any Indenture Supplement or the Notes. If any Noteholder makes written request to the Note Registrar, and such request states that such Noteholder desires to communicate with other Noteholders with respect to their rights under this Indenture or under the Notes and such request is accompanied by a copy of the communication that such Noteholder proposes to transmit, then the Note Registrar shall, within thirty (30) days after the receipt of such request, afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar (which list shall be current as of a date no earlier than 30 days prior to the Note Registrar’s receipt of such request). Every Noteholder, by receiving such access, acknowledges that neither the Note Registrar nor the Indenture Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder regardless of the source from which such information was derived.

ARTICLE XIII

INDENTURE SUPPLEMENTS

Section 13.01 Indenture Supplements without Consent of Noteholders. Without the consent of the Noteholders, but with the consent of the Issuer and the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into one or more indentures supplemental hereto at the expense of the party requesting such supplement or amendment, in form satisfactory to the Indenture Trustee for any of the following purposes:

(i) to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Indenture, any Indenture Supplement or the Notes or any provision in this Indenture or any Indenture Supplement or the Notes which is inconsistent with the Offering Memorandum;

(ii) to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee;

(iii) to modify this Indenture or any Indenture Supplement as required or made necessary by any change in applicable law;

(iv) to add to the covenants of the Issuer or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon the Issuer in this Indenture or any Indenture Supplement;

(v) to add any additional Events of Default;

(vi) to prevent the Issuer, the Noteholders or the Indenture Trustee from being subject to taxes (including, without limitation, withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments; or

(vii) to evidence and provide for the acceptance of appointment by a successor indenture trustee;

provided, however, the amendment of the Indenture or any Indenture Supplement will be prohibited unless (i) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such Indenture Supplement does not adversely affect in any material respect the interests of any Noteholder, or diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement (unless the Servicer has consented to such amendment) or any other Transaction Document, (ii) a Rating Agency Confirmation shall have been received with respect to such amendment and (iii) the Indenture Trustee shall have received an Opinion of Counsel (which opinion may contain similar assumptions and qualifications as are contained in the opinion of counsel with respect to the tax treatment of the Notes delivered on the Initial Closing Date) to the effect that such amendment will not (x) cause any of the Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3 or (y) cause the Issuer to be taxable as other than a partnership or disregarded entity for U.S. federal income tax purposes.

In addition without the consent of the Noteholders, the Indenture Trustee, when authorized by an Issuer Order, at any time and from time to time, may enter into any amendment (or provide its consent to any amendment) of any other Transaction Document in accordance with the terms of such Transaction Document provided that either (x) (i) the Indenture Trustee shall first have received a certificate of an Executive Officer of the Issuer to the effect that such amendment does not adversely affect in any material respect the interests of any Noteholder or (unless the Servicer has consented to such amendment) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document and (ii) a Rating Agency Confirmation shall have been received with respect to such amendment or (y) the Indenture Trustee shall have received the consent of the Noteholders as and to the same extent such consent would be required for an Indenture Supplement pursuant to Section 13.02 and the consent of the Servicer if the effect of any such amendment would be to diminish any rights or remedies or increase any liabilities or obligations of the Servicer under the Servicing Agreement or any other Transaction Document; provided that any consent by the Indenture Trustee required by the provisions of Section 9(j)(ii) of the limited liability company agreement of the Issuer or of the Guarantor shall require the prior direction of Noteholders representing more than 50% of the Voting Rights of all Notes voting as a single class.

Section 13.02 Indenture Supplements with Consent of Noteholders. The Issuer and the Indenture Trustee, when authorized by an Issuer Order, with a prior direction of Noteholders representing more than 50% of the Voting Rights of each Class of Notes adversely affected thereby and without prior notice to any other Noteholder, also may amend, supplement or modify this Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuer with any provision of this Indenture, any Indenture Supplement or the Notes; provided, however, that no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note affected thereby (including any tax consequences) and with respect to clause (viii) below, without the consent of the Servicer:

(i) change the Anticipated Repayment Date applicable to the Series or the Rated Final Payment Date applicable to the Series;

(ii) reduce the amounts required to be paid on the Notes on any Payment Date, the Anticipated Repayment Date or the Rated Final Payment Date;

(iii) change the place of payments on the Notes on any Payment Date, Anticipated Repayment Date or the Rated Final Payment Date;

(iv) change the coin or currency in which the principal of any Note or interest thereon is payable;

(v) impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi) reduce the percentage in principal balance of the outstanding principal balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii) change any obligation of the Issuer to maintain an office or agency in the places and for the purposes set forth in this Indenture;

(viii) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document;

(ix) modify the provisions of this Indenture or any Indenture Supplement governing the amount of principal, interest and Anticipated Repayment Date, the Rated Final Payment Date or any scheduled Payment Dates with respect to such payments; or

(x) permit the creation of any lien ranking prior to or on parity with the lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Indenture or any Indenture Supplement terminate the lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such.

In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively on a certificate of an Executive Officer of the Issuer.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed indenture supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Notwithstanding anything to the contrary in this Section 13.02, an Indenture Supplement entered into for the purpose of issuing Additional Notes the issuance of which complies with the terms of the Indenture shall not require the consent of any Noteholder.

Promptly after the execution by the Issuer and the Indenture Trustee of any indenture supplement pursuant to this Section 13.02, the Indenture Trustee shall mail to the Holders of the Notes and the Servicer a copy of such indenture supplement. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such indenture supplement.

Section 13.03 Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any indenture supplement permitted by this Article XIII or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such indenture supplement is authorized or permitted by this Indenture and that all conditions precedent to the execution and delivery of such indenture supplement have been satisfied. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer shall not, except as permitted by the Servicing Agreement), enter into any such indenture supplement that affects the Indenture Trustee’s (or with respect to the Servicer, the Servicer’s) own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 13.04 Effect of Indenture Supplement. Upon the execution of any indenture supplement pursuant to the provisions hereof, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture of the Indenture Trustee, the Servicer, the Issuer and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such indenture supplement shall be and be deemed to be part of the terms and conditions of this Indenture and any Indenture Supplement for any and all purposes.

Section 13.05 Reference in Notes to Indenture Supplements. Notes authenticated and delivered after the execution of any indenture supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such indenture supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Issuer, to any such indenture supplement may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

PLEDGE OF OTHER COMPANY COLLATERAL

Section 14.01 Grant of Security Interest/UCC Collateral. Each Obligor hereby grants to the Indenture Trustee a security interest in and to all of their fixtures (as defined in the UCC) and personal property whether now owned or hereafter acquired and wherever located (including, but not limited to the following: (i) equipment (as defined in the UCC), all parts thereof and all accessions thereto, including but not limited to machinery, towers, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock, (ii) fixtures, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures (including, without limitation, proceeds which constitute property of the types described herein), (iii) accounts (as defined in the UCC), (iv) inventory (as defined in the UCC), (v) general intangibles (as defined in the UCC) (other than Site Management Agreements), (vi) investment property (as defined in the UCC), (vii) deposit accounts (as defined in the UCC), (viii) chattel paper (as defined in the UCC), (ix) instruments (as defined in the UCC), (x) Site Management Agreements (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent under such Site Management Agreements), and the proceeds of the foregoing (collectively, the “Other Company Collateral”), as security for payment and performance of all of the Obligations hereunder. The Issuer and the Asset Entities hereby authorize the Indenture Trustee to file such financing statements as the Indenture Trustee shall deem reasonably necessary to perfect the Indenture Trustee’s interest in the Other Company Collateral. The Issuer and the Asset Entities authorize the Indenture Trustee to use the collateral description “all personal property” in any such financing statements. The Issuer and the Asset Entities hereby ratify and authorize the filing by the Indenture Trustee of any financing statement with respect to the Other Company Collateral made prior to the date hereof. Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee shall have all rights and remedies pertaining to the Other Company Collateral as are provided for in any of the Transaction Documents or under any applicable law including, without limitation of the Indenture Trustee’s rights of enforcement with respect to the Other Company Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Company Collateral or any part thereof under the UCC (or under the Uniform Commercial Code in force in any other state to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(a) The Indenture Trustee may enter upon the premises of an Obligor to take possession of, assemble and collect the Other Company Collateral or to render it unusable.

(b) The Indenture Trustee may require an Obligor to assemble the Other Company Collateral and make it available at a place the Indenture Trustee designates which is mutually convenient to allow the Indenture Trustee to take possession or dispose of the Other Company Collateral.

(c) Written notice mailed to the Issuer as provided herein at least 5 days prior to the date of public sale of the Other Company Collateral or prior to the date after which private sale of the Other Company Collateral will be made shall constitute reasonable notice.

(d) In the event of a foreclosure sale, the Other Company Collateral and the other Collateral may, at the option of the Indenture Trustee, be sold as a whole.

(e) It shall not be necessary that the Indenture Trustee take possession of the Other Company Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Company Collateral or any part thereof be present at the location of such sale.

(f) Prior to application of proceeds of disposition of the Other Company Collateral to the Obligations, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Indenture Trustee.

(g) Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Indenture Trustee having declared all of such indebtedness to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Indenture Trustee, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(h) The Indenture Trustee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Indenture Trustee, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Indenture Trustee.

ARTICLE XV

MISCELLANEOUS

Section 15.01 Compliance Certificates and Opinions, etc. Upon any application or request by the Issuer to the Indenture Trustee or Servicer to take any action under any provision of this Indenture, any Indenture Supplement or any Transaction Document, the Issuer shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture, any Indenture Supplement, or any Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, and (iii) if applicable, an Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 15.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuer with respect to compliance with a condition or covenant provided for in this Indenture, or any Indenture Supplement or any other Transaction Document shall include:

(i) a statement that each signatory of such certificate or opinion has read or has caused to be read such covenant or condition and the definitions in this Indenture, in any Indenture Supplement or any other Transaction Document relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of each such signatory, such signatory has made such examination or investigation as is necessary to enable such signatory to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether, in the opinion of each such signatory, such condition or covenant has been complied with.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from any Issuer, Asset Entity, Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee and the Servicer shall be entitled to rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

Section 15.02 Form of Documents Delivered to Indenture Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an Authorized Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer, stating that the information with respect to such factual matters is in the possession of the Issuer, unless such officer or officers of the Issuer or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d) Whenever in this Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuer and/or the Asset Entities shall deliver any document as a condition of the granting of such application, or as evidence of the Issuer’s and/or the Asset Entities’ compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuer and/or the Asset Entities to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

Section 15.03 Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Indenture or in any Indenture Supplement such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments

(and the action embodied in this Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture or any Indenture Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 15.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c) The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuer shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer’s discretion. If not set by the Issuer prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date thirty (30) days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Noteholder entitled hereunder or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

Section 15.04 Notices; Copies of Notices and Other Information.

(a) Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i) the Indenture Trustee by any Noteholder or by the Issuer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii) the Issuer by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by facsimile to the Issuer addressed to: GTP Acquisition Partners I, LLC, 750 Park of Commerce Blvd, Suite 300, Boca Raton, FL 33487, Attention: Shawn R. Ruben or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer. The Issuer shall promptly transmit any notice received by them from the Noteholders to the Indenture Trustee and Servicer.

(b) Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Note Registrar and the Servicer; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c) Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuer, GTP Holdco I, LLC, or the Asset Entities hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer; provided, however, that only one notice or copy of such reports, certificates, schedules, or other information required to be given to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Servicer.

(d) Notices required to be given to the Rating Agencies by the Issuer and/or the Asset Entities or the Indenture Trustee shall be in writing, personally delivered, faxed, mailed by certified mail or e-mailed to the addresses specified in the Series Supplement for any Series of Notes.

Section 15.05 Notices to Noteholders; Waiver.

(a) Where this Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Indenture or in any Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at his address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Indenture shall conclusively be presumed to have been duly given.

(b) Where this Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c) In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d) Where this Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

Section 15.06 Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Indenture, in any Indenture Supplement or in any other Transaction Document.

Section 15.07 Effect of Headings and Table of Contents. The Article and Section headings in this Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

Section 15.08 Successors and Assigns. All covenants and agreements in this Indenture, any Indenture Supplement and the Notes by the Obligors shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Indenture and any Indenture Supplement shall bind its successors, co-trustees and agents.

Section 15.09 Severability. In case any provision in this Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.10 Benefits of Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Indenture or any Indenture Supplement.

Section 15.11 Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

Section 15.12 Governing Law. THIS INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OBLIGOR IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

Section 15.13 Counterparts. This Indenture and any Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

Section 15.14 Recording of Indenture. If this Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuer and at its expense.

Section 15.15 Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith, under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in the Issuer or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Section 15.16 No Petition. The Indenture Trustee, by entering into this Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder will at any time institute against the Issuer and/or the Asset Entities or the Guarantor, or join in any institution against the Issuer and/or the Asset Entities or the Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Indenture, any such Indenture Supplement or any of the Transaction Documents.

Section 15.17 Extinguishment of Obligations. Notwithstanding anything to the contrary in this Indenture or any Indenture Supplement, all obligations of the Issuer hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuer, the Guarantor and the Asset Entities have no assets (which shall include claims that may be asserted by the Issuer, the Guarantor and the Asset Entities with respect to contractual obligations of third parties to the Issuer, the Guarantor and the Asset Entities but which shall not include the proceeds of the issue of their shares in respect of the Closing Date). No further claims may be brought against any of the Issuer’s directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

Section 15.18 Inspection. The Issuer agrees that, with reasonable prior notice, Issuer and the Asset Entities will permit any representative of the Indenture Trustee or the Servicer, during the Issuer’s and Asset Entities’ normal business hours, to examine all the books of account, records, reports and other papers of the Issuer and the Asset Entities, to make copies and extracts therefrom, to cause such books to be audited by Independent certified public accountants, and that the Issuer and the Asset Entities will discuss their affairs, finances and accounts with their officers, employees, and Independent certified public accountants, all at such reasonable times and as often as may be reasonably requested.

Section 15.19 Excluded Tower Sites. Nothing contained in this Indenture or any other Transaction Document shall prohibit Holdings or any subsidiary or Affiliate of Holdings (other than the Guarantor or an Obligor) from owning and managing wireless communications towers that are not Tower Sites and are consequently not included as Collateral (such sites, “Excluded Tower Sites”). If Excluded Tower Sites are acquired after the Initial Closing Date by Holdings or a non-Asset Entity subsidiary or non-Obligor subsidiary and such entity proposes to enter into a lease of the related site space with a party that is also a Tenant under a Tenant Lease, such new lease will be separate from and independent of any Tenant Lease between such party and an Asset Entity.

Section 15.20 Waiver of Immunities. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Issuer hereby irrevocably waives such immunity in respect of their obligations under this Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

Section 15.21 Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Indenture or any Indenture Supplement against the Issuer (other than the Collateral) or against the Indenture Trustee, the Servicer or any Agents or Affiliates thereof.

Section 15.22 Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Indenture (including any exhibits to this Indenture and to any Indenture Supplement). Any references in this Indenture and in any Indenture Supplement (and in the exhibits to this Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

Section 15.23 Appointment of Servicer. The Issuer hereby consents to the appointment of Midland Loan Services, Inc. to act as Servicer.

Section 15.24 Agreed Upon Tax Treatment. By purchasing the Notes, each Holder will agree to treat the Notes as debt for all United States tax purposes.

Section 15.25 Tax Forms. The Holder by its acceptance of its Note, agrees that it shall timely furnish the Issuer or its agents any U.S. federal income tax form or certification (such as IRS Form W-8BEN (Certification of Foreign Status of as Beneficial Owner), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms) that the Issuer or its agents may reasonably request and shall update or replace such form or certification in accordance with its terms or its subsequent amendments. It agrees to provide any certification or information that is reasonably requested by the Issuer or its agents (a) to permit the Issuer to make payments to it without, or at a reduced rate of, withholding, (b) to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets, or (c) to determine and/or satisfy its duties and liabilities with respect to any taxes or other charges that it may be required to pay, deduct or withhold from payments in respect of the Notes or the Holder of such Notes under any present or future law or regulation by any jurisdiction or taxing authority therein or to comply with any reporting or other requirements under any law or regulation.

ARTICLE XVI

GUARANTEES

Section 16.01 Guarantees. Each Asset Entity hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Indenture Trustee and the Servicer and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and the other Asset Entities under this Indenture and the Notes and each other Transaction Document and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer and the other Asset Entities under this Indenture and the Notes and all other Transaction Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Asset Entity waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Asset Entity waives notice of any default under the Notes or the other

Guaranteed Obligations. The obligations of each Asset Entity hereunder shall not be affected by (a) the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any right or remedy under the Transaction Documents against any other Obligor or any other Person or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other Transaction Document; (d) the release of any security held by any Holder or the Indenture Trustee for the Obligations or any of them; or (e) the failure of any Holder or the Indenture Trustee or the Servicer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

Each Asset Entity further agrees that its guaranty herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Indenture Trustee or the Servicer to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth herein, the obligations of each Asset Entity hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Asset Entity herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Indenture Trustee or the Servicer to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Asset Entity or would otherwise operate as a discharge of such Asset Entity as a matter of law or equity.

Each Asset Entity further agrees that its guaranty herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Indenture Trustee or the Servicer upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Indenture Trustee or the Servicer has at law or in equity against any Asset Entity by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Asset Entity hereby promises to and shall, upon receipt of written demand by the Indenture Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Indenture Trustee or the Servicer, as the case may be, an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Obligations and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Indenture Trustee and the Servicer.

Each Asset Entity also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Indenture Trustee or the Servicer in enforcing any rights under this Section.

Notwithstanding any payment made by any Asset Entity hereunder, such Asset Entity shall not be entitled to be subrogated to any of the rights of the Indenture Trustee against the Obligors or any collateral security or guarantee or right of offset held by the Indenture Trustee for the payment of the Obligations, nor shall the Asset Entity seek or be entitled to seek any contribution or reimbursement from the Obligors in respect of payments made by the Asset Entity hereunder, until the Obligations are paid in full. If any amount shall be paid to an Asset Entity on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Asset Entity in trust for the Indenture Trustee, segregated from other funds of such Asset Entity, and shall, forthwith upon receipt by such Asset Entity, be turned over to the Indenture Trustee in the exact form received by such Asset Entity (duly indorsed by such Asset Entity to the Indenture Trustee, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Indenture Trustee may determine.

Section 16.02 Limitation on Liability. Any term or provision of this Indenture to the contrary, the maximum, aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Asset Entity shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Asset Entity, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 16.03 Successors and Assigns. Subject to Section 16.06, this Article XVI shall be binding upon each Asset Entity and its successors and assigns and shall inure to the benefit of the successors and assigns of the Indenture Trustee, the Servicer and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Indenture Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 16.04 No Waiver. Neither a failure nor a delay on the part of either the Indenture Trustee, the Servicer or the Holders in exercising any right, power or privilege under this Article XVI shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Indenture Trustee, the Servicer and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XVI at law, in equity, by statute or otherwise.

Section 16.05 Modification. No modification, amendment or waiver of any provision of this Article XVI, nor the consent to any departure by any Asset Entity therefrom, shall in any event be effective unless the same shall be in writing and signed by the Indenture Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Asset Entity in any case shall entitle such Asset Entity to any other or further notice or demand in the same, similar or other circumstances.

Section 16.06 Release of Asset Entity. Upon the sale or other disposition (including by way of consolidation or merger) of an Asset Entity that is permitted hereunder (each case other than to the Issuer or another Asset Entity), such Asset Entity shall be deemed released from all obligations under this Article XVI without any further action required on the part of the Indenture Trustee or any Holder. At the request of the Issuer, the Indenture Trustee shall execute and deliver an appropriate instrument evidencing such release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

GTP ACQUISITION PARTNERS I, LLC, as Issuer

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

ACC TOWER SUB, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

DCS TOWER SUB, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP SOUTH ACQUISITIONS II, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP ACQUISITION PARTNERS II, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP ACQUISITION PARTNERS III, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP INFRASTRUCTURE I, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP INFRASTRUCTURE II, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP INFRASTRUCTURE III, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP INFRASTRUCTURE ISSUER, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

GTP TOWERS VIII, LLC, as Obligor

By:	/S/ MARC C. GANZI
Name:	Marc C. Ganzi
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:	/S/ ALAN TEREZIAN
Name:	Alan Terezian
Title:	Vice President